Exhibit 99.2
Item 6. Selected Financial Data.
     The following table sets forth selected financial and operating information on a historical basis for CRLP for each of the five years ended December 31, 2008. The following information should be read together with our consolidated financial statements and notes thereto included in Item 8.. As discussed on page 2 of this Current Report on Form 8-K, CRLP adopted SFAS No. 160 and FSP EITF 03-6-1. These pronouncements required retrospective application and are reflected in all periods presented in the table below. We also had discontinued operations in the period ended March 31, 2009, which have been retrospectively adjusted to all applicable periods presented in the table below. Finally, we had changes to our reportable segments, which have been retrospectively adjusted in the related footnotes to the consolidated financial statements. Our historical results may not be indicative of future results due, among other things, to our strategic initiative of being a multifamily-focused REIT and our current decision to accelerate the disposal of our for-sale residential assets and land held for future for-sale residential and mixed-use developments, and to postpone future development activities (including previously identified future development projects) until we determine that the current economic environment has sufficiently improved, as discussed further under Item 7 – “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy and Outlook” (see Note 1 — Organization and Basis of Presentation in our Notes to Consolidated Financial Statements contained in Item 8).
COLONIAL REALTY LIMITED PARTNERSHIP
SELECTED FINANCIAL INFORMATION

	(as adjusted)
(in thousands, except per unit data)	2008	2007	2006	2005	2004

OPERATING DATA

Total revenue	$344,409	$422,464	$465,234	$380,587	$231,800
Expenses:
Depreciation and amortization	104,713	119,247	143,549	150,328	67,260
Impairment charges	93,100	44,129	1,600	—	—
Other operating	184,200	228,892	222,546	159,096	95,717
Income from operations	(37,604)	30,196	97,539	71,163	68,822
Interest expense and debt cost amortization	75,153	92,475	121,416	118,063	67,618
Interest income	2,776	7,591	7,754	4,354	1,046
Gains from sales of property	5,765	29,524	66,794	105,608	4,748
Other income, net	29,083	5,906	39,528	4,431	8,227
(Loss) income from continuing operations	(75,133)	(19,258)	90,199	67,493	15,225
Income from discontinued operations	24,610	101,270	164,490	221,806	62,370
Distributions to preferred unitholders	16,024	20,689	28,152	29,641	22,274

Net (loss) income available to common unitholders	(66,654)	55,639	222,584	253,828	55,039

Per unit — basic:
(Loss) income from continuing operations	$(1.63)	$(0.85)	$1.07	$(0.67)	$(0.19)
Income from discontinued operations	0.44	1.73	2.87	5.83	1.65

Net income per unit — basic	$(1.19)	$0.88	$3.94	$5.16	$1.46

Per unit — diluted:
(Loss) income from continuing operations	$(1.63)	$(0.85)	$1.06	$(0.66)	$(0.19)
Income from discontinued operations	0.44	1.73	2.85	5.77	1.63

Net income per unit — diluted	$(1.19)	$0.88	$3.91	$5.11	$1.44

Distributions per unit (1)	$1.75	$2.75	$2.72	$2.70	$2.68

BALANCE SHEET DATA

Land, buildings and equipment, net	$2,665,698	$2,394,587	$3,562,951	$3,888,927	$2,426,379
Total assets	3,154,501	3,229,637	4,431,774	4,499,227	2,801,324
Total long-term liabilities	1,762,019	1,641,839	2,397,906	2,494,350	1,855,787

OTHER DATA

Total properties (at end of year)	192	200	223	261	153

(1)	Includes a special distribution paid of $0.21 per unit during the second quarter of 2007(see Note 2 to our Notes to Consolidated Financial Statements included in Item 8).

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together except as otherwise noted, with the consolidated financial statements of CRLP and notes thereto contained in Item 8.
General
     As described above, under Item 1 — “Business-Business Strategy”, in June and July 2007, we completed our strategic initiative to become a multifamily focused REIT.
     We are the operating partnership of the Trust, our general partner, which is a publically traded, multifamily-focused REIT that owns, develops and operates multifamily communities primarily located in the Sunbelt region of the United States. Also, we create additional value for our unitholders by managing commercial assets through joint venture investments and pursuing development opportunities. The Trust is a fully-integrated real estate company, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily communities and other commercial real estate properties. The Trust’s assets are owned by, and substantially all of its business is conducted through, us and our subsidiaries and other affiliates. The Trust holds approximately 84.6% of the interests in us.
     As of December 31, 2008, we owned or maintained a partial ownership in 116 multifamily apartment communities containing a total of 35,504 apartment units (consisting of 103 wholly-owned consolidated properties and 13 properties partially-owned through unconsolidated joint venture entities aggregating 31,258 and 4,246 units, respectively), 76 commercial properties, consisting of 48 office properties containing a total of approximately 16.2 million square feet of office space (consisting of three wholly-owned consolidated properties and 45 properties partially-owned through unconsolidated joint-venture entities aggregating 0.5 and 15.7 million square feet, respectively) and 28 retail properties containing a total of approximately 5.4 million square feet of retail space, excluding anchor-owned square-footage (consisting of six wholly-owned properties and 22 properties partially-owned through unconsolidated joint venture entities aggregating 1.2 million and 4.2 million square feet, respectively), and certain parcels of land adjacent to or near certain of these properties. As of December 31, 2008, consolidated multifamily, office and retail properties that had achieved stabilized occupancy (which occurs once a property has attained 93% physical occupancy) were 94.1%, 89.7% and 91.8% leased, respectively.
     As a lessor, the majority of our revenue is derived from residents and tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our residents and tenants, and the ability of these residents and tenants to make their rental payments. We also receive third-party management fees generated from third-party management agreements related to management of properties held in joint ventures.
Business Strategy and Outlook
     We continue to experience a global financial and economic crisis, which has included, among other things, significant reductions and disruptions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or volatility in equity values worldwide, and concerns that the weakening U.S. and worldwide economies may enter into a prolonged recessionary period. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing even for companies who are otherwise qualified to obtain financing. In addition, the weakening economy and mounting job losses in the U.S., and the slowdown in the overall U.S. housing market, resulting in increased supply, have led to deterioration in the multifamily market. The turmoil in the credit and capital markets, continuing job losses and our expectation that the economy will to continue to remain weak or weaken further before we see any improvements have caused us to recalibrate our business plan.
     Our outlook for 2009 reflects a challenging year. We have renewed our focus on liquidity, maintaining a strong balance sheet, addressing our near term debt maturities, managing our existing properties and operating our portfolio efficiently and reducing our overhead.  To help implement our plans to strengthen the balance sheet and deleverage the company, the Board of Trustees of the Trust decided to accelerate plans to dispose of our for-sale residential assets including condominium conversions and land held for future sale and for-sale residential and mixed-use developments. We also significantly reduced our development pipeline during 2008, including postponing future development activities until we determine that the current economic environment has sufficiently improved. As a result of these decisions, as discussed further below, we incurred a non-cash impairment charge of $116.9 million during the fourth quarter of 2008.
     As discussed further below, in light of recent Internal Revenue procedure changes, the Board of Trustees of the Trust is currently considering paying future distributions to its shareholders, beginning in May 2009, in a combination of common shares and cash. No decisions have been made at this time as to the manner in which distributions will be paid to unitholders in the event Trust shareholders receive distributions in cash and stock. This alternative dividend structure is intended to allow us to retain additional capital, thereby strengthening our balance sheet. However, the Board of Trustees of the Trust reserves the right to pay any future distribution entirely in cash. We also intend to look for opportunities to repurchase our additional outstanding unsecured senior notes and the Trust intends to look for opportunities to repurchase its Series D preferred depositary shares, in each case at appropriate prices and as circumstances warrant. Upon any repurchase of Series D preferred depository shares by the Trust, we will repurchase a number of Series D Cumulative Redeemable Preferred Units corresponding to the number of 8 1/8% Series D Cumulative Redeemable Preferred Shares represented by the repurchased Series D preferred depository shares. These actions are intended to streamline the business and allow us to further concentrate on our multifamily strategy.
     We believe that our business strategy, the availability of borrowings under our credit facilities, combined with limited debt maturities in 2009, the number of unencumbered properties in our multifamily portfolio and the additional financing through Fannie Mae expected to be obtained in the first quarter of 2009, has us positioned to work through this challenging economic environment. As of December 31, 2008, we were in compliance with all of our financial covenants. Our current projections indicate that we will be able to operate in compliance with these covenants in 2009 and beyond. However, if the real estate market continues to decline, if we fail to meet our operational budget, and/or if we are unable to successfully execute our plans as further described below, we could violate these covenants, and as a result may be subject to higher finance costs and fees and/or accelerated maturities. As mentioned elsewhere herein, we have adopted a plan which focuses on lowering leverage and increasing financial flexibility.
     We intend to prudently manage and minimize discretionary operating and capital expenditures and raise the necessary debt and equity capital to maximize liquidity, repay outstanding borrowings as they mature and comply with financial covenants in 2009. As mentioned previously, we also intend to raise additional capital through the issuance of collateralized financings of up to $500 million through Fannie Mae and/or Freddie Mac and asset sales. In addition, and as the market allows, we may contemplate strategically repurchasing our publicly traded unsecured debt at a discount to par and may consider paying a portion of the Trust’s 2009 quarterly dividends with common shares, both of which should result in improvement of our financial covenant ratios.
     We believe we have reasonably projected our 2009 operations for financial covenant purposes, as well as considered other viable alternatives and contingencies to address our objectives of reducing leverage and continuing to comply with our covenants. However, the current volatility in the real estate market renders it at least possible that we may not be able to remain compliant with our covenants in 2009.
Executive Summary of Results of Operations
     The following discussion of results of operations should be read in conjunction with the Consolidated Statements of Operations and Comprehensive Income (Loss) and the Operating Results Summary included below.
     For the year ended December 31, 2008, we reported a net loss to common unitholders of $(66.7) million, or $(1.19) per unit, compared with net income of $55.6 million, or $0.88 per diluted unit, for the same period in 2007. In addition to our results from operations, results for the 2008 period include a non-cash impairment charge of $116.9 million ($91.4 million included in continuing operations, $25.5 million included in discontinued operations) related to certain of our for-sale residential properties and land held for future sale and for-sale and mixed-use development and one retail development property, $16.0 million of gains from the repurchase of unsecured senior notes, $49.9 million of gains from the disposition of assets, and the write-off of $4.4 million of abandoned pursuit costs.
     In addition to the foregoing, the other principal factors that influenced our operating results for 2008 are as follows:
•	We sold six wholly-owned multifamily apartment communities and our interest in seven partially-owned multifamily apartment communities for an aggregate sales price of $155.4 million;

•	We sold one wholly-owned commercial asset and our interest in two partially-owned commercial assets for gross proceeds of $46.8 million;

•	We completed the development of eight multifamily properties consisting of 1,780 apartment homes;

•	The multifamily portfolio experienced only modest growth during the year ended 2008 compared to the same period in 2007. Continued weakening in the economy and mounting job losses in the U.S., as well as the downturn in the overall U.S. housing market, has resulted in increased supply and led to deterioration in the multifamily market. As a result, for 2008, we have experienced greater pricing pressure, which in turn, has slowed our rental rate growth. Results for the year ended 2008 were driven by growth in Austin and Dallas/Fort Worth, Texas; Raleigh and Charlotte, North Carolina; Richmond, Virginia; and Huntsville and Birmingham, Alabama. During the last half of

2008, we have experienced slower traffic trends and job losses in our markets, which led to declining growth trends that we expect to continue in 2009;

•	Operating revenues and expenses associated with our commercial assets decreased primarily due to:
o	the commercial joint venture transactions that were consummated during June 2007; and

o	the outright sale of 16 retail assets during 2007;
•	We repurchased $195.0 million of unsecured senior notes in separate transactions at an average of discount of 9.1% to par value. We recognized an aggregate gain of approximately $16.0 million from these transactions, net of issuance costs;

•	The Trust repurchased 988,750 of its outstanding 8 1/8% Series D Preferred depositary shares for an aggregate purchase price of $24.0 million at a 3% discount to the liquidation preference price. In connection therewith, we repurchased a number of Series D Cumulative Redeemable Preferred Units corresponding to the number of 8 1/8% Series D Cumulative Redeemable Preferred Shares represented by the repurchased Series D preferred depository shares. Net of non-cash issuance costs written off, the impact of these transactions on net income was minimal; and

•	We experienced a $17.3 million reduction in interest expense primarily as a result of property dispositions.
Additionally, our multifamily portfolio physical occupancy for consolidated properties was 94.1%, 96.0% and 95.5% for the years ended December 31, 2008, 2007 and 2006.
Operating Results Summary
     The following operating results summary is provided for reference purposes and is intended to be read in conjunction with the narrative discussion. This information is presented to correspond with the manner in which we analyze our operating results.

	(as adjusted)
	For the Years Ended December 31,			Variance
(amounts in thousands)	2008	2007	2006	2008 v 2007	2007 v 2006
Revenues:
Minimum rent	$275,875	$318,554	$362,297	$(42,679)	$(43,743)
Minimum rent from affiliates	96	1,153	2,547	(1,057)	(1,394)
Percentage rent	419	917	957	(498)	(40)
Tenant recoveries	4,249	11,484	22,438	(7,235)	(10,954)
Other property related revenue	35,304	32,563	29,797	2,741	2,766
Construction revenues	10,137	38,448	30,484	(28,311)	7,964
Other non-property related revenues	18,329	19,345	16,714	(1,016)	2,631

Total revenue	344,409	422,464	465,234	(78,055)	(42,770)

Expenses:
Property operating expenses	84,133	92,432	99,582	(8,299)	(7,150)
Taxes, licenses and insurance	38,383	43,886	48,230	(5,503)	(4,344)
Construction expenses	9,530	34,546	29,411	(25,016)	5,135
Property management expenses	8,426	12,178	12,546	(3,752)	(368)
General and administrative expenses	23,189	25,650	20,013	(2,461)	5,637
Management fee and other expense	15,153	15,665	11,754	(512)	3,911
Restructuring charges	1,028	3,019	—	(1,991)	3,019
Investment and development	4,358	1,516	1,010	2,842	506
Depreciation & amortization	104,713	119,247	143,549	(14,534)	(24,302)
Impairment and other losses	93,100	44,129	1,600	48,971	42,529

Total operating expenses	382,013	392,268	367,695	(10,255)	24,573

(Loss) income from operations	(37,604)	30,196	97,539	(67,800)	(67,343)

Other income (expense):
Interest expense and debt cost amortization	(75,153)	(92,475)	(121,416)	17,322	28,941
Gains (losses) on retirement of debt	15,951	(10,363)	(641)	26,314	(9,722)
Interest income	2,776	7,591	7,754	(4,815)	(163)
Income from partially-owned unconsolidated entities	12,516	11,207	34,823	1,309	(23,616)
(Loses) gains from hedging activities	(385)	345	5,535	(730)	(5,190)
Gains from sales of property, net of income taxes	5,765	29,524	66,794	(23,759)	(37,270)
Transaction costs	—	(11,026)	—	11,026	(11,026)
Income taxes and other	1,001	15,743	(189)	(14,742)	15,932

Total other income (expense)	(37,529)	(49,454)	(7,340)	11,925	(42,114)

(Loss) income from continuing operations	(75,133)	(19,258)	90,199	(55,875)	(109,457)
Income from discontinued operations	24,610	101,270	164,490	(76,660)	(63,220)

Net (loss) income	(50,523)	82,012	254,689	(132,535)	(172,677)

Noncontrolling interest:
Noncontrolling interest of limited parters - continuing operations	(531)	(2,084)	766	1,553	(2,850)
Noncontrolling interest of limited parters - discontinued operations	451	(3,240)	(2,591)	3,691	(649)

Income attributable to noncontrolling interest	(80)	(5,324)	(1,825)	5,244	(3,499)

Net (loss) income attributable to CRLP	(50,603)	76,688	252,864	(127,291)	(176,176)

Distributions to limited partner preferred unitholders	(7,251)	(7,250)	(7,250)	(1)	—
Distributions to general partner preferred unitholders	(8,773)	(13,439)	(20,902)	4,666	7,463
Preferred share issuance costs write-off, net of discount	(27)	(360)	(2,128)	333	1,768

Net (loss) income available to common unitholders	$(66,654)	$55,639	$222,584	$(122,293)	$(166,945)

Net income available to common unitholders allocated to limited partners	11,225	(10,099)	(42,135)	21,324	32,036

Net (loss) income available to common unitholders allocated to general partner	$(55,429)	$45,540	$180,449	$(100,969)	$(134,909)

Operating Results – 2008 compared to 2007
Minimum rent
     Minimum rent for the year ended December 31, 2008 was $276.0 million, a decrease of $43.7 million from the comparable prior year period. The decline in minimum rent was attributable to a decrease of approximately $58.0 million due to a reduced number of consolidated commercial properties in 2008 resulting from the commercial joint venture transactions that closed during 2007. This decrease was offset by increases in multifamily rental revenues of $14.6 million, of which $7.0 million is due to development projects placed into service, $4.7 million due to new property acquisitions and approximately $1.5 million as a result of increased rental revenues related to condominium projects placed into the rental pool, which were previously for-sale residential development properties.
Tenant recoveries
     Tenant recoveries for the year ended December 31, 2008 was $4.2 million, a decrease of $7.2 million from the comparable prior year period as a result of a decrease in the number of consolidated commercial properties in 2008 resulting from the commercial joint venture transactions that closed during 2007.
Other property related revenue
     Other property related revenue for the year ended December 31, 2008 was $35.3 million, an increase of $2.7 million from the comparable prior year period as a result of an increase in multifamily cable revenue of $2.5 million and other ancillary income of $3.2 million. This increase was partially offset by approximately $3.5 million due to a reduced number of consolidated commercial properties in 2008 resulting from the commercial joint venture transactions that closed during 2007.
Construction activities
     Revenues and expenses from construction activities for the year ended December 31, 2008 decreased approximately $28.3 million and $25.0 million, respectively, from the comparable prior year period as a result of a decrease in construction activity year over year.
Other non-property related revenues
     Other non-property related revenues, which consist primarily of management fees, development fees, and other miscellaneous fees decreased $1.0 million for the year ended December 31, 2008 as compared to the same period in 2007. Management and development fees increased $1.1 million in 2008 as we began to recognize fees in the third quarter of 2007 following the commercial joint venture transactions that closed in June 2007. The increase in fees was offset by a $1.5 million reserve related to a note receivable.
Property operating expenses
     Property operating expenses for the year ended December 31, 2008 were $84.1 million, a decrease of $8.3 million from the comparable prior year period. The decline in property operating expenses was attributable to a decrease of approximately $15.0 million as a result of the commercial joint venture dispositions in 2007, offset by increased multifamily property operating expenses of approximately $5.9 million primarily related to condominium projects placed into the rental pool, development projects placed into service and increases in cable television expenses related to our cable ancillary income program. In addition, operating expenses increased approximately $1.0 million related new property acquisitions.
Taxes, licenses and insurance
     Taxes, licenses and insurance expenses for the year ended December 31, 2008 were $38.4 million, a decrease of $5.5 million from the comparable prior year period. The decline was attributable to a decrease of approximately $6.8 million as a result of the disposition of the commercial joint venture transactions that closed during 2007, partially offset by increased multifamily property tax expenses of $1.4 million primarily related to condominium projects placed into the rental pool and development projects placed into service.
Property management expenses
     Property management expenses consist of regional supervision and accounting costs related to property operations. These expenses for the year ended December 31, 2008 were $8.4 million, a decrease of $3.8 million from the comparable prior year period. The decrease was primarily due to an overall decrease in management compensation following completion of our 2007 strategic transactions.
General and administrative expenses
     General and administrative expenses for the year ended December 31, 2008 were $23.2 million, a decrease of $2.5 million from the comparable prior year period. The decrease was primarily due to a $1.4 million charge associated with the termination of our pension plan recorded during 2007 and a reduction in salary expenses as a result of our 2007 strategic transactions.
Management fee and other expenses
     Management fee and other expenses consist of property management and other services provided to third parties. These expenses for the year ended December 31, 2008 were $15.2 million, a decrease of $0.5 million from the comparable prior year period. This decrease is related to a reduction in salary expense and commissions in 2008 offset with an increase in legal fees associated with various contingencies discussed in Note 20 to our Notes to Consolidated Financial Statements included in Item 8.
Restructuring charges
     The restructuring charges for the year ended December 31, 2008 were $1.0 million associated with our plan to downsize construction and development personnel in light of the then-current market conditions and our decision to delay future development projects, which we communicated in October 2008. The restructuring charges recorded in the year ended December 31, 2007 were comprised of termination benefits and severance costs recorded in the second and fourth quarters of 2007 associated with our strategic initiative to become a multifamily focused REIT. See Note 4 to our Notes to Consolidated Financial Statements included in Item 8 for additional details.
Investment and development
     Investment and development expense for the year ended December 31, 2008 was $4.4 million, an increase of $2.8 million from the comparable prior year period. The increase in 2008 was the result of the decision in the fourth quarter 2008 to abandon pursuit of certain future development opportunities which resulted in the write-off of previously capitalized expenses.
     We incur costs prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If we determine that it is probable that we will not develop a particular project, any related pre-development costs previously incurred are immediately expensed. Abandoned pursuits are volatile and, therefore, vary between periods.
Depreciation and amortization
     Depreciation and amortization expense for the year ended December 31, 2008 was $104.7 million, a decrease of $14.5 million from the comparable prior year period. This decrease is primarily related to the commercial joint venture transactions that closed in June 2007.
Impairment and other losses
     Impairment charges and other losses for the year ended December 31, 2008 were $93.1 million, of which $91.4 million is due to our efforts to improve our liquidity and deleverage the balance sheet. In addition, we also recorded an impairment charge of $25.5 million, which is presented in “Income from discontinued operations”. To help accomplish these efforts, the Board of Trustees of the Trust made the decision to accelerate our plans to dispose of our for-sale residential assets and land held for future sale and for-sale residential and mixed-use developments. Of the $116.9 million impairment charge, $61.4 million is associated with certain of our completed for-sale residential properties and condominium conversions, $36.2 million is related to land held for future sale and for-sale residential mixed-use developments and $19.3 million is related to a retail development.  The remaining amount of $1.7 million presented in “Impairment and other losses” included in continuing operations was the result of casualty losses due to fire damage at four apartment communities.

Interest expense and debt cost amortization
     Interest expense and debt cost amortization for the year ended December 31, 2008 was $75.2 million, a decrease of $17.3 million from the comparable prior year period. The decrease is primarily a result of the pay down of debt associated with proceeds received from the joint venture transactions in June 2007 and the outright multifamily and retail asset sales in 2007 and 2008.
Gain (losses) on retirement of debt
     Gains (losses) on retirement of debt for the year ended December 31, 2008 was a gain of $16.0 million, compared to a loss of $10.4 million for the comparable prior year period. In 2008, we recognized gains of approximately $16.0 million on the repurchase of $195.0 million of outstanding unsecured senior notes. In 2007, we recognized losses of $29.2 million in prepayment penalties associated with the repayment of $409.0 million of collateralized mortgage loans, which were partially offset by the write-off of $16.7 million of mark-to-market debt intangibles during 2007.
Interest income
     Interest income for the year ended December 31, 2008 was $2.8 million, a decrease of $4.8 million from the comparable prior year period. This decrease is attributable to interest income earned on mezzanine loans outstanding in 2007 and additional cash generated by our 2007 strategic transactions.
Income from partially-owned unconsolidated entities
     Income from unconsolidated entities for the year ended December 31, 2008 was $12.5 million, an increase of $1.3 million, due primarily to an increase in gains on the sale of our joint venture ownership interest year over year. We recognized an aggregate gain of $18.2 million from the sale of our interest in the GPT/Colonial Retail Joint Venture and the sale of a portion of our interest in the Huntsville TIC joint venture during 2008 compared to a gain of $17.5 million from the sale of our interest in Colonial Grand at Bayshore, Las Olas Centre (a DRA/CRT JV property) and Colonial Village at Hendersonville during the year ended 2007. The remaining increase is attributable to the gains recognized from the sale of our interest in seven multifamily apartment communities and one office asset during 2008.
(Losses) gains from hedging activities
     Losses on hedging activities for the year ended December 31, 2008 was $0.4 million, compared to a gain of $0.3 million for the comparable prior year period. In 2008, we recognized a loss on hedging activities as a result of a reclassification of amounts in Accumulated Other Comprehensive Income in connection with our conclusion that it is probable that we will not make interest payments associated with previously hedged debt.
Gains from sales of property
     Gains from sales of property for the year ended December 31, 2008 was $5.8 million, a decrease of $23.8 million from the comparable prior year period due to fewer asset sales in 2008. During 2008, we sold six multifamily apartment communities and one office asset. During 2007, we sold 12 multifamily apartment communities, 15 retail assets (11 of which were sold for no gain) and our 90% interest in Village on the Parkway. In addition, we sold our interest in three retail development properties including the sale of 85% of Colonial Pinnacle Craft Farms I and the sale of 95% of each of Colonial Promenade Alabaster II and Colonial Pinnacle Tutwiler II during 2007.
Transaction costs
     Transaction costs were $11.0 million for the year ended December 31, 2007, as a result of the commercial joint venture transactions that occurred during June 2007.
Income taxes and other
     Income taxes and other income for the year ended December 31, 2008 was $1.0 million, a decrease of $14.7 million from the comparable prior year period. The decrease was the result of a $16.5 million income tax benefit associated with the $43.3 million non-cash impairment charge related to our for-sale residential business recorded during 2007.

Income from discontinued operations
     Income from discontinued operations for the year ended December 31, 2008 was $24.6 million, a decrease of $76.7 million from the comparable prior year period. At December 31, 2008 we had classified two multifamily apartment communities, consisting of 211 apartment homes, and two commercial assets consisting of approximately 0.3 million square feet (excluding anchor owned square footage) as held for sale. The two multifamily apartment communities include a $23.5 million impairment charge as a result of the decision to accelerate our plans to dispose of our for-sale residential assets and land held for future sale and for-sale residential and mixed-use developments. The operating property sales that occurred in the twelve months ended December 31, 2008 and 2007, which resulted in gains on disposal of $44.1 million (net of income taxes of $1.1 million) and $91.1 million (net of income taxes of $1.8 million), respectively, are classified as discontinued operations (see Note 6 to our Notes to Consolidated Financial Statements included in Item 8). Gains on dispositions in 2008 include the sale of six multifamily apartment communities and one commercial asset. Gains on dispositions in 2007 include the sale of twelve multifamily apartment communities and 16 commercial assets. “Income from discontinued operations” for 2008 includes total impairment charges of $25.5 million.
Distributions to general partner preferred unitholders
     Distributions to general partner preferred unitholders decreased approximately $4.7 million for the year ended December 31, 2008, as compared to the same period in 2007. This decrease is a result of the repurchase by the Trust of 988,750 Series D Preferred Shares of Beneficial Interest during 2008 (which resulted in the repurchase by us of a number of Series D Preferred Units corresponding to the number of Series D preferred shares of the Trust represented by such repurchased Series D Depositary Shares) and the redemption of the Series C Preferred Shares of Beneficial Interest and the Series E Cumulative Redeemable Preferred Shares of Beneficial Interest during 2007 (which resulted in the repurchase by us of all outstanding Series C Preferred Units and Series E Preferred Units, all of which were held by the Trust as general partner of CRLP).
Operating Results – 2007 compared to 2006
Minimum rent
     Minimum rent for the year ended December 31, 2007 was $319.7 million, a decrease of $45.1 million from the comparable prior year period. This decrease is a result of the commercial joint venture transactions that took place in June 2007 and is partially offset by $27.4 million of minimum rent from new multifamily apartment community acquisitions and $3.6 million from new developments placed into service.
Tenant recoveries
     Tenant recoveries for the year ended December 31, 2007 was $11.5 million, a decrease of $11.0 million from the comparable prior year period as a result from the net disposition activity since December 31, 2006, including, in particular, the dispositions resulting from the commercial joint venture transactions and retail sales in June 2007 and July 2007, respectively.
Other property related revenue
     Other property related revenue for the year ended December 31, 2007 was $32.6 million, an increase of $2.8 million from the comparable prior year period. This increase is primarily a result of revenue from new multifamily acquisitions.
Construction activities
     Revenues from construction activities for the year ended December 31, 2007 were $38.4 million, an increase of $8.0 million from the comparable prior year period. Expenses from construction activities for the year ended December 31, 2007 were $34.5 million, an increase of $5.1 million from the comparable prior year period. We provided construction services to Colonial Grand at Traditions, a wholly-owned development project during 2007, and to Colonial Grand at Canyon Creek, in which we own a 25% interest, during 2006 and 2007. All revenues and expenses associated with our percent interest are eliminated in consolidation.
Other non-property related revenues
     Other non-property related revenues increased $2.6 million for the year ended December 31, 2007, as compared to the same period in 2006. This increase is a result of the management fees that we began receiving as a result of the commercial joint venture transactions that closed in June 2007, as well as an increase in construction and development fees. These increases were partially offset by lost management fee revenues from the DRA Southwest Partnership, in which we sold our interest in December 2006, and from the GPT/Colonial Retail Joint Venture, for which we ceased providing management services as of June 2007.
Property operating expenses
     Property operating expenses for the year ended December 31, 2007 were $92.4 million, a decrease of $7.2 million from the comparable prior year period. This decrease resulted from the net disposition activity since December 31, 2006, including, in particular, the dispositions resulting from the commercial joint venture transactions and retail sales in June 2007 and July 2007, respectively.
Taxes, licenses and insurance
     Taxes, licenses and insurance expenses for the year ended December 31, 2007 were $43.9 million, a decrease of $4.3 million from the comparable prior year period. This decrease resulted from the net disposition activity since December 31, 2006, including, in particular, the dispositions resulting from our 2007 strategic transactions.
Property management expenses
     Property management expenses consist of regional supervision and accounting costs related to property operations. These expenses decreased $0.4 million for the year ended December 31, 2007 as compared to the same period in 2006 primarily due to a reallocation of management salaries to management fee expenses as a result of the commercial joint venture transactions that closed in June 2007.
General and administrative expenses
     General and administrative expenses for the year ended December 31, 2007 were $25.7 million, an increase of $5.6 million from the comparable prior year period primarily as a result of expenses incurred in connection with the termination of our pension plan, totaling $2.3 million (including a one-time pension bonus of $1.4 million), an increase in corporate office rental fees of $1.0 million, an increase in insurance costs of $1.1 million and an increase in salaries and incentives of $1.0 million. The remaining increase is attributable to costs incurred as a result of unsuccessful ventures.
Management fee and other expenses
     Management fee and other expenses consist of property management and other services provided to third parties, including properties held in unconsolidated joint ventures in which we are a member. These expenses increased $3.9 million for the year ended December 31, 2007 as compared to the same period in 2006 primarily due to an increase in broker commissions paid on leasing and dispositions in 2007, the reallocation of management salaries from property management expenses, and an increase in recruiting and other general corporate expenditures resulting from our commercial joint venture transactions that closed in June 2007.
Restructuring charges
     The restructuring charges recorded in the year ended December 31, 2007 were comprised of termination benefits and severance costs recorded in the second and fourth quarters of 2007 associated with our strategic initiative to become a multifamily focused REIT (See Note 4 to our Notes to Consolidated Financial Statements included in Item 8).
Investment and development
     Investment and development expense for the year ended December 31, 2007 was $1.5 million, an increase of $0.5 million from the comparable prior year period. We incur costs prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If we determine that it is not probable that we will develop a particular project, any related pre-development costs previously incurred are immediately expensed. Abandoned pursuits are volatile and, therefore, vary between periods.
Depreciation and amortization expenses
     Depreciation and amortization expense for the year ended December 31, 2007 was $119.2 million, a decrease of $24.3 million from the comparable prior year period. This decrease resulted from the net disposition activity since December 31, 2006, including, in particular, the dispositions resulting from our 2007 strategic transactions.

Impairment and other losses
     For 2007, we recorded non-cash impairment charges totaling $44.1 million. Of this charge, $43.3 million was recorded on our for-sale residential assets, as a result of the deterioration in the single family housing market, primarily in Gulf Shores, Alabama and Charlotte, North Carolina, and the turmoil in the mortgage markets. We recorded an income tax benefit of $16.5 million related to this charge. In addition, we recorded an impairment charge of $0.8 million during 2007, as a result of fire damage at two separate multifamily apartment communities. The fires resulted in the loss of a total of 20 apartment homes at the two properties.
Interest expense and debt cost amortization
     Interest expense and debt cost amortization for the year ended December 31, 2007 was $92.5 million, a decrease of $28.9 million from the comparable prior year period, the decrease in interest expense is a result of the pay-down of $409.0 million of collateralized mortgages associated with 37 multifamily properties with a portion of the proceeds received from the June 2007 joint venture transactions.
Gains (losses) on retirement of debt
     Gains (losses) on retirement of debt increased approximately $9.7 million during the year ended December 31, 2007 as compared to the same period in 2006. During the second quarter 2007, with proceeds from the commercial joint venture transactions, we repaid $409.0 million of collateralized mortgages associated with 37 multifamily properties. These repayments resulted in a loss on retirement of debt during year ended December 31, 2007, comprised of approximately $29.2 million in prepayment penalties partially offset by the write-off of approximately $16.7 million of mark-to-market debt intangibles.
Income from partially-owned unconsolidated entities
     Income from unconsolidated entities decreased $23.6 million for the year ended December 31, 2007 due primarily to the gain on the sale of our interest in 15 multifamily apartment communities which were part of the DRA Southwest Joint Venture recognized in December 2006. This decrease was partially offset by gains recognized during 2007 of $9.2 million from the sale of our 25% interest in Colonial Grand at Bayshore in March 2007, $6.6 million gain from the sale of our 15% interest in Las Olas Centre in July 2007 and $1.7 million from the sale of our 25% interest in Colonial Village at Hendersonville in September 2007.
(Losses) gains from hedging activities
     Gains on hedging activities decreased $5.2 million during the year ended December 31, 2007 as compared to the same period in 2006. This decrease resulted from the settlement of $200 million forward starting swap during the first quarter of 2006 and settling a $175 million forward starting interest rate swap during the fourth quarter of 2006. Combined, we recognized gains of $5.6 million in connection with these settlements in 2006.
Gains from sales of property
     Gains from sales of property for the year ended December 31, 2007 were $29.5 million, compared to $66.8 million in the prior year, due to fewer asset sales in 2007 compared to 2006. Dispositions in 2006 include 16 wholly-owned multifamily apartment communities, seven wholly-owned office assets and six wholly-owned retail assets.
Income taxes and other
     During 2007, we recorded an income tax benefit of $15.7 million primarily as a result of the income tax benefit associated with the $43.3 million non-cash impairment charge related to our for-sale residential business. This income tax benefit was partially offset by income tax expense associated with gains on sales of retail developments.
Income from discontinued operations
     Income from discontinued operations decreased $63.2 million for year ended December 31, 2007 as compared to the same period in 2006. At December 31, 2007, we had classified sixteen multifamily apartment communities containing approximately 4,284 units and one commercial asset consisting of approximately 37,000 square feet as held for sale. The operating property sales that occurred in the years ended December 31, 2007 and 2006, which resulted in gains on disposal of

$91.1 million (net of income taxes of $1.8 million) and $134.6 million (net of income taxes of $8.6 million), respectively, are classified as discontinued operations (see Note 6 to our Notes to Consolidated Financial Statements included in Item 8). Gains on dispositions in 2007 include the sale of 12 multifamily apartment communities and 16 commercial assets. Gains on dispositions in 2006 include the sale of 16 multifamily apartment communities and two commercial assets..
Distributions to general partner preferred unitholders
     Distributions to general partner preferred unitholders decreased $7.5 million for the year ended December 31, 2007, as compared to the same period in 2006 as a result of the redemption of the Series C Preferred Shares of Beneficial Interest on June 30, 2006 and the partial repurchase during 2006 and redemption in 2007 of the Series E Cumulative Redeemable Preferred Shares of Beneficial Interest during 2006 and 2007 (which resulted in the repurchase by us of all outstanding Series C Preferred Units and Series E Preferred Units, all of which were held by the Trust as general partner of CRLP). In connection with the Series E Preferred Shares redemption in 2007, we wrote off $0.3 million of associated issuance costs.
For-Sale and Development Activity
     For-Sale Real Estate and Land Held for Development Valuation
     To help implement our plans to strengthen our balance sheet and deleverage the company, in January 2009, the Board of Trustees of the Trust decided to accelerate plans to dispose of our for-sale residential assets including condominium conversions and land held for future sale and for-sale residential and mixed-use developments. As discussed above in Item 1-“Impairment,” we recorded a non-cash impairment charge of $116.9 million in the fourth quarter of 2008 as a result of the decision in January 2009. The impairment charge was calculated as the difference between the estimated fair value of each property and our current book value and the estimated costs to complete. We also incurred $4.4 million of abandoned pursuit costs and $1.0 million of restructuring charges related to a reduction in our development staff and other overhead personnel.
     We calculate the fair values of each for-sale residential and land held for development project evaluated for impairment under SFAS No. 144 based on current market conditions and assumptions made by management, which may differ materially from actual results if market conditions continue to deteriorate or improve.  Specific facts and circumstances of each project are evaluated, including local market conditions, traffic, sales velocity, relative pricing, and cost structure.
     With respect to our Colonial Promenade Nord du Lac development, we are reviewing various alternatives for this development, and have reclassified the amount spent to date to “Real estate assets held for sale, net” as of December 31, 2008 on our Consolidated Balance Sheet. The estimated fair value of this asset was calculated based upon our intent to sell this property upon stabilization, current assumptions regarding rental rates, costs to complete, lease-up, holding period and the estimated sales price.
     We will continue to monitor the specific facts and circumstances at our for-sale properties and development projects.  If market conditions do not improve or if there is further market deterioration, it may impact the number of projects we can sell, the timing of the sales and/or the prices at which we can sell them in future periods.  If we are unable to sell projects, we may incur additional impairment charges on projects previously impaired as well as on projects not currently impaired but for which indicators of impairment may exist, which would decrease the value of our assets as reflected on our balance sheet and adversely affect net income and partners’ equity.  There can be no assurances of the amount or pace of future for-sale residential sales and closings, particularly given current market conditions.
     Other Development Activities
     As noted above, we have postponed future development activities (including previously identified future development projects). We do not plan to start new developments until we determine that the current economic environment has sufficiently improved. As a result of the decision to postpone future development activities (including previously identified future development projects), we incurred $4.4 million of abandoned pursuit costs. We also incurred $1.0 million of restructuring charges related to a reduction in our development staff and other overhead personnel, resulting in expected annual savings in 2009 of approximately $3.9 million. We expect to invest approximately $30.0 million to $40.0 million to complete projects currently under construction.
Liquidity and Capital Resources
     The following discussion relates to changes in cash due to operating, investing and financing activities, which are presented in our Consolidated Statements of Cash Flows contained in Item 8.

     Operating Activities
     Net cash provided by operating activities for the year ended December 31, 2008 increased to $118.1 million from $98.8 million for the comparable prior year period due to the improved operating performance of our fully stabilized communities, the recently introduced bulk cable program and favorable changes in the working capital components (decreases in prepaid expenses and other assets with increases in accounts payable), offset by prepayment penalties of $29.2 million paid in 2007. In 2009, we expect cash flows from operating activities to be consistent with or slightly less than 2008 primarily driven by the challenging economic environment and a projected decrease in our core multifamily operations, which should be somewhat offset by reduced overhead expenses.
     Investing Activities
     Net cash used in investing activities for the year ended December 31, 2008 was $167.5 million compared to net cash provided of $162.9 million for the comparable prior year period. This decreased is primarily due to less disposition activity during 2008 as compared to 2007, a decrease in distributions from partially owned entities in 2008 and less funds received from the repayments of notes receivable during 2008. In 2009, we expect cash used in investing activities to substantially decrease as we have decided to accelerate our plan to dispose of our for-sale residential assets including condominium conversions and land held for future sale and for-sale residential and mixed-use developments, and as a result of reduced expenditures attributable to our development pipeline due to our decision to postpone future development activities (including previously indentified future development projects). In addition, during February 2009, we disposed of Colonial Promenade at Fultondale. The proceeds from this sale were used to reduce the amount outstanding on our unsecured credit facility.
     Financing Activities
     Net cash used in financing activities for the year ended December 31, 2008 decreased to $34.3 million from $256.6 million for the comparable prior year period.  The decrease was primarily due to the payment of a special distribution following completion of the commercial joint venture transactions in June 2007 and $104.8 million (excluding the write-off of issuance costs) for the redemption of Series E preferred depositary shares during 2007 (and the corresponding repurchase by us of Series E Preferred Units).  The remaining change is attributable to the net change in the revolving credit facility balance, the repurchase of $195.0 million of unsecured senior notes and the issuance of $71.3 million of secured mortgages during 2008, which was offset by $23.8 million of cash used to repurchase the Trust’s 8 1/8% Series D preferred depositary shares (and a number of Series D Preferred Units corresponding to the number of 8 1/8% Series D Cumulative Redeemable Preferred Shares represented by such repurchased Series D preferred depository shares) in privately negotiated transactions during the year ended December 31, 2008. In 2009, we believe that our business strategy, the availability of borrowings under our credit facilities, limited debt maturities in 2009, the number of unencumbered properties in our multifamily portfolio and the additional financing through Fannie Mae expected to be obtained in the first quarter of 2009 has us positioned to work through this challenging economic environment. This liquidity, along with our projected asset sales is expected to allow us to execute our plan in the short-term, without the dependency on the capital markets.
     Short-Term Liquidity Needs
     Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses directly associated with our portfolio of properties (including regular maintenance items), capital expenditures incurred to lease our space (e.g., tenant improvements and leasing commissions), interest expense and scheduled principal payments on our outstanding debt, and quarterly distributions that we pay to our common and preferred unitholders. In the past, we have primarily satisfied these requirements through cash generated from operations and borrowings under our unsecured credit facility.
     The majority of our revenue is derived from residents and tenants under existing leases, primarily at our multifamily properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our tenants and residents, and the ability of these tenants and residents to make their rental payments. The weakening economy and mounting job losses in the U.S., and the slowdown in the overall U.S. housing market, which has resulted in increased supply and deterioration in the multifamily market generally, could adversely affect the our ability to lease our multifamily properties as well as the rents we are able to charge and thereby adversely affect our revenues.
     We believe that cash generated from operations and dispositions of assets and borrowings under our unsecured credit facility will be sufficient to meet our short-term liquidity requirements in 2009. However, factors described below and elsewhere herein may have a material adverse effect on our future cash flow. We will continue to review liquidity sufficiency, as well as events that could affect our credit ratings and our ability to access the capital markets and our credit facilities. While we have no immediate need to access the capital or credit markets at this time, the volatility and liquidity disruptions in the capital and credit markets may make it more difficult or costly for us to raise capital through the Trust’s issuance of common shares or preferred shares or our issuance of subordinated notes or through private financings and may create additional risks in the upcoming months and possibly years. A prolonged downturn in the financial markets may cause us to seek alternative sources of financing potentially less attractive than our current financing, and may require us to further adjust our business plan accordingly.
     The Trust has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ending December 31, 1993. If the Trust qualifies for taxation as a REIT, it generally will not be subject to Federal income tax to the extent it distributes at least 90% of its REIT taxable income to its shareholders. Our partnership agreement requires us to distribute at least quarterly 100% of our available cash (as defined in the partnership agreement) to holders of our partnership units. Consistent with our partnership agreement, we intend to continue to distribute quarterly an amount of our available cash sufficient to enable the Trust to pay quarterly dividends to its shareholders in an amount necessary to satisfy the requirements applicable to REITs under the Internal Revenue Code and to eliminate federal income and excise tax liability.
     Long-Term Liquidity Needs
     Our long-term liquidity requirements consist primarily of funds necessary to pay the principal amount of our long-term debt as it matures, significant non-recurring capital expenditures that need to be made periodically at our properties, development projects that we undertake and costs associated with acquisitions of properties that we pursue. Historically, we have satisfied these requirements principally through the most advantageous source of capital at that time, which has included the incurrence of new debt through borrowings (through public offerings of unsecured debt and private incurrence of collateralized and unsecured debt), sales of common and preferred shares by the Trust (subject to the Trust’s ability to access the capital markets), capital raised through the disposition of assets and joint venture capital transactions. While the current market conditions for public offerings of unsecured debt and equity are unfavorable, we believe these sources of capital will continue to be available in the future to fund our long-term capital needs. Given our availability of our credit facilities, limited debt maturities in 2009, the number of unencumbered properties in our multifamily portfolio and the additional financing through Fannie Mae expected to be obtained in the first quarter of 2009, we expect to be able to meet our short-term needs without accessing the public capital markets in 2009. However, factors described below and elsewhere herein may have a material adverse effect on our continued access to these capital sources.
     Our ability to incur additional debt is dependent upon a number of factors, including our credit ratings, the value of our unencumbered assets, our degree of leverage and borrowing restrictions imposed by our current lenders. As discussed further below in Item 7 – “Credit Ratings,” we currently have investment grade ratings for prospective unsecured debt offerings from three major rating agencies. If we experienced a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund investment activities, and the interest rate we are paying under our existing credit facility would increase.
     The Trust’s ability to raise funds through sales of common shares and preferred shares is dependent on, among other things, general market conditions for REITs, market perceptions about the Trust and the current trading price of the Trust’s shares. The current financial and economic crisis and significant deterioration in the stock and credit markets have resulted in significant price volatility, which have caused market prices of many stocks, including the price of the Trust’s common shares, to fluctuate substantially and have adversely affected the market value of the Trust’s common shares. With respect to both debt and equity, a prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of the Trust’s common or preferred shares or our subordinated notes or through private financings. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity and credit markets may not be consistently available on terms that are attractive.
     Over the last few years, we have maintained our asset recycling program, which helps us to maximize our investment returns through the sale of assets that have reached their investment potential and reinvest the proceeds into opportunities with more growth potential. During 2008, we sold six wholly-owned multifamily apartment communities consisting of 1,746 units. We also sold our 10%-15% ownership interests in seven multifamily apartment communities consisting of 1,751 units. In addition to the sale of these multifamily apartment communities, during 2008, we sold one office asset consisting of 37,000 square feet, our 15% interest in another office asset consisting of 156,000 square feet and our 10% ownership interest in the GPT/Colonial Retail Joint Venture representing approximately 3.9 million square feet (including anchor-owned square footage). Sales proceeds of approximately $202.2 million, including our pro-rata share of disposition proceeds for our interests in partially-owned properties, were used to repay a portion of the borrowings under our unsecured line of credit, to repay mortgages associated with the properties, to fund general corporate purposes and to fund other investment opportunities. In addition, as a result of the re-evaluation of our operating strategy as it relates to its for-sale residential properties and condominium conversions, land held for future sale and for-sale residential and mixed-use developments and retail development activities, we have decided to accelerate our plans to dispose of our for-sale residential assets including condominium conversions and land held for future sale and for-sale residential and mixed-use developments. Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. Our ability to sell properties in the future to raise cash is expected to be limited based on current market conditions. For example, we may not be able to sell a property or properties as quickly as we have in the past or on terms as favorable as we have previously received. Moreover, for-sale residential properties under development or acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of homes or condominium units and may experience operating deficits after the date of completion and until such homes or condominium units are sold.
     At December 31, 2008, our total outstanding debt balance was $1.8 billion. The outstanding balance includes fixed-rate debt of $1.4 billion, or 81.5% of the total debt balance, and floating-rate debt of $325.3 million, or 18.5% of the total debt balance. Our total market capitalization as of December 31, 2008 was $2.4 billion and our ratio of total outstanding indebtedness to market capitalization was 72.2%. As further discussed below, at December 31, 2008, we had an unsecured revolving credit facility providing for total borrowings of up to $675.0 million and a cash management line providing for borrowings up to $35.0 million.
     Distributions
     The regular distribution on our common units of partnership interest was $0.50 per unit per quarter for the first three quarters of 2008 and $0.25 per unit for the fourth quarter of 2008, or $1.75 per unit during 2008. The reduced distribution will allow us to retain more capital, thereby improving our balance sheet. We also pay regular quarterly distributions on our preferred units. The maintenance of these distributions is subject to various factors, including the discretion of the Board of Trustees of the Trust (acting in its capacity as our general partner), the requirements under our partnership agreement, our ability to pay distributions under Delaware law, the availability of cash to make the necessary distribution payments and the effect on the Trust of REIT distribution requirements, which require at least 90% of the Trust’s taxable income to be distributed to its shareholders.
     Moreover, in light of recent Internal Revenue procedure changes, the Board of Trustees of the Trust is currently considering paying future distributions to its shareholders, beginning in May 2009, in a combination of common shares and cash. No decisions have been made at this time as to the manner in which distributions will be paid to unitholders in the event Trust shareholders receive distributions in cash and stock, as described above. This dividend and the alternative dividend structure are intended to allow us to retain additional capital, thereby strengthening our balance sheet. However, the Board of Trustees of the Trust reserves the right to pay any future distribution entirely in cash. The Board of Trustees of the Trust reviews the dividend quarterly and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.
     Collateralized Credit Facility
     During the first quarter of 2009, we expect to lock an all-in interest rate of 6.04% on a 10-year, $350 million credit facility to be originated by PNC ARCS LLC and repurchased by Fannie Mae (NYSE:FNM). In connection with this rate lock, we posted a deposit equal to 2% of the loan amount (subject to forfeiture in certain circumstances if we do not complete the financing transaction). This credit facility will be collateralized by 19 multifamily properties. The proceeds from this credit facility are expected to be used to pay down outstanding borrowings on our unsecured line of credit, provide liquidity that can be used toward completion of the remaining ongoing developments and provide additional funding for our unsecured bond repurchase program.
     In addition to the Fannie Mae facility, we are continuing negotiations with Fannie Mae or Freddie Mac (NYSE: FRE) to provide additional financing of up to $150 million with respect to certain of our existing other multifamily properties. Proceeds received from additional financing transactions would be used to provide additional liquidity for our unsecured bond repurchase program and to provide liquidity for our debt maturities through 2010. However, no assurance can be given that we will be able to consummate any of these additional financing arrangements.
     Unsecured Revolving Credit Facility
     During January 2008, we, together with the Trust, added $175 million of additional borrowing capacity through the accordion feature of our unsecured revolving credit facility (the “Credit Facility”) with Wachovia Bank, National Association, a subsidiary of Wells Fargo & Company (“Wachovia”), as Agent for the lenders, Bank of America, N.A. as Syndication Agent, Wells Fargo Bank, National Association (“Wells Fargo”), Citicorp North America, Inc. and Regions Bank, as Co-

Documentation Agents, and U.S. Bank National Association and PNC Bank, National Association, as Co-Senior Managing Agents and other lenders named therein. As of December 31, 2008, we, with the Trust as guarantor, have a $675.0 million Credit Facility. The amended Credit Facility has a maturity date of June 21, 2012.
     Base rate loans and revolving loans are available under the Credit Facility. The Credit Facility also includes a competitive bid feature that allows us to convert up to $337.5 million under the Credit Facility to a fixed rate and for a fixed term not to exceed 90 days. Generally, base rate loans bear interest at Wachovia’s designated base rate, plus a base rate margin ranging up to 0.25% based on our unsecured debt ratings from time to time. Revolving loans bear interest at LIBOR plus a margin ranging from 0.325% to 1.05% based on our unsecured debt ratings. Competitive bid loans bear interest at LIBOR plus a margin, as specified by the participating lenders. Based on our current unsecured debt rating, the revolving loans currently bear interest at a rate of LIBOR plus 75 basis points.
     Included in the Credit Facility, we have a $35.0 million cash management line provided by Wachovia that will expire on June 15, 2012. The cash management line had an outstanding balance of $14.6 million as of December 31, 2008.
     The Credit Facility and cash management line, which is primarily used to finance property acquisitions and developments, had an outstanding balance at December 31, 2008 of $311.6 million. The interest rate of the Credit Facility was 2.04% and 5.47% at December 31, 2008 and 2007, respectively.
     The Credit Facility contains various restrictions, representations, covenants and events of default that could preclude future borrowings (including future issuances of letters of credit) or trigger early repayment obligations, including, but not limited to the following: nonpayment; violation or breach of certain covenants; failure to perform certain covenants beyond a cure period; failure to satisfy certain financial ratios; a material adverse change in the consolidated financial condition, results of operations, our business or prospects; and generally not paying our debts as they become due. At December 31, 2008, we were in compliance with these covenants. Specific financial ratios with which we must comply pursuant to the Credit Facility consist of the Fixed Charge Coverage Ratio as well as the Debt to Total Asset Value Ratio. Both of these ratios are measured quarterly. The Fixed Charge ratio generally requires that our earnings before interest, taxes, depreciation and amortization be at least equal to 1.5 times our Fixed Charges. Fixed Charges generally include interest payments (including capitalized interest) and preferred dividends. The Debt to Total Asset Value ratio generally requires our debt to be less than 60% of its total asset value. We do not anticipate any events of noncompliance with either of these ratios in 2009. The ongoing recession and continued uncertainty in the stock and credit markets may negatively impact our ability to generate earnings sufficient to maintain compliance with these ratios and other debt covenants.
     As described above, many of the recent disruptions in the financial markets have been brought about in large part by failures in the U.S. banking system. If Wachovia or any of the other financial institutions that have extended credit commitments to us under the Credit Facility or otherwise are adversely affected by the conditions of the financial markets, they may become unable to fund borrowings under their credit commitments to us under the Credit Facility, the cash management line or otherwise. If our lenders become unable to fund our borrowings pursuant to their commitments to us, we may need to obtain replacement financing, and such financing, if available, may not be available on commercially attractive terms.
     Mortgage Financing
     During March 2008, we refinanced mortgages associated with two of our multifamily apartment communities, Colonial Grand at Trinity Commons, a 462-unit apartment community located in Raleigh, North Carolina, and Colonial Grand at Wilmington, a 390-unit apartment community located in Wilmington, North Carolina. We financed an aggregate of $57.6 million, at a weighted average interest rate of 5.4%. The loan proceeds were used to repay the mortgages of $29.0 million and the balance was used to pay down our unsecured line of credit.
     During September 2008, we refinanced a mortgage associated with Colonial Village at Timber Crest, a 282-unit apartment community located in Charlotte, North Carolina. Loan proceeds were $13.7 million, with a floating rate of LIBOR plus 292 basis points, which was 3.4% at December 31, 2008. The proceeds, along with additional borrowings of $0.6 million from our Credit Facility, were used to repay the $14.3 million outstanding mortgage.
     Equity Repurchases
     In January 2008, the Board of Trustees of the Trust authorized the repurchase of up to $25.0 million of the Trust’s 8 1/8% Series D preferred depositary shares in a limited number of separate, privately negotiated transactions. Each Series D preferred depositary share represents 1/10 of a share of the Trust‘s 8 1/8% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share. In connection with the repurchase of the Series D Preferred Shares, the Board of Trustees of the Trust, as general partner of CRLP, also authorized the repurchase of a number of Series D Cumulative

Redeemable Preferred Units corresponding to the number of Series D preferred shares of the Trust represented by such repurchased Series D Depositary Shares. During 2008, the Trust repurchased 988,750 shares of its outstanding 8 1/8% Series D preferred depositary shares in privately negotiated transactions for an aggregate purchase price of $24.0 million, at an average price of $24.17 per depositary share (and we repurchased a number of Series D Preferred Units corresponding to the number of Series D preferred shares of the Trust represented by such repurchased Series D Depositary Shares). The Trust received a discount to the liquidation preference price of $25.00 per depositary share, of approximately $0.8 million on the repurchase and wrote off approximately $0.9 million of issuance costs.
     On October 29, 2008, the Board of Trustees of the Trust authorized a repurchase program which allows the Trust to repurchase up to an additional $25.0 million of its outstanding 8 1/8% Series D preferred depositary shares over a 12 month period and requires CRLP to repurchase a number of Series D Preferred Units corresponding to the number of Series D preferred shares of the Trust represented by any such repurchased Series D Depositary Shares. The Series D preferred depositary may be repurchased from time to time in open market purchases or privately negotiated transactions, subject to applicable legal requirements, market conditions and other factors. The repurchase program does not obligate the Trust to repurchase any specific amounts of preferred shares, and repurchases pursuant to the program may be suspended or resumed at any time without further notice or announcement. The Trust will continue to monitor the equity markets and repurchase preferred shares if the repurchases meet the Trust‘s required criteria, as funds are available. If the Trust were to repurchase outstanding Series D depositary shares, the Trust would expect to record additional non-cash charges related to the write-off of Series D preferred issuance costs.
     Unsecured Senior Note Repurchases
     In January 2008, the Board of Trustees of the Trust authorized us to repurchase up to $50.0 million of our outstanding unsecured senior notes. On April 2008, the Board of Trustees of the Trust authorized a senior note repurchase program to allow us to repurchase up to an additional $200.0 million of our outstanding unsecured senior notes from time to time through December 31, 2009. In December 2008, the Board of Trustees of the Trust expanded the April 2008 program by an additional $300.0 million for a total repurchase authorization under the April 2008 repurchase program of $500.0 million. The senior notes may be repurchased from time to time in open market transactions or privately negotiated transactions, subject to applicable legal requirements, market conditions and other factors. The repurchase program does not obligate us to repurchase any specific amounts of senior notes, and repurchases pursuant to the program may be suspended or resumed at any time without further notice or announcement.
     During 2008, we repurchased $195.0 million of our outstanding unsecured senior notes in separate transactions at an average 9.1% discount to par value, which represents an 8.5% yield to maturity. As a result of the repurchases, we recognized an aggregate gain of $16.0 million, which is included in “Gains (losses) on retirement of debt” on our Consolidated Statements of Operations and Comprehensive Income (Loss). We will continue to monitor the debt markets and repurchase certain senior notes that meet our required criteria, as funds are available.
     Other Financing Transactions
     During July 2007, we repaid our outstanding $175 million 7.0% unsecured senior notes due July 2007 from proceeds received from asset sales.
     During July 2007, the DRA/CLP JV increased mortgage indebtedness on the properties it owns from $588.2 million to approximately $742.0 million. The additional proceeds, of approximately $153.8 million, were utilized to payoff partner loans and establish a capital reserve, with the remainder being distributed to the partners on a pro-rata basis. Our pro-rata share of the additional proceeds was approximately $18.6 million (see Note 2 to our Notes to Consolidated Financial Statements included in Item 8 on this Form 10-K).
     During July 2007, the OZRE JV increased mortgage indebtedness on the properties it owns from $187.2 million to approximately $284.0 million. The additional proceeds, of approximately $96.8 million, were utilized to payoff partner loans and establish a capital reserve, with the remainder being distributed to the partners on a pro-rata basis. Our pro-rata share of the additional proceeds was approximately $13.8 million (see Note 2 to our Notes to Consolidated Financial Statements included in Item 8 on this Form 10-K).
     During June 2007, we repaid $409.0 million of collateralized mortgages associated with 37 multifamily communities with proceeds from the joint venture transactions (see Note 2 and Note 10 to our Notes to Consolidated Financial Statements included in Item 8 on this Form 10-K). In conjunction with the repayment, we incurred $29.2 million of prepayment penalties. These penalties were offset by $16.7 million of write-offs related to the mark-to-market intangibles on the associated mortgage debt repaid. The weighted average interest rate of the mortgages repaid was 7.0%.

     Investing Activities
     During 2008, we acquired the remaining 75% interest in one multifamily apartment community containing 270 apartment homes for an aggregate cost of $18.4 million, which consisted of the assumption of $14.7 million of existing mortgage debt ($3.7 million of which was previously unconsolidated as a 25% partner) and $7.4 million of cash. We completed the development of seven wholly-owned multifamily apartment communities and one partially-owned multifamily apartment community for $188.0 million, which represents our cost for the seven wholly-owned developments and our portion of the cost for the partially-owned development. Also, we completed the development of five commercial assets, consisting of two wholly-owned office assets, totaling 0.3 million square feet, and two wholly-owned retail assets and one partially-owned retail asset, totaling 0.5 million square feet, excluding anchor-owned square feet, for an aggregate cost of $139.8 million. In addition, we completed the development of three for-sale residential assets and one residential lot development, containing 150 units and 59 lots, respectively, for an aggregate cost of $85.1 million.
     We regularly incur significant expenditures in connection with the re-leasing of our commercial space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on the particular market and the negotiations with tenants. We also incur expenditures for certain recurring capital expenses. During 2008, we incurred approximately $3.0 million related to tenant improvements and leasing commissions, and approximately $24.6 million of recurring capital expenditures. We expect to pay for future re-leasing and recurring capital expenditures out of cash from operations.
Credit Ratings
     Our current credit ratings are as follows:

Rating Agency	Rating	Last update

Fitch	BBB- (1)	April 1, 2008
Moody’s	Baa3 (2)	November 17, 2008
Standard & Poor’s	BBB- (2)	February 5, 2009

(1)	Ratings outlook is “stable”.

(2)	Ratings outlook is “negative”.
     In February 2009, Standard & Poor’s placed our ratings, including our ‘BBB-’ corporate credit rating, on CreditWatch with negative implications based on our weaker than expected fourth quarter 2008 results. During 2008, Standard and Poor’s revised its outlook from stable to negative based on our debt service coverage metrics. During November 2008, Moody’s announced that it affirmed our outlook and credit rating.
     Our credit ratings are investment grade. If we experience a credit downgrade, we may be limited in our access to capital in the unsecured debt market, which we have historically utilized to fund our investment activities. In addition, as previously discussed, our spread on our unsecured credit facility would increase.
Market Risk
     In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. However, interest rate swap agreements and other hedging arrangements may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2008.

								Estimated
								Fair
(in thousands)	2009	2010	2011	2012	2013	Thereafter	Total	Value

Fixed Rate Debt	$682	$272,540	$100,728	$100,280	$113,756	$848,751	$1,436,737	$1,160,615
Average interest rate at December 31, 2008	5.6%	5.4%	4.8%	6.9%	6.1%	5.8%	5.8%

Variable Debt	$—	$—	$—	$311,630	$—	$13,652	$325,282	$325,282
Average interest rate at December 31, 2008	N/A	N/A	N/A	2.0%	N/A	3.4%	2.1%
     The table incorporates only those exposures that exist as of December 31, 2008. It does not consider those exposures or positions, which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.
     As of December 31, 2008, we had approximately $325.3 million of outstanding floating rate debt. We do not believe that the interest rate risk represented by our floating rate debt is material in relation to our $1.8 billion of outstanding total debt and our $3.2 billion of total assets as of December 31, 2008.
     If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease annual future earnings and cash flows by approximately $3.3 million. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $3.3 million. This assumes that the amount outstanding under our variable rate debt remains approximately $325.3 million, the balance as of December 31, 2008.
     Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks.  To accomplish this objective, we primarily use interest rate swaps (including forward starting interest rate swaps) and caps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. As of December 31, 2008, we had no outstanding interest rate swap agreements.
     At December 31, 2008 and 2007, there were no derivatives included in other assets. At December 31, 2006, derivatives with a fair value of $0.7 million were included in other assets. There was no change in net unrealized gains/(losses) in 2008. The change in net unrealized (losses)/gains of ($0.5) million in 2007 and $3.0 million in 2006 for derivatives designated as cash flow hedges is separately disclosed in the statements of changes in partners’ equity and comprehensive income. At December 31, 2008 and 2007, there were no derivatives that were not designated as hedges. The change in fair value of derivatives not designated as hedges of $2.7 million is included in other income (expense) in 2006. There was no hedge ineffectiveness during 2008 and 2007. Hedge ineffectiveness of ($0.1) million on cash flow hedges due to index mismatches was recognized in other income during 2006. As of December 31, 2008, all of our hedges are designated as cash flow hedges under SFAS No. 133, and we do not enter into derivative transactions for speculative or trading purposes.
     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to “Interest expense and debt cost amortization” as interest payments are made on our hedged debt or to “Gains (losses) on hedging activities” at such time that the interest payments on the hedged debt become no longer probable to occur as originally specified. A portion of the interest payments on the hedged debt became no longer probable to occur as a result of our bond repurchase program (see Note 12 to our Notes to Consolidated Financial Statements included in Item 8). The changes in accumulated other comprehensive income for reclassifications to “Interest expense and debt cost amortization” tied to interest payments made on the hedged debt was $0.5 million, $0.6 million and $0.5 million during 2008, 2007 and 2006, respectively. The changes in accumulated other comprehensive income for reclassification to “Gains (losses) on hedging activities” related to interest payments on the hedged debt that have been deemed no longer probable to occur as a result of repurchases under our senior note repurchase program was $0.3 million during 2008, with no impact during 2007 and 2006.
     During May 2007, we settled a $100.0 million interest rate swap and received a payment of approximately $0.6 million. This interest rate swap was in place to convert a portion of the floating rate payments on our Credit Facility to a fixed rate. This derivative originally qualified for hedge accounting under SFAS No. 133. However, in May of 2007, due to our then-pending joint venture transactions (see Note 2 to our Notes to Consolidated Financial Statements included in Item 8) and the expected resulting pay down of our term loan and Credit Facility, this derivative no longer qualified for hedge accounting which resulted in a gain of approximately $0.4 million.
     During February 2006, we settled a $200.0 million forward starting interest rate swap and received a payment of approximately $4.3 million. This forward starting interest rate swap was in place to convert the floating rate payments on certain expected future debt obligations to a fixed rate. This derivative originally qualified for hedge accounting under SFAS No. 133. However, in December of 2005 as a result of a modification to the forecasted transaction, this derivative no longer qualified for hedge accounting. As a result, we began treating this derivative as an economic hedge during 2005. Changes in the fair value of this derivative were recognized in earnings in other income (expense) and totaled approximately $2.7 million for the period of time the derivative was active during 2006. The fair value of this derivative at the time it no longer qualified for hedge accounting was approximately $1.5 million, which will remain in accumulated other comprehensive income and be reclassified to interest expense over the applicable period of the associated debt, which is approximately eight years at December 31, 2008.
     During June 2006, we entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with a forecasted debt issuance that occurred on August 28, 2006. This interest rate swap agreement had a notional amount of $200 million, a fixed interest rate of 5.689%, and a maturity date of November 15, 2016. This interest rate swap agreement was settled concurrent with our issuance of $275 million of debt in the senior notes offering completed August 28, 2006 (see Note 13 to our Notes to Consolidated Financial Statements included in Item 8). The settlement resulted in a settlement payment of approximately $5.2 million. This amount will remain in other comprehensive income and be reclassified to interest expense over the remaining term of the associated debt, which is approximately eight years at December 31, 2008. On August 15, 2006, we also entered into a $75 million treasury lock agreement to hedge the interest rate risk associated with the remaining $75 million of senior notes issued on August 28, 2006. This treasury lock agreement was settled on August 28, 2006 for a settlement payment of approximately $0.1 million which will also remain in other comprehensive income and be reclassified to interest expense over the remaining life of the associated debt.
     During November 2006, we settled a $175.0 million forward starting interest rate swap and received a payment of approximately $2.9 million. This forward starting interest rate swap was in place to convert the floating rate payments on certain expected future debt obligations to a fixed rate. In November of 2006, we settled this forward starting swap agreement as a result of its determination that the forecasted debt issuance was no longer probable due to our strategic shift (see Note 2 to our Notes to Consolidated Financial Statements included in Item 8). In December 2006, we made the determination that it was probable that the forecasted debt issuance would not occur. As a result, we reversed the $2.9 million in other comprehensive income to other income during December of 2006.
     Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

Contractual Obligations and Other Commercial Commitments
     The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2008:
     Contractual Obligations

	Payments Due in Fiscal
(in thousands)	Total	2009	2010	2011	2012	2013	Thereafter

Long-Term Debt Principal:
Consolidated	$1,762,019	$681	$272,541	$100,728	$411,910	$113,756	$862,403
Partially-Owned Entities (1)	476,313	117,207	89,018	10,063	6,568	12,950	240,506
Long-Term Debt Interest:
Consolidated	449,947	89,754	77,942	71,563	64,352	52,224	94,112
Partially-Owned Entities (1)	100,863	21,090	18,032	15,617	15,165	14,426	16,533
Long-Term Debt Principal and Interest:
Consolidated	2,211,966	90,435	350,483	172,291	476,262	165,980	956,515
Partially-Owned Entities (1)	577,175	138,297	107,050	25,680	21,732	27,376	257,040

Total	$2,789,141	$228,732	$457,533	$197,971	$497,994	$193,356	$1,213,554

(1)	Represents our pro-rata share of principal maturities (excluding net premiums and discounts) and interest.
     Other Commercial Commitments

	Total Amounts
(in thousands)	Committed	2009	2010	2011	2012	2013	Thereafter

Standby Letters of Credit	$3,461	$3,294	$—	$168	$—	$—	$—
Guarantees	33,550	12,650	20,900	—	—	—	—

Total Commercial Commitments	$37,011	$15,944	$20,900	$168	$—	$—	$—

Commitments and Contingencies
     We are involved in a contract dispute with a general contractor in connection with construction costs and cost overruns with respect to certain of our for-sale projects, which are being developed in a joint venture in which we are a majority owner. The contractor is affiliated with our joint venture partner.
•	In connection with the dispute, in January 2008, the contractor filed a lawsuit against us alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, and is seeking $10.3 million in damages, plus consequential and punitive damages.

•	Certain of the subcontractors, vendors and other parties, involved in the projects, including purchasers of units, have also made claims in the form of lien claims, general claims or lawsuits. We have been sued by purchasers of certain condominium units alleging breach of contract, fraud, construction deficiencies and misleading sales practices. Both compensatory and punitive damages are sought in these actions. Some of these claims have been resolved by negotiations and mediations, and others may also be similarly resolved. Some of these claims will likely be arbitrated or litigated to conclusion.
     We are continuing to evaluate our options and investigate these claims, including possible claims against the contractor and other parties. We intend to vigorously defend ourselves against these claims. However, no prediction of the likelihood, or amount, of any resulting loss or recovery can be made at this time and no assurance can be given that the matter will be resolved favorably.

     In connection with certain retail developments, we have received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. We have guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds. The total amount outstanding on these bonds was approximately $13.5 million and $11.3 million at December 31, 2008 and December 31, 2007, respectively. At December 31, 2008 and December 31, 2007, no liability was recorded for these guarantees.
     In April 2008, the Nord du Lac community development district (the “CDD”), a third-party governmental entity, issued $24.0 million of special assessment bonds. The funds from this bond issuance will be used by the CDD to construct infrastructure for the benefit of the Colonial Pinnacle Nord du Lac development. In accordance with EITF 91-10, we have recorded restricted cash and other liabilities for the $24.0 million bond issuance. This transaction has been treated as a non-cash transaction in our Consolidated Statement of Cash Flows for the twelve months ended December 31, 2008. During 2008, we sold land for $3.8 million to the CDD for the construction of infrastructure, resulting in a $3.8 million decrease in restricted cash. As previously discussed, we have postponed future development activities, including this development and have reclassified the amount spent to date from an active development to a future development. Interest payments on the bonds for 2009 will be made from a capitalized interest account funded with bond proceeds. Thereafter, repayment of the bonds will be funded by special assessments on the property owner(s) within the CDD. The first special assessment is expected to be due on or about December 31, 2009. As the property owner, we intended to fund the special assessments from payments by tenants in the development. Until Colonial Pinnacle Nord du Lac is developed and leased, it is not expected to generate sufficient tenant revenues to support the full amount of the special assessments, in which case we would be obligated pay the special assessments to the extent not funded through tenant payments. The special assessments are not a personal liability of the property owner, but constitute a lien on the assessed property. In the event of a failure to pay the special assessments, the CDD would have the right to force the sale of the property included in the project. We are continuing to evaluate various alternatives for this development.
     In connection with the commercial joint venture transactions, (see Note 2 – “2007 Strategic Transactions” in our Notes to Consolidated Financial Statements contained in Item 8), we assumed certain contingent obligations for a total of $15.7 million, of which $6.8 million remains outstanding as of December 31, 2008.
     In January 2008, we received notification related to an unclaimed property audit for the States of Alabama and Tennessee.  As of December 31, 2008, we have accrued an estimated liability.
     We are a party to various legal proceedings incidental to our business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect our financial position or results of operations or cash flows.
Guarantees and Other Arrangements
     During April 2007, we committed, with our joint venture partner, to guarantee up to $7.0 million of a $34.1 million construction loan obtained by the Colonial Grand at Traditions Joint Venture. We, along with our joint venture partner, committed to each provide 50% of the guarantee. Construction at this site is substantially complete as the project was placed into service during 2008. As of December 31, 2008, the joint venture had drawn $32.9 million on the construction loan, which matures in April 2010. At December 31, 2008, no liability was recorded for the guarantee.
     During November 2006, we committed with our joint venture partner to guarantee up to $17.3 million of a $34.6 million construction loan obtained by the Colonial Promenade Smyrna Joint Venture (see Note 10 in our Notes to Consolidated Financial Statements contained in Item 8). We and our joint venture partner each committed to provide 50% of the $17.3 million guarantee, as each partner has a 50% ownership interest in the joint venture. Construction at this site is substantially complete as the project was placed into service during 2008. As of December 31, 2008, the Colonial Promenade Smyrna Joint Venture had drawn $32.5 million on the construction loan, which matures in December 2009. At December 31, 2008, no liability was recorded for the guarantee.
     During February 2006, we committed to guarantee up to $4.0 million of a $27.4 million construction loan obtained by the Colonial Grand at Canyon Creek Joint Venture (see Note 10 in our Notes to Consolidated Financial Statements contained in Item 8). Construction at this site is complete as the project was placed into service in 2007. As of December 31, 2008, the joint venture had drawn $27.4 million on the construction loan, which matures in March 2009. At December 31, 2008, no liability was recorded for the guarantee.
     During September 2005, in connection with the acquisition of CRT with DRA, CRLP guaranteed approximately $50.0 million of third-party financing obtained by the DRA/CRT JV with respect to 10 of the CRT properties. During 2006, seven of the ten properties were sold. The DRA/CRT JV (see Note 10 in our Notes to Consolidated Financial Statements contained in Item 8) is obligated to reimburse CRLP for any payments made under the guaranty before making distributions of cash flows or capital proceeds to the DRA/CRT JV partners. At December 31, 2008, no liability was recorded for the guarantee. As of December 2008, this guarantee, which, matures in January 2010, had been reduced to $17.4 million as a result of the pay down of the associated secured debt from the sales of assets.
     In connection with the formation of Highway 150 LLC (see Note 10 in our Notes to Consolidated Financial Statements contained in Item 8) in 2002, we executed a guarantee, pursuant to which we would serve as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. Our maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2008, the total amount of debt of the joint venture was approximately $16.4 million and matures in December 2012. At December 31, 2008, no liability was recorded for the guarantee.
     In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of CRLP totaling $26.5 million at December 31, 2008. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by CRLP.
     As discussed above, in connection with certain retail developments, we have received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. We have guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds.
Off-Balance Sheet Arrangements
     At December 31, 2008, our pro-rata share of mortgage debt of unconsolidated joint ventures is $476.3 million.
The aggregate maturities of this mortgage debt are as follows:

(in millions)

2009	$117.2
2010	89.0
2011	10.1
Thereafter	260.0

$476.3

     Of this debt, $100.2 million, $71.3 million and $4.2 million for years 2009, 2010 and 2011, respectively, includes an option for at least a one-year extension. Under these unconsolidated joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. In addition, as more fully described above, we have made certain guarantees in connection with our investment in unconsolidated joint ventures. We do not have any other off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.
Summary of Critical Accounting Policies
     We believe our accounting policies are in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. We consider the following accounting policies to be critical to our reported operating results:
     Principles of Consolidation— We consolidate entities in which we have a controlling interest or entities where we are determined to be the primary beneficiary under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” Under FIN 46R, variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability.

The primary beneficiary is required to consolidate the VIE for financial reporting purposes. Additionally, Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partner as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights provides guidance in determining whether a general partner controls and, therefore, should consolidate a limited partnership. The application of FIN 46R and EITF No. 04-5 requires management to make significant estimates and judgments about our and our partners’ rights, obligations and economic interests in such entities. Where we have less than a controlling financial interest in an entity or we are not the primary beneficiary of the entity under FIN 46R, the entity is accounted for on the equity method of accounting. Accordingly, our share of the net earnings or losses of these entities is included in consolidated net income. A description of our investments accounted for using the equity method of accounting is included in Note 10 Investments in Partially-Owned Entities and Other Arrangements in our Notes to Consolidated Financial Statements contained in Item 8. All significant intercompany accounts and transactions have been eliminated in consolidation.
     We recognize noncontrolling interest in our Consolidated Balance Sheets for partially-owned entities that we consolidate. The noncontrolling partners’ share of current operations is reflected in “Noncontrolling interest of limited partners in Consolidated Partnerships” in the Consolidated Statements of Operations and Comprehensive Income (Loss).
     Land, Buildings, and Equipment—Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. We review our long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset’s fair value. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. We determine fair value based on a probability weighted discounted future cash flow analysis.
     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), land inventory and for-sale residential projects under development are reviewed for potential write-downs when impairment indicators are present. SFAS No. 144 requires that in the event the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts, impairment charges are required to be recorded to the extent that the fair value of such assets is less than their carrying amounts. These estimates of cash flows are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs, and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is to be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Our determination of fair value is based on a probability weighted discounted future cash flow analysis, current negotiations regarding a potential sale or other related factors, all of which incorporate available market information as well as other assumptions made by management.
     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture and fixtures	5 or 7 years
Equipment	3 or 5 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease
     Repairs and maintenance costs are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.
     Acquisition of Real Estate Assets— We account for our acquisitions of investments in real estate in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on their fair values. We consider acquisitions of operating real estate assets to be “businesses” as that term is contemplated in Emerging Issues Task Force Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.
     We allocate purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management’s determination of the relative fair values of these assets. We also allocate value to tenant improvements based on the estimated costs of similar tenants with similar terms.
     Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.
     The aggregate value of other intangible assets acquired are measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.
     The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement or management’s expectation for renewal), among other factors.
     From time to time, we pursue acquisition opportunities and will not be successful in all cases. Costs incurred related to these acquisition opportunities are expensed when it is no longer probable that we will be successful in the acquisition.
     Undeveloped Land and Construction in Progress— Undeveloped land and construction in progress is stated at cost unless such assets are impaired pursuant to the provisions of SFAS No. 144, in which case such assets are recorded at fair value.
     Costs incurred during predevelopment are capitalized after we have identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the predevelopment costs that have been previously capitalized are expensed.
     The capitalization of costs during the development of assets (including interest, property taxes and other direct costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other direct costs) begins when the asset is taken out of service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.
     Valuation of Receivables— Due to the short-term nature of the leases at our multifamily properties, generally six months to one year, our exposure to tenant defaults and bankruptcies is minimized. Our policy is to record allowances for all outstanding receivables greater than 30 days past due at our multifamily properties.
     We are subject to tenant defaults and bankruptcies at our commercial properties that could affect the collection of outstanding receivables. In order to mitigate these risks, we perform credit review and analysis on all commercial tenants and significant leases before they are executed. We evaluate the collectability of outstanding receivables and record allowances as appropriate. Our policy is to record allowances for all outstanding invoices greater than 60 days past due at our commercial properties.

     We had $1.0 million and $1.4 million in an allowance for doubtful accounts as of December 31, 2008 and 2007, respectively.
     Notes Receivable— Notes receivable consists primarily of promissory notes issued by third parties. We record notes receivable at cost. We evaluate the collectability of both interest and principal for each of its notes to determine whether it is impaired. A note is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the fair value of the collateral if the note is collateral dependent.
     Notes receivable activity for the twelve months ended December 31, 2008 consists primarily of the following:
(1)	We had a promissory note of approximately $29.5 million related to a for-sale residential project in which we had a 40% interest. During 2008, the Regents Park Joint Venture defaulted on this note. As a result, we converted the outstanding notes receivable due from the Regents Park Joint Venture (Phase I) to preferred equity in the same joint venture. We did not record a gain or loss upon conversion of the outstanding notes receivable balance to preferred equity. Because of these events, we have consolidated this joint venture in its financial statements as of December 31, 2008 (see Note 10 to our Notes to Consolidated Financial Statements included in Item 8).

(2)	We had short-term seller financing related to the sale of Colonial Grand at Shelby Farms I & II for approximately $27.8 million with an original maturity date of July 27, 2008 and a rate of 6.50%. There were two 30-day extension options available at a rate of 8.0% and 12.0%, respectively. During July 2008, the buyer exercised the first of these extension options. In August 2008, the buyer repaid the note in full.
     We had recorded accrued interest related to our outstanding notes receivable of $0.1 million, $0.2 million and $5.2 million as of December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, 2007 and 2006, we had recorded a reserve of $1.5 million, $0.9 million and $0.6 million, respectively, against its outstanding notes receivable and accrued interest. The weighted average interest rate on the notes receivable outstanding at December 31, 2008, 2007 and 2006 was approximately 5.9%, 8.1% and 11.8%, respectively. Interest income is recognized on an accrual basis.
     We provided first mortgage financing to third parties in 2008 as discussed above. In 2007, we provided first mortgage financing to third parties of $17.5 million and received principal payments of $7.3 million on these loans. We provided $1.3 million ($0.4 million of subordinated financing and $0.9 million of seller-financing) of financing to third parties in 2008 and $8.6 million of subordinated financing to third parties in 2007. We received principal payments of $1.7 million and $49.5 million on these and other outstanding subordinated loans during 2008 and 2007, respectively. As of December 31, 2008 and 2007, we had outstanding notes receivable balances of $2.9 million and $30.7 million, respectively. As of December 31, 2008, we had a reserve of $1.5 million related to these notes.
     Deferred Debt and Lease Costs—Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by us to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.
     Derivative Instruments—All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment under SFAS No. 133 (subsequently amended by SFAS Nos. 137 and 138), Accounting for Derivative Instruments and Hedging Activities, must be recorded at fair value with gains or losses recognized in earnings in the period of change. We enter into derivative financial instruments from time to time, but do not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt.
     We formally document all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge (see Note 13 to our Notes to Consolidated Financial Statements included in Item 8). This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. We discontinue hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

     Share-Based Compensation— The Trust currently sponsors share option plans and restricted share award plans (Refer to Note 16 — Share—based Compensation in our Notes to Consolidated Financial Statements contained in Item 8). In December 2004, the FASB issued SFAS No. 123 (Revised), Share Based Payment (“SFAS No. 123(R)”), which replaced SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 (R) requires compensation costs related to share-based payment transactions to be recognized in financial statements.
     Revenue Recognition— Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects are recognized in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 66, Accounting for Sales of Real Estate(“SFAS No. 66”). For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met (“Completed Contract Method”). Under SFAS No. 66, we use the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.
     Estimated future warranty costs on condominium conversion and for-sale residential sales are charged to cost of sales in the period when the revenues from such sales are recognized. Such estimated warranty costs are approximately 0.5% of total revenue. As necessary, additional warranty costs are charged to costs of sales based on management’s estimate of the costs to remediate existing claims.
     Revenue from construction contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Adjustments to estimated profits on contracts are recognized in the period in which such adjustments become known.
     Other income received from long-term contracts signed in the normal course of business, including property management and development fee income, is recognized when earned for services provided to third parties, including joint ventures in which we own a noncontrolling interest.
     We, as lessor, retain substantially all the risks and benefits of property ownership and account for our leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the leases. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.
     Segment Reporting— We have adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). SFAS No. 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. As discussed further in Note 11 to our Notes to Consolidated Financial Statements included in Item 8, prior to December 31, 2008, we had four operating segments: multifamily, office, retail, and for-sale residential. Since January 1, 2009, we have managed our business based on the performance of two operating segments: multifamily and commercial. The financial position and results of operations for all periods presented have been retrospectively restated in Note 11 of Item 8 to reflect this change.
     Investments in Joint Ventures — To the extent that we contribute assets to a joint venture, our investment in the joint venture is recorded at our cost basis in the assets that were contributed to the joint venture. To the extent that our cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and included in our share of equity in net income of the joint venture. In accordance with the provisions of SFAS No. 66 and Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, paragraph 30, we recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. We continually evaluate our investments in joint ventures for other than temporary declines in market value. On a periodic basis, management assesses whether there are any indicators that the value of our investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. We have determined that these investments are not impaired as of December 31, 2008 and 2007.
     Investment and Development Expenses - Investment and development expenses consist primarily of costs related to abandoned pursuits. We incur costs prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If we determine that it is probable that we will not develop a particular project, any related pre-development costs previously incurred are immediately expensed. We recorded $4.4 million, $1.5 million and $1.0 million in investment and development expenses in 2008, 2007 and 2006, respectively.
     Assets and Liabilities Measured at Fair Value - On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
     SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
     Recent Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157. As discussed above, SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for our financial assets and liabilities on January 1, 2008. In February 2008, the FASB reached a conclusion to defer the implementation of the SFAS No. 157 provisions relating to non-financial assets and liabilities until January 1, 2009. The FASB also reached a conclusion to amend SFAS No. 157 to exclude SFAS No. 13 Accounting for Leases and its related interpretive accounting pronouncements. SFAS No. 157 is not expected to materially affect how we determine fair value, but has resulted in certain additional disclosures (see Note 3 to our Notes to Consolidated Financial Statements included in Item 8). We adopted SFAS No. 157 effective January 1, 2008 for financial assets and financial liabilities and do not expect this adoption to have a material effect on our consolidated results of operations or financial position. We also adopted the deferral provisions of FASB Staff Position, or FSP, SFAS No. 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities (except those that are recognized or disclosed at fair value in the financial statements on a recurring basis) until fiscal years beginning after November 15, 2008. We also adopted FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP, which provides guidance on measuring the fair value of a financial asset in an inactive market, had no impact on our consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on our consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements under certain circumstances. SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS No.

160 also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. The provisions of SFAS No. 160 became effective for fiscal years beginning after November 15, 2008, including interim periods beginning January 1, 2009. Based on our evaluation of SFAS No. 160, we have concluded that we will continue to classify limited partners’ redeemable units as “temporary equity” in our consolidated balance sheet. Each limited partners’ redeemable units may be redeemed by the holder thereof for either one common share of the Trust or cash equal to the fair market value thereof at the time of such redemption, at the option of the Trust. We have classified these redeemable units as temporary equity. This is primarily due to the fact that the election to settle redeemable units in common shares of the Trust or cash is made by the Trust. As the ability to issue common shares of the Trust in exchange for redeemable units of CRLP is outside of our exclusive control, we concluded that it does not meet the requirements for permanent equity classification under the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. All other noncontrolling interests are classified as equity in the accompanying consolidated condensed balance sheets. See Note 14 in Item 8 for additional discussion.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which changes how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, and tax benefits. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the impact of SFAS No. 141(R) on our consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures primarily surround disclosing the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. SFAS No.161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently evaluating how this standard will impact our disclosures regarding derivative instruments and hedging activities.
     In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP allows us to use our historical experience in renewing or extending the useful life of intangible assets. This FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and shall be applied prospectively to intangible assets acquired after the effective date. We do not expect the application of this FSP to have a material impact on our consolidated financial statements.
     In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF No. 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” Under the guidance in FSP EITF No. 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data presented has been adjusted retrospectively. The adoption of FSP EITF No. 03-6-1 requires inclusion of participating securities in the computation of earnings per share calculation (see Note 22). The application of this FSP did not have a material impact on our consolidated financial statements.
     In December 2008, the EITF issued EITF 08-6, Equity Method Investment Accounting Considerations, which, amongst other items, clarifies that the initial carrying value of an equity method investment should be based on the cost accumulation model. EITF 08-6 is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. We do not expect the application of EITF 08-6 to have a material impact on its consolidated financial statements.

Inflation
     Leases at the multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.
     An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2008, our exposure to rising interest rates was mitigated by our high percentage of consolidated fixed rate debt (82%). As it relates to the short-term, an increase in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk
     The information required by this item is incorporated by reference from “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk”.
Item 8. Financial Statements and Supplementary Data
     The following are filed as a part of this report:
     Financial Statements:
Consolidated Balance Sheets as of December 31, 2008 and 2007 (as adjusted)
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2008, 2007 and 2006 (as adjusted)
Consolidated Statements of Equity for the years ended December 31, 2008, 2007 and 2006 (as adjusted)
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007 and 2006 (as adjusted)
Notes to Consolidated Financial Statements (as adjusted)
     Report of Independent Registered Public Accounting Firm

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per unit data)

	(as adjusted)
	December 31,	December 31,
	2008	2007

ASSETS
Land, buildings and equipment	$2,873,256	$2,431,064
Undeveloped land and construction in progress	309,010	531,410
Less: Accumulated Depreciation	(403,842)	(290,118)
Real estate assets held for sale, net	196,284	253,641
Net real estate assets	2,974,708	2,925,997

Cash and equivalents	9,185	92,841
Restricted cash	29,766	10,005
Accounts receivable, net	23,102	25,534
Notes receivable	2,946	30,756
Prepaid expenses	5,332	8,845
Deferred debt and lease costs	16,783	15,637
Investment in partially owned entities	46,221	69,682
Deferred tax asset	9,311	19,897
Other assets	37,147	30,443

Total Assets	$3,154,501	$3,229,637

LIABILITIES AND EQUITY
Notes and mortgages payable	$1,450,389	$1,575,921
Unsecured credit facility	311,630	39,316
Mortgages payable related to real estate held for sale	—	26,602
Total long-term liabilities	1,762,019	1,641,839

Accounts payable	52,898	68,858
Accrued interest	20,716	23,064
Accrued expenses	7,520	16,425
Other liabilities	32,140	11,966

Total liabilities	1,875,293	1,762,152

Redeemable units, at redemption value - 8,860,971 and 10,052,778 units outstanding at December 31, 2008 and 2007, respectively	124,848	214,166

General partner -
Common equity - 48,546,268 and 47,216,549 units outstanding at December 31, 2008 and 2007, respectively	963,509	1,038,982
Preferred equity ($125,000 liquidation preference)	96,707	120,550

Limited partners’ preferred equity ($100,000 liquidation preference)	97,406	97,406
Limited partners’ noncontrolling interest in consolidated partnerships	1,943	2,439
Accumulated other comprehensive income	(5,205)	(6,058)

Total equity	1,154,360	1,253,319

Total liabilities and equity	$3,154,501	$3,229,637

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share and per unit data)

	(as adjusted)
	For the years ended
	December 31,	December 31,	December 31,
	2008	2007	2006
Revenue:
Base rent	$275,875	$318,554	$362,297
Base rent from affiliates	96	1,153	2,547
Percentage rent	419	917	957
Tenant recoveries	4,249	11,484	22,438
Other property related revenue	35,304	32,563	29,797
Construction revenues	10,137	38,448	30,484
Other non-property related revenue	18,329	19,345	16,714

Total revenue	344,409	422,464	465,234

Operating expenses:
Property operating expenses	84,133	92,432	99,582
Taxes, licenses, and insurance	38,383	43,886	48,230
Construction expenses	9,530	34,546	29,411
Property management expenses	8,426	12,178	12,546
General and administrative expenses	23,189	25,650	20,013
Management fee and other expenses	15,153	15,665	11,754
Restructuring charges	1,028	3,019	—
Investment and development expenses	4,358	1,516	1,010
Depreciation	101,342	108,771	125,706
Amortization	3,371	10,476	17,843
Impairment and other losses	93,100	44,129	1,600

Total operating expenses	382,013	392,268	367,695

(Loss) income from operations	(37,604)	30,196	97,539

Other income (expense):
Interest expense	(75,153)	(92,475)	(121,416)
Gains (losses) on retirement of debt	15,951	(10,363)	(641)
Interest income	2,776	7,591	7,754
Income from partially-owned unconsolidated entities	12,516	11,207	34,823
(Losses) gains on hedging activities	(385)	345	5,535
Gains from sales of property, net of income taxes of $1,533, $6,548 and $3,416 for 2008, 2007 and 2006, respectively	5,765	29,524	66,794
Transaction costs	—	(11,026)	—
Income taxes and other	1,001	15,743	(189)

Total other (expense) income	(37,529)	(49,454)	(7,340)

(Loss) income from continuing operations	(75,133)	(19,258)	90,199

Income from discontinued operations	(19,476)	10,126	29,871
Gain on disposal of discontinued operations, net of income taxes of $1,064, $1,839 and $8,554 for 2008, 2007 and 2006, respectively	44,086	91,144	134,619

Income from discontinued operations	24,610	101,270	164,490

Net (loss) income	(50,523)	82,012	254,689

Noncontrolling interest of limited partners - continuing operations	(531)	(2,084)	766
Noncontrolling interest of limited partners - discontinued operations	451	(3,240)	(2,591)

Income attributable to noncontrolling interest	(80)	(5,324)	(1,825)

Net (loss) income attributable to CRLP	(50,603)	76,688	252,864

Distributions to general partner preferred unitholders	(8,773)	(13,439)	(20,902)
Distributions to limited partner preferred unitholders	(7,251)	(7,250)	(7,250)
Preferred unit issuance costs write-off	(27)	(360)	(2,128)

Net (loss) income available to common unitholders	(66,654)	55,639	222,584

Net income (loss) available to common unitholders allocated to limited partners	11,225	(10,099)	(42,135)

Net (loss) income available to common unitholders allocated to general partner	$(55,429)	$45,540	$180,449

Net (loss) income available to common unitholders per common unit - basic:
(Loss) income from continuing operations	$(1.63)	$(0.85)	$1.07
Income from discontinued operations	0.44	1.73	2.87

Net (loss) income available to common unitholders per common unit - basic	$(1.19)	$0.88	$3.94

Net (loss) income available to common unitholders per common unit - diluted:
(Loss) income from continuing operations	$(1.63)	$(0.85)	$1.06
Income from discontinued operations	0.44	1.73	2.85

Net (loss) income available to common unitholders per common unit - diluted	$(1.19)	$0.88	$3.91

Weighted average common units outstanding - basic	56,904	56,723	56,162
Weighted average common units outstanding - diluted	56,904	56,723	56,605

Net (loss) income attributable to CRLP	$(50,603)	$76,688	$252,864
Other comprehensive income (loss):
Unrealized loss on cash flow hedging activities	(100)	(535)	(3,029)
Change in additional minimum pension liability	—	—	239
Change related to pension plan termination	—	2,615	—

Comprehensive (loss) income	$(50,703)	$78,768	$250,074

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF EQUITY
(amounts in thousands)
(as adjusted)

			Limited	Limited	Accumulated
	General Partner		Partners’	Partners’	Other
	Common	Preferred	Preferred	Noncontrolling	Comprehensive
For the Years Ended December 31, 2008, 2007 and 2006	Equity	Equity	Equity	Interest	Income (Loss)	Total

Balance, December 31, 2005	$1,002,638	$301,450	$97,406	$8,093	$(915)	$1,408,672

Net income available to common unitholders before preferred unit distributions	222,584	20,903	7,250		—	250,737
Change in interest of limited partners				(687)		(687)
Cash contributions	32,686	—	—		—	32,686
Redeemption of preferred units	—	(76,464)	—		—	(76,464)
Distributions	(153,264)	(20,903)	(7,250)			(181,417)
Unrealized loss on derivative financial instruments	—	—	—		(3,029)	(3,029)
Reclassification adjustments for amounts included in net income	—	—	—		(2,386)	(2,386)
Change in additional minimum pension liability	—	—	—		239	239
Adoption of SFAS No. 158	—	—	—		(2,615)	(2,615)
Change in redeembable noncontrolling interest	(38,986)	—	—		—	(38,986)

Balance, December 31, 2006	$1,065,658	$224,986	$97,406	$7,406	$(8,706)	$1,386,750

Net income available to common unitholders before preferred unit distributions	55,639	13,439	7,250		—	76,328
Change in interest of limited partners				(4,967)		(4,967)
Cash contributions	21,859	—	—		—	21,859
Redeemption of preferred units	—	(104,436)	—		—	(104,436)
Distributions	(144,960)	(13,439)	(7,250)			(165,649)
Special cash distribution	(11,999)	—	—		—	(11,999)
Special distribution of joint venture units	(229,409)	—	—		—	(229,409)
Unrealized loss on derivative financial instruments	—	—	—		(535)	(535)
Reclassification adjustments for amounts included in net income	—	—	—		568	568
Termination of pension plan	—	—	—		2,615	2,615
Change in redeembable noncontrolling interest	282,194	—	—		—	282,194

Balance, December 31, 2007	$1,038,982	$120,550	$97,406	$2,439	$(6,058)	$1,253,319

Net loss available to common unitholders before preferred unit distributions	(66,654)	8,773	7,251		—	(50,630)
Change in interest of limited partners				(496)		(496)
Cash contributions	2,321	—	—		—	2,321
Redeemption of preferred units	—	(23,843)	—		—	(23,843)
Distributions	(100,458)	(8,773)	(7,251)			(116,482)
Unrealized loss on derivative financial instruments	—	—	—		(100)	(100)
Reclassification adjustments for amounts included in net income	—	—	—		953	953
Change in redeembable noncontrolling interest	89,318	—	—		—	89,318

Balance, December 31, 2008	$963,509	$96,707	$97,406	$1,943	$(5,205)	$1,154,360

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	(as adjusted)
	For the Years Ended December 31,
	2008	2007	2006

Cash flows from operating activities:
Net (loss) income attributable to CRLP	(50,603)	76,688	$252,864
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	107,610	123,811	166,628
Loss (Income) from partially-owned unconsolidated entities	(12,516)	(11,207)	(34,823)
Distributions of income from partially-owned unconsolidated entities	13,344	13,207	9,370
Gains from sales of property	(52,652)	(128,287)	(213,383)
Transaction costs	—	11,026	—
(Gain) loss on retirement of debt	(16,021)	12,521	—
Prepayment penalties	—	(29,207)	—
Impairment charges	116,900	46,629	1,600
Other, net	1,959	(4,782)	5,450
Decrease (increase) in:
Restricted cash	440	5,902	(7,765)
Accounts receivable, net	2,276	(276)	(1,341)
Prepaid expenses	3,362	10,943	(2,000)
Other assets	234	(12,700)	(12,450)
Increase (decrease) in:
Accounts payable	6,838	(4,104)	2,229
Accrued interest	(2,348)	(9,405)	3,406
Accrued expenses and other	(690)	(1,921)	2,010

Net cash provided by operating activities	118,133	98,838	171,795

Cash flows from investing activities:
Acquisition of properties	(7,369)	(125,400)	(350,306)
Development expenditures	(280,492)	(314,299)	(309,923)
Development expenditures paid to an affiliate	(50,605)	(77,035)	(59,165)
Tenant improvements	(3,046)	(5,960)	(26,133)
Capital expenditures	(24,613)	(34,198)	(36,509)
Issuance of notes receivable	(9,436)	(26,195)	(40,549)
Repayments of notes receivable	5,939	56,708	17,179
Proceeds from sales of property, net of selling costs	176,997	650,735	865,918
Transaction costs	—	(11,026)	—
Distributions from partially owned entities	32,734	100,131	92,242
Capital contributions to partially owned entities	(13,363)	(43,142)	(17,336)
Purchase of investments	5,757	(7,379)	—

Net cash provided by (used in) investing activities	(167,497)	162,940	135,418

Cash flows from financing activities:
Principal reductions of debt	(223,295)	(655,076)	(260,594)
Payment of debt issuance costs	(2,272)	—	—
Proceeds from additional borrowings	71,302	818,748	274,011
Net change in revolving credit balances	259,311	(147,143)	(24,656)
Distributions to common and preferred unitholders	(116,482)	(165,649)	(181,417)
Special cash distribution	—	(11,999)	—
Redemption of preferred units	(23,844)	(105,157)	(78,527)
Proceeds from dividend reinvestment plan and exercise of stock options	1,270	21,859	32,686
Other financing activities, net	(282)	(12,167)	(11,685)

Net cash used in financing activities	(34,292)	(256,584)	(250,182)

Increase in cash and equivalents	(83,656)	5,194	57,031
Cash and equivalents, beginning of period	92,841	87,647	30,615

Cash and equivalents, end of period	$9,185	$92,841	$87,646

Supplemental disclosures of cash flow information:
Cash paid during the year for interest, including amounts capitalized	$97,331	$127,271	$141,839
Cash paid during the year for income taxes	$4,755	$5,799	$17,513

Supplemental disclosure of non cash transactions:
Issuance of community development district bonds (“CDD”) related to Nor du Lac project	$(24,000)	—	—
Conversion of notes receivable balance due from Regents Park Joint Venture (Phase I)	$(30,689)	—	—
Cash flow hedging activities	$(100)	$(535)	$(3,029)

COLONIAL REALTY LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006
(as adjusted)
1. Organization and Basis of Presentation
     Colonial Realty Limited Partnership (“CRLP”), a Delaware limited partnership, is the operating partnership of Colonial Properties Trust (the “Trust”), an Alabama real estate investment trust (“REIT”) whose shares are listed on the New York Stock Exchange (“NYSE”). As used herein, “CRLP” includes Colonial Properties Services, Inc. (“CPSI”), Colonial Properties Services Limited Partnership (“CPSLP”) and CLNL Acquisition Sub, LLC (“CLNL”). The Trust was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Trust is a fully integrated, self-administered and self-managed REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of commercial real estate property. CRLP’s activities include ownership or partial ownership and operation of a portfolio of 192 properties as of December 31, 2008 (including 112 consolidated properties and 80 properties held through unconsolidated joint ventures), consisting of multifamily and commercial properties located in Alabama, Arizona, Florida, Georgia, North Carolina, South Carolina, Tennessee, Texas and Virginia. As of December 31, 2008, including properties in lease-up, CRLP owns interests in 116 multifamily apartment communities (including 103 wholly-owned consolidated properties and 13 properties partially-owned through unconsolidated joint ventures), 48 office properties (including three wholly-owned consolidated properties and 45 properties partially-owned through unconsolidated joint ventures) and 28 retail properties (including six consolidated properties and 22 properties partially-owned through unconsolidated joint ventures).
2. 2007 Strategic Transactions
     In November 2006, the Trust announced its plan to accelerate becoming a multifamily focused REIT by reducing its ownership interests in its commercial portfolios. To facilitate this plan, in June 2007, the Trust completed two joint venture transactions, one involving 26 properties and the other involving 11 properties. In addition, in July 2007, CRLP completed the outright sale of an additional 12 retail properties. Each of these transactions is discussed in more detail below.
     On June 15, 2007, the Trust completed its office joint venture transaction with DRA G&I Fund VI Real Estate Investment Trust, an entity advised by DRA Advisors LLC (“DRA”). The Trust sold to DRA its 69.8% interest in the newly formed joint venture (the “DRA/CLP JV”) that became the owner of 24 office properties and two retail properties that were previously wholly-owned by CRLP. Total sales proceeds from the sale of this 69.8% interest were approximately $379.0 million. CRLP retained a 15% noncontrolling interest in the DRA/CLP JV (see Note 10), as well as management and leasing responsibilities for the 26 properties. In addition to the approximate 69.8% interest purchased from the Trust, DRA purchased an aggregate of 2.6% of the interests in the DRA/CLP JV from the limited partners of CRLP. As of December 31, 2007, DRA owned an approximate 72.4% interest in the DRA/CLP JV, a subsidiary of CRLP owned a 15% interest and certain of our limited partners of CRLP that did not elect to sell their interests in the DRA/CLP JV owned the remaining approximate 12.6% interest. The purchase price paid by DRA for each limited liability company interest it acquired in the DRA/CLP JV was based on a portfolio value of approximately $1.1 billion, of which approximately $588.2 million was funded with mortgage indebtedness. The Trust recorded a net gain of approximately $211.8 million on the sale of its 69.8% interest to DRA. The Trust also deferred a gain of approximately $7.2 million as a result of certain obligations it assumed in the transaction. During 2007, the Trust recognized approximately $3.0 million of this deferred gain as a result of a reduction of the related obligations. The Trust did not recognize any of this deferred gain during 2008. In May 2008, certain members in the DRA/CLP JV exercised an option to sell membership interests totaling approximately $1.7 million. DRA purchased these units with cash increasing its ownership interest in the joint venture from 72.4% to 73.3%. CRLP’s ownership interest in the DRA/CLP JV remained at 15.0%.
     On June 20, 2007, the Trust completed its retail joint venture transaction with OZRE Retail, LLC (“OZRE”). The Trust sold to OZRE its 69.8% interest in the newly formed joint venture (the “OZRE JV”) that became the owner of 11 retail properties that were previously wholly-owned by CRLP. Total sales proceeds from the sale of this 69.8% interest were approximately $115.0 million. CRLP retained a 15% noncontrolling interest in the OZRE JV (see Note 10), as well as management and leasing responsibilities for the 11 properties. In addition to the approximate 69.8% interest purchased from the Trust, OZRE purchased an aggregate of 2.7% of the interests in the OZRE JV from limited partners of CRLP. As of December 31, 2007, OZRE owned an approximate 72.5% interest in the OZRE JV, a subsidiary of CRLP owned a 15% interest and certain of the limited partners of CRLP that did not elect to sell their interests in the OZRE JV to OZRE owned the remaining approximate 12.5% interest. The purchase price paid by OZRE for each limited liability company interest it acquired in the OZRE JV was based on a portfolio value of approximately $360.0 million, of which approximately $187.2 million was funded with mortgage indebtedness. The Trust recorded a net gain of approximately $64.7 million on the sale of its 69.8% interest to OZRE. The Trust also deferred a gain of approximately $8.5 million as a result of certain obligations it assumed in the transaction. During 2007, the Trust recognized approximately $5.5 million of this deferred gain as a result of a reduction of the related obligations. The Trust did not recognize any of this deferred gain during 2008; however, the Trust funded $0.4 million of this obligation as required per the purchase/sale agreement. In June 2008, certain members in the OZRE JV exercised an option to sell membership interests totaling approximately $9.1 million to the OZRE JV. The redeemed units were cancelled by the OZRE JV increasing OZRE’s ownership interest from 72.5% to 82.7% and CRLP’s ownership interest from 15.0% to 17.1%.
     In July 2007, the Trust completed its strategic initiative to become a multifamily REIT with the outright sale of an additional 11 retail assets for an aggregate sales price of $129.0 million (the asset sales, together with the joint venture transactions completed in June 2007 are collectively referred to herein as the “Strategic Transactions”) (see Note 6). As a result of the sale of one of these assets for less than its carrying value, CRLP recorded an impairment charge of approximately $2.5 million during 2007, which is included in “Income from discontinued operations” in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2007. In addition, the CRLP sold a retail property, of which it owned 90%, for a sales price of $74.4 million (see Note 6).
     As a result of the joint venture transactions discussed above, the Trust paid a special distribution of $10.75 per share on June 27, 2007. The remaining proceeds from these transactions were used to pay down a portion of CRLP’s outstanding indebtedness (see Note 12). During 2007, CRLP incurred approximately $29.2 million in prepayment penalties, which was partially offset by the write-off of approximately $16.7 million in debt intangibles. These amounts are included in “Gains (losses) on retirement of debt” in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2007.
     During 2007, CRLP incurred transaction costs of approximately $11.8 million (excluding noncontrolling interest of approximately $2.0 million) in connection with the commercial joint venture transactions, including employee incentives of approximately $0.5 million. These transaction costs were recorded as a part of the net gain recorded for the two joint venture transactions for the Trust.
3. Summary of Significant Accounting Policies
     Basis of Presentation— The consolidated financial statements include CRLP, Colonial Properties Services Inc. (“CPSI”), Colonial Properties Services Limited Partnership (“CPSLP”), and CLNL Acquisition Sub, LLC (“CLNL”). CPSI is a taxable REIT subsidiary of the Trust that is not entitled to a dividend paid deduction and is subject to federal, state and local income taxes. CPSI provides property development, leasing and management for third-party owned properties and administrative services to CRLP. CRLP generally reimburses CPSI for payroll and other costs incurred in providing services to CRLP. All inter-company transactions are eliminated in the accompanying consolidated financial statements.
     Entities in which CRLP owns, directly or indirectly, a fifty percent or less interest and does not control are reflected in the consolidated financial statements as investments accounted for under the equity method. Under this method, the investment is carried at cost plus or minus equity in undistributed earnings or losses since the date of acquisition. For those entities in which CRLP owns less than 100% of the equity interest, CRLP consolidates the entity if CRLP has the direct or indirect ability to make major decisions about the entities’ activities based on the terms of the respective joint venture agreements which specify the sharing of participating and protective rights such as decisions regarding major leases, encumbering the entities with debt and whether to dispose of entities. CRLP also consolidates certain partially-owned entities and other subsidiaries if CRLP owns less than 100% of the equity interest and is deemed to be the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Interpretation 46 “Consolidation of Variable Interest Entities”, an Interpretation of ARB No. 51, as revised (“FIN 46(R)”). CRLP eliminates in consolidation revenues and expenses associated with its percentage interest in unconsolidated subsidiaries.
     CRLP recognizes noncontrolling interest in its Consolidated Balance Sheets for partially-owned entities that CRLP consolidates. The noncontrolling partners’ share of current operations is reflected in “Noncontrolling interest of limited partners in consolidated partnerships” in the Consolidated Statements of Operations and Comprehensive Income (Loss).
     Pursuant to CRLP’s Third Amended and Restated Agreement of Limited Partnership, as amended, each time the Trust issues shares, it contributes to CRLP any net proceeds raised in connection with the issuance and CRLP issues an equivalent number of units to the Trust. Similarly, whenever the Trust purchases or redeems its preferred and common shares, CRLP purchases, redeems or cancels an equivalent number of its units.
     Federal Income Tax Status— CRLP is a partnership for federal income tax purposes. As a partnership CRLP is not subject to federal income tax on its income. Instead, each of CRLP’s partners, including the Trust, is required to pay tax on such partner’s allocable share of income. The Trust, which is considered a corporation for federal income tax purposes, qualifies as a REIT for federal income tax purposes and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax on its taxable income at regular corporate rates. The Trust may be subject to certain state and local taxes on its income and property.
     In addition, CRLP’s financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI provides property development, leasing and management services for third-party owned properties and administrative services to CRLP. CRLP generally reimburses CPSI for payroll and other costs incurred in providing services to CRLP. CPSI uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future periods. CPSI provides property development, construction services, leasing and management services for joint-venture and third-party owned properties and administrative services to CRLP and engages in for-sale development and conversion activity. CRLP generally reimburses CPSI for payroll and other costs incurred in providing services to CRLP. All inter-company transactions are eliminated in the accompanying Consolidated Financial Statements. CPSI’s consolidated provision (benefit) for income taxes was $0.8 million, ($7.4) million and $12.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. CPSI’s effective income tax rate was -0.90%, 41.87% and 38.31% for the years ended December 31, 2008, 2007 and 2006, respectively. As of December 31, 2008, CPSI has a net deferred tax asset of approximately $9.3 million, which resulted primarily from the impairment charge related to the Trust’s for-sale residential properties. CPSI has assessed the recoverability of this asset and believes that, as of December 31, 2008, recovery is more likely than not based upon future taxable income and the ability to carryback taxable losses to prior periods.
     In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN 48 was effective for CRLP on January 1, 2007. The adoption did not have a material impact on CRLP’s consolidated financial statements. CRLP has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits.
     Tax years 2005 through 2007 are subject to examination by the federal and state taxing authorities. There are no significant income tax examinations currently in process.
     CRLP may from time to time be assessed interest or penalties by major tax jurisdictions, although any such assessments historically have been minimal and immaterial to our financial results. When CRLP has received an assessment for interest and/or penalties, it has been classified in the financial statements as income tax expense.
     Land, Buildings, and Equipment—Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. CRLP reviews its long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset’s fair value. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. CRLP determines fair value based on a probability weighted discounted future cash flow analysis.
     In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), land inventory and for-sale residential projects under development are reviewed for potential write-downs when impairment indicators are present. SFAS No. 144 requires that in the event the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts, impairment charges are required to be recorded to the extent that the fair value of such assets is less than their carrying amounts. These estimates of cash flows are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is to be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. CRLP’s determination of fair value is based on a probability weighted discounted future cash flow analysis, current negotiations regarding a potential sale or other related factors, all of which incorporate available market information as well as other assumptions made by management.

     During December 2008, CRLP recorded a $116.9 million impairment charge related to certain of the Trust’s for-sale residential properties including condominium conversions, land held for future sale and for-sale residential and mixed-use development and one retail property. Of this charge, $91.4 million is included in “Impairment and other losses” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss) and $25.5 million is included in “Income from discontinued operations” on CRLP’s Consolidated Statements of Opertions and Comprehensive Income (Loss). CRLP also recorded a $1.7 million casualty loss as a result of fire damage at four multifamily apartment communities that is included in “Impairment and other losses” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss).
     During June 2007, CRLP recorded a $2.5 million impairment charge related to a retail asset that was sold in July 2007. As a result of the sale, this $2.5 million impairment charge is included in “Income from discontinued operations” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss). During September 2007, CRLP recorded an impairment charge of $43.3 million related to the Trust’s for-sale residential business (see Note 5) and $0.8 million as a result of fire damage at two multifamily apartment communities. The fires resulted in the loss of a total of 20 apartment homes at the two properties.
     Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture and fixtures	5 or 7 years
Equipment	3 or 5 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease
     Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.
     Acquisition of Real Estate Assets—CRLP accounts for its acquisitions of investments in real estate in accordance with SFAS No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on the fair values. CRLP considers acquisitions of operating real estate assets to be “businesses” as that term is contemplated in EITF Issue No. 98-3, Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.
     CRLP allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management’s determination of the relative fair values of these assets. CRLP also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.
     Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.
     The aggregate value of other intangible assets acquired are measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management may engage independent third-party appraisers to perform these valuations and those appraisals use commonly employed valuation techniques, such as discounted cash flow analyses. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. CRLP also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods depending on specific local market conditions and depending on the type of property acquired. Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

     The total amount of other intangible assets acquired is further allocated to in-place leases, which includes other tenant relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and CRLP’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of CRLP’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement or management’s expectation for renewal), among other factors.
     The value of in-place leases and tenant relationships are amortized as a leasing cost expense over the initial term of the respective leases and any renewal periods. These intangible assets generally have a composite life of three to nine months for CRLP’s multifamily properties. In no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.
     As December 31, 2008, CRLP did not have any unamortized in-place lease intangible assets or above (below) market lease intangibles. The aggregate amortization expense for in-place lease intangible assets recorded during 2008 was $0.5 million.
     As of December 31, 2006, CRLP had $98.4 million of gross in-place lease intangible assets related to its commercial properties and accumulated amortization for these in-place lease intangible assets was $66.2 million related these properties. The aggregate amortization expense for these in-place lease intangible assets was $6.5 million and $14.6 million for 2007 and 2006, respectively. The unamortized portion of these in-place lease intangible assets was disposed of in the commercial joint venture transactions that occurred during 2007, therefore, there were no unamortized assets as of December 31, 2007.
     Additionally, as of December 31, 2006, CRLP had $4.7 million of net above (below) market lease intangibles related to its commercial property properties. The above (below) market lease intangibles are amortized as a decrease or increase of rental revenue over the terms of the related leases. The aggregate amortization of these intangibles was $0.8 million and $1.6 million for 2007 and 2006, respectively. The unamortized portion of these above (below) market lease intangibles was disposed of in the commercial joint venture transactions that occurred during 2007.
     Undeveloped Land and Construction in Progress—Undeveloped land and construction in progress is stated at cost unless such assets are impaired pursuant to the provisions of SFAS No. 144, in which case such assets are recorded at fair value.
     Costs incurred during predevelopment are capitalized after CRLP has identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While CRLP believes it will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the predevelopment costs that have been previously capitalized are expensed.
     The capitalization of costs during the development of assets (including interest, property taxes and other direct costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other direct costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is transferred back into service.
     Cash and Equivalents—CRLP includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of CRLP’s cash and equivalents are held at major commercial banks.
     CRLP has included in accounts payable book overdrafts representing outstanding checks in excess of funds on deposit of $10.3 million and $22.3 million as of December 31, 2008 and 2007, respectively.
     Restricted Cash—Restricted cash is comprised of cash balances which are legally restricted as to use and consists primarily of resident and tenant deposits, deposits on for-sale residential lots and units and cash in escrow for self insurance retention.
     As of December 31, 2008, restricted cash on CRLP’s Balance Sheet includes $20.2 million of community development district special assessment bonds (see Note 20).

     Valuation of Receivables— Due to the short-term nature of the leases at its multifamily properties, generally six months to one year, CRLP’s exposure to tenant defaults and bankruptcies is minimized. CRLP’s policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.
     CRLP is subject to tenant defaults and bankruptcies at its commercial properties that could affect the collection of outstanding receivables. In order to mitigate these risks, CRLP performs credit review and analysis on all commercial tenants and significant leases before they are executed. CRLP evaluates the collectability of outstanding receivables and records allowances as appropriate. CRLP’s policy is to record allowances for all outstanding invoices greater than 60 days past due at its commercial properties.
     CRLP had an allowance for doubtful accounts of $1.0 million and $1.4 million as of December 31, 2008 and 2007, respectively.
     Notes Receivable— Notes receivable consists primarily of promissory notes issued by third parties. CRLP records notes receivable at cost. CRLP evaluates the collectability of both interest and principal for each of its notes to determine whether it is impaired. A note is considered to be impaired when, based on current information and events, it is probable that CRLP will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the fair value of the collateral if the note is collateral dependent.
     Notes receivable activity for the twelve months ended December 31, 2008 consists primarily of the following:
(3)	CRLP had a promissory note of approximately $29.5 million related to a for-sale residential project in which CRLP had a 40% interest. During 2008, the Regents Park Joint Venture defaulted on this note. As a result, CRLP converted the outstanding notes receivable due from the Regents Park Joint Venture (Phase I) to preferred equity in the same joint venture. CRLP did not record a gain or loss upon conversion of the outstanding notes receivable balance to preferred equity. Because of these events, CRLP has consolidated this joint venture in its financial statements as of December 31, 2008 (see Note 10).

(4)	CRLP had short-term seller financing related to the sale of Colonial Grand at Shelby Farms I & II for approximately $27.8 million with an original maturity date of July 27, 2008 and a rate of 6.50%. There were two 30-day extension options available at a rate of 8.0% and 12.0%, respectively. During July 2008, the buyer exercised the first of these extension options. In August 2008, the buyer repaid the note in full.
     CRLP had accrued interest related to its outstanding notes receivable of $0.1 million and $0.2 million as of December 31, 2008 and 2007, respectively. As of December 31, 2008 and 2007, CRLP had recorded a reserve of $1.5 million and $0.9 million, respectively, against its outstanding notes receivable and accrued interest. The weighted average interest rate on the notes receivable outstanding at December 31, 2008 and 2007 was approximately 5.9% and 8.1%, respectively. Interest income is recognized on an accrual basis.
     CRLP provided first mortgage financing to third parties in 2008 as discussed above. In 2007, CRLP provided first mortgage financing to third parties of $17.5 million and received principal payments of $7.3 million on these loans. CRLP provided subordinated financing to third parties of $1.3 million and $8.6 million in 2008 and 2007, respectively. CRLP received principal payments of $1.7 million and $49.5 million on these and other outstanding subordinated loans during 2008 and 2007, respectively. As of December 31, 2008 and 2007, CRLP had outstanding notes receivable balances of $2.9 million, net of a $1.5 million reserve, and $30.7 million, respectively.
     Deferred Debt and Lease Costs—Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by CRLP to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.
     Derivative Instruments—All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment under SFAS No. 133 (subsequently amended by SFAS Nos. 137 and 138), Accounting for Derivative Instruments and Hedging Activities, must be recorded at fair value with gains or losses recognized in earnings in the period of change. CRLP enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt.

     CRLP formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge (see Note 13). This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, CRLP assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. CRLP discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.
     Share-Based Compensation—The Trust currently sponsors share option plans and restricted share award plans (see Note 16). In December 2004, the FASB issued SFAS No. 123 (Revised), Share Based Payment (“SFAS No. 123(R)”), which replaced SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in financial statements.
     Revenue Recognition— Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects are recognized in accordance with the provisions of SFAS No. 66, Accounting for Sales of Real Estate (“SFAS No. 66”). For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met (“Completed Contract Method”). Under SFAS No. 66, CRLP uses the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.
     Estimated future warranty costs on condominium conversion and for-sale residential sales are charged to cost of sales in the period when the revenues from such sales are recognized. Such estimated warranty costs are approximately 0.5% of total revenue. As necessary, additional warranty costs are charged to costs of sales based on management’s estimate of the costs to remediate existing claims.
     Revenue from construction contracts is recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Adjustments to estimated profits on contracts are recognized in the period in which such adjustments become known.
     Other income received from long-term contracts signed in the normal course of business, including property management and development fee income, is recognized when earned for services provided to third parties, including joint ventures in which CRLP owns a noncontrolling interest.
     CRLP, as lessor, retains substantially all the risks and benefits of property ownership and accounts for its leases as operating leases. Rental income attributable to leases is recognized on a straight-line basis over the terms of the leases. Certain leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.
     Net Income Per Unit—Basic net income per common unit is computed under the “two class method” as described in SFAS No. 128, Earnings per Share (“SFAS No. 128”). The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. According to the guidance, CRLP has included share-based payment awards that have non-forfeitable rights to dividends prior to vesting as participating securities. Diluted net income per common unit is computed by dividing the net income available to common unitholders by the weighted average number of common units outstanding during the period, the dilutive effect of restricted shares issued, and the assumed conversion of all potentially dilutive outstanding share options.
     Self Insurance Accruals— CRLP is self insured up to certain limits for general liability claims, workers’ compensation claims, property claims and health insurance claims. Amounts are accrued currently for the estimated cost of claims incurred, both reported and unreported.
     Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Segment Reporting—CRLP has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). SFAS No. 131 defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance and for which discrete financial information is available. As discussed further in Note 11 to CRLP’s Notes to Consolidated Financial Statements included in Item 8, prior to December 31, 2008, CRLP had four operating segments: multifamily, office, retail, and for-sale residential. Since January 1, 2009, CRLP has managed our business based on the performance of two operating segments: multifamily and commercial. The financial position and results of operations for all periods presented have been retrospectively restated in Note 11 of Item 8 to reflect this change.
     Investments in Joint Ventures — To the extent that CRLP contributes assets to a joint venture, CRLP’s investment in the joint venture is recorded at CRLP’s cost basis in the assets that were contributed to the joint venture. To the extent that CRLP’s cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and included in CRLP’s share of equity in net income of the joint venture. In accordance with the provisions of SFAS No. 66 and Statement of Position 78-9, Accounting for Investments in Real Estate Ventures, paragraph 30, CRLP recognizes gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. On a periodic basis, management assesses whether there are any indicators that the value of CRLP’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. CRLP has determined that these investments are not impaired as of December 31, 2008 and 2007.
     Investment and Development Expenses - Investment and development expenses consist primarily of costs related to abandoned pursuits. CRLP incurs cost prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If CRLP determines that it is probable that it will not develop a particular project, any related pre-development costs previously incurred are immediately expensed. CRLP recorded $4.4 million, $1.5 million and $1.0 million in investment and development expenses in 2008, 2007 and 2006, respectively.
     Assets and Liabilities Measured at Fair Value - On January 1, 2008, CRLP adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
     SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that CRLP has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. CRLP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
     Recent Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157. As discussed above, SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 was effective for CRLP’s financial assets and liabilities on January 1, 2008. In February 2008, the FASB reached a conclusion to defer the implementation of the SFAS No. 157 provisions relating to non-financial assets and liabilities until January 1, 2009. The FASB also reached a conclusion to amend SFAS No. 157 to exclude SFAS No. 13 Accounting for Leases and its related interpretive accounting pronouncements. SFAS No. 157 is not expected to materially affect how CRLP determines fair value, but has resulted in certain additional disclosures

(see above). CRLP adopted SFAS No. 157 effective January 1, 2008 for financial assets and financial liabilities and this adoption had no material effect on the consolidated results of operations or financial position. CRLP also adopted the deferral provisions of FASB Staff Position, or FSP, SFAS No. 157-2, “Effective Date of FASB Statement No. 157,” which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of non-financial assets and liabilities (except those that are recognized or disclosed at fair value in the financial statements on a recurring basis) until fiscal years beginning after November 15, 2008. CRLP also adopted FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP, which provides guidance on measuring the fair value of a financial asset in an inactive market, had no impact on CRLP’s consolidated financial statements.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. The provisions of SFAS No. 159 are effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on CRLP’s consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements under certain circumstances. SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. SFAS No. 160 also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. The provisions of SFAS No. 160 became effective for fiscal years beginning after November 15, 2008, including interim periods beginning January 1, 2009. Based on CRLP’s evaluation of SFAS No. 160, CRLP has concluded that it will continue to classify limited partners’ redeemable units as “temporary equity” in its consolidated balance sheet. Each limited partners’ redeemable units may be redeemed by the holder thereof for either one common share of the Trust or cash equal to the fair market value thereof at the time of such redemption, at the option of the Trust. CRLP has classified these redeemable units as temporary equity. This is primarily due to the fact that the election to settle redeemable units in common shares of the Trust or cash is made by the Trust. As the ability to issue common shares of the Trust in exchange for redeemable units of CRLP is outside of the exclusive control of CRLP, CRLP concluded that it does not meet the requirements for permanent equity classification under the provisions of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. All other noncontrolling interests are classified as equity in the accompanying consolidated condensed balance sheets. See Note 14 for additional discussion.
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which changes how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things, impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, and tax benefits. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. CRLP is currently evaluating the impact of SFAS No. 141(R) on CRLP’s consolidated financial statements.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of FASB Statement No. 133. SFAS No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, financial performance and cash flows through enhanced disclosure requirements. The enhanced disclosures primarily surround disclosing the objectives and strategies for using derivative instruments by their underlying risk as well as a tabular format of the fair values of the derivative instruments and their gains and losses. SFAS No.161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. CRLP is currently evaluating how this standard will impact CRLP’s disclosures regarding derivative instruments and hedging activities.
     In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP allows CRLP to use its historical experience in renewing or extending the useful life of intangible assets. This FSP is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years and shall be applied prospectively to intangible assets acquired after the effective date. CRLP does not expect the application of this FSP to have a material impact on its consolidated financial statements.
     In June 2008, the FASB issued a FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF No. 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, “Earnings per Share.” Under the guidance in FSP EITF No. 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. All prior-period earnings per share data presented shall be adjusted retrospectively. The adoption of FSP EITF No. 03-6-1 requires CRLP to include participating securities in the earnings per unit calculation (see Note 9). The application of this FSP did not have a material impact on CRLP’s consolidated financial statements.
     In December 2008, the EITF issued EITF 08-6, Equity Method Investment Accounting Considerations, which, amongst other items, clarifies that the initial carrying value of an equity method investment should be based on the cost accumulation model. EITF 08-6 is effective on a prospective basis in fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Trust does not expect the application of EITF 08-6 to have a material impact on its consolidated financial statements.
4. Restructuring Charges
     Effective December 30, 2008, Weston M. Andress resigned from the Trust, including his positions as President and Chief Financial Officer and as a member of the Board of Trustees of the Trust. In connection with his resignation, the Trust and Mr. Andress entered into a severance agreement resulting in a cash payment of $1.25 million. In addition, all of Mr. Andress’ unvested restricted stock and non-qualified stock options granted on his behalf were forfeited, and as a result, previously recognized unearned stock based compensation expense of $1.8 million was reversed. Therefore, due to the resignation of Mr. Andress, a net of $(0.5) million was recognized as “Restructuring charges” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss) reducing CRLP’s overall expense.
     In addition, in light of the ongoing recession and credit crisis, during the fourth quarter of 2008, the Trust reevaluated its operating strategy as it relates to certain aspects of its business and decided to postpone future development activities (including previously identified future development projects) in an effort to focus on maintaining efficient operations of the current portfolio. As a result, during 2008, CRLP reduced its workforce by an additional 87 employees through the elimination of certain positions resulting in CRLP incurring an aggregate of $1.5 million in termination benefits and severance related charges. Of the $1.5 million in restructuring charges, approximately $0.6 million was associated with CRLP’s multifamily segment, $0.5 million with CRLP’s commercial segment.
     As a result of the actions noted above, CRLP recognized $1.0 million of restructuring charges during 2008, of which $0.5 million is accrued in “Accrued expenses” on CRLP’s Consolidated Balance Sheet at December 31, 2008.
     During 2007, as a direct result of the strategic initiative to become a multifamily focused REIT, CRLP incurred $3.0 million in termination benefits and severance costs. Of the $3.0 million in restructuring charges, approximately $0.5 million was associated with CRLP’s multifamily segment, including the for-sale portfolio, and $1.0 million was associated with CRLP’s commercial segment. The remainder of these restructuring costs was non-divisional charges.
     The expenses of CRLP’s reduction in workforce and other termination costs, as described above, are included in “Restructuring charges” in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2008 and 2007, pursuant to Financial Accounting Standards Board (“FASB”) No. 146.
5. Impairment
     The ongoing recession and significant deterioration in the stock and credit markets continue to adversely affect the condominium and single family housing markets. During 2008, the for-sale real estate markets remained unstable due to the limited availability of lending and other types of mortgages, the tightening of credit standards and an oversupply of such assets, resulting in reduced sales velocity and reduced pricing in the real estate market. In light of the ongoing recession and credit crisis, the Board of Trustees of the Trust has renewed its focus on liquidity, maintaining a strong balance sheet, addressing CRLP’s near term debt maturities, managing its existing properties and operating its portfolio efficiently and reducing its overhead. To help implement its plans to strengthen the balance sheet and deleverage the company, the Board of Trustees of the Trust decided to accelerate plans to dispose of CRLP’s for-sale residential assets including condominium conversions and land held for future sale and for-sale residential and mixed-use developments and postpone any new future development activities (including previously identified future development projects) until a determination is made that the current economic environment has sufficiently improved.
     Further, during 2008, CRLP recorded an impairment charge of $116.9 million ($91.4 million in continuing operations, $25.5 million in discontinued operations). Of this total, $37.9 million is attributable to certain of the Trust’s completed for-sale residential properties and condominium conversions; $23.5 million relates to properties originally planned as condominiums that were subsequently placed into the multifamily rental pool; $36.2 million is attributable to land held for future sale and for-sale residential and mixed-use developments; and $19.3 million is attributable to a retail development. The impairment charge was calculated as the difference between the estimated fair value of each property and CRLP’s current book value plus the estimated costs to complete. The remaining amount in continuing operations, $1.7 million, relates to casualty losses due to fire damage at four apartment communities. CRLP also incurred $4.4 million of abandoned pursuit costs as a result of CRLP’s decision to postpone future development activities (including previously identified future development projects) and $1.0 million of restructuring charges related to a reduction in CRLP’s development staff and other overhead personnel.
     During 2007, CRLP recorded an impairment charge of $46.6 million ($44.1 million included in continuing operations and $2.5 million included in discontinued operations), of which $45.8 million relates to a reduction of the carrying value of certain of its for-sale residential developments and condominium conversions to their estimated fair value, due primarily to reasons previously discussed above and certain units that were under contract did not close because buyers elected not to consummate the purchase of the units. The impairment charge related to the properties located in Gulf Shores, Alabama (Cypress Village project and Grander condominium development), one condominium project in downtown Charlotte, North Carolina (The Enclave) and one condominium development in Atlanta, Georgia. The remaining amount in continuing operations, $0.8 million, was recorded as the result of casualty losses due to fire damage at two apartment communities.
     During 2006, CRLP recorded an impairment charge of $1.6 million due to one property originally planned as a condominium development but was subsequently placed into the multifamily rental pool. In 2006, the condominium market began to weaken, due to increased mortgage financing rates and an increased supply of such assets, and as a result CRLP made a strategic decision to convert this property into a multifamily community.
     CRLP calculates the fair value of each property and development project evaluated for impairment under SFAS No. 144 based on current market conditions and assumptions made by management, which may differ materially from actual results if market conditions continue to deteriorate or improve.  Specific facts and circumstances of each project are evaluated, including local market conditions, traffic, sales velocity, relative pricing, and cost structure.  CRLP will continue to monitor the specific facts and circumstances at its for-sale properties and development projects.  If market conditions do not improve or if there is further market deterioration, it may impact the number of projects CRLP can sell, the timing of the sales and/or the prices at which CRLP can sell them in future periods.  If CRLP is unable to sell projects, it may incur additional impairment charges on projects previously impaired as well as on projects not currently impaired but for which indicators of impairment may exist, which would decrease the value of CRLP’s assets as reflected on the balance sheet and adversely affect net income and partners’ equity.  There can be no assurances of the amount or pace of future for-sale residential sales and closings, particularly given current market conditions.
6. Property Acquisitions and Dispositions
     Property Acquisitions
     During 2008, CRLP acquired the remaining 75% interest in one multifamily apartment community containing 270 units for a total cost of $18.4 million, which consisted of the assumption of $14.7 million of existing mortgage debt ($3.7 million of which was previously unconsolidated by CRLP as a 25% partner) and $7.4 million of cash. During 2007, CRLP acquired four multifamily apartment communities containing 1,084 units for an aggregate cost of approximately $138.2 million, which consisted of the assumption of $18.9 million of existing mortgage debt ($6.6 million of which was previously unconsolidated by CRLP as a 35% partner) and $125.4 million of cash. Also, during 2007, CRLP acquired a partnership interest in three multifamily apartment communities containing 775 units for an aggregate cost of approximately $12.3 million, which consisted of $9.5 million of newly issued mortgage debt and $2.8 million of cash. During 2006, CRLP acquired ten multifamily apartment communities containing 3,676 units and an additional 50,000 square feet of condominium interest in an office asset for an aggregate cost of approximately $350.3 million in 2006. Also during 2006, CRLP acquired a partnership interest in four multifamily apartment communities containing 1,216 units for an aggregate cost of approximately $19.0 million.

     The consolidated operating properties acquired during 2008, 2007 and 2006 are listed below:

		Effective
	Location	Acquisition Date	Units/Square Feet
			(unaudited)
Multifamily Properties:
Colonial Village at Matthews	Charlotte, NC	January 16, 2008	270
Colonial Grand at Old Town Scottsdale North	Phoenix, AZ	January 31, 2007	208
Colonial Grand at Old Town Scottsdale South	Phoenix, AZ	January 31, 2007	264
Colonial Grand at Inverness Commons	Phoenix, AZ	March 1, 2007	300
Merritt at Godley Station	Savannah, GA	May 1, 2007	312
Colonial Village at Willow Creek	Dallas, TX	May 31, 2006	478
Colonial Grand at McDaniel Farm	Atlanta, GA	May 31, 2006	424
Colonial Village at Shoal Creek	Dallas, TX	June 1, 2006	408
Colonial Village at Chancellor Park	Charlotte, NC	June 30, 2006	340
Colonial Grand at Scottsdale	Phoenix, AZ	July 31, 2006	180
Colonial Grand at Pleasant Hill	Atlanta, GA	August 31, 2006	502
Colonial Grand at Shiloh	Atlanta, GA	September 8, 2006	498
Colonial Village at Oakend	Dallas, TX	September 28, 2006	426
Colonial Grand at University Center	Charlotte, NC	November 1, 2006	156
Colonial Grand at Cypress Cove	Charleston, SC	December 28, 2006	264
     Results of operations of these properties, subsequent to their respective acquisition dates, are included in the consolidated financial statements of CRLP. The cash paid to acquire these properties is included in the consolidated statements of cash flows. CRLP has accounted for its acquisitions in 2008, 2007 and 2006 in accordance with SFAS 141. The property acquisitions during 2008, 2007 and 2006 are comprised of the following:

	(in thousands)
	2008	2007	2006

Assets purchased:
Land, buildings, and equipment	$22,297	$144,229	$348,545
Other assets	—	522	3,796

	22,297	144,751	352,341
Notes and mortgages assumed	(14,700)	(18,944)	—
Other liabilities assumed or recorded	(228)	(407)	(2,035)

Cash paid	$7,369	$125,400	$350,306

     In addition to the acquisition of the operating properties mentioned above, CRLP acquired certain parcels of land to be utilized for future development opportunities.
     The following unaudited pro forma financial information for the years ended December 31, 2008, 2007 and 2006, give effect to the above operating property acquisitions as if they had occurred at the beginning of the periods presented. The information for the year ended December 31, 2008 includes pro forma results for the months during the year prior to the acquisition date and actual results from the date of acquisition through the end of the year. The pro forma results are not intended to be indicative of the results of future operations.

	***** Pro Forma (Unaudited) *****
	Year	Year	Year
	Ended December 31,	Ended December 31,	Ended December 31,
In thousands, except per share data	2008	2007	2006
Total revenue	$344,537	$427,044	$501,109

Net income (loss) available to common shareholders	$(55,445)	$341,423	$181,860

Net income per common share - dilutive	$(1.17)	$7.26	$3.95
     Property Dispositions – Continuing Operations
     During 2008, 2007 and 2006, CRLP sold various consolidated parcels of land located adjacent to its existing properties for an aggregate sales price of $16.6 million, $15.2 million and $25.9 million, respectively, which were used to repay a portion of the borrowings under CRLP’s unsecured credit facility and to support its investment activities and for general corporate purposes.
     During 2008, CRLP sold its interests in seven multifamily apartment communities representing approximately 1,751 units, its 15% interest in one office asset representing 0.2 million square feet and its 10% interest in the GPT/Colonial Retail Joint Venture, which included six retail malls totaling an aggregate 3.9 million square feet, including anchor-owned square footage. CRLP’s interests in these properties were sold for approximately $59.7 million. The gains from the sales of these interests are included in “Income from partially-owned unconsolidated entities” in CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss) (see Note 10).
     During 2007, in addition to the joint venture transactions discussed in Note 10, CRLP sold a majority interest in three development properties representing a total of 786,500 square feet, including anchor-owned square footage. CRLP’s interests in these properties were sold for approximately $93.8 million (see Development Dispositions below). Also during 2007, CRLP sold a wholly-owned retail asset containing 131,300 square feet. CRLP’s interest in this property was sold for approximately $20.6 million. Because CRLP retained management and leasing responsibilities for this property, the gain on the sale was included in continuing operations.
     During 2006, CRLP sold an 85% interest in an office complex representing approximately 877,000 square feet to a joint venture formed by CRLP and unrelated parties for approximately $140.6 million. CRLP continues to manage the properties and accounts for its 15% interest in this joint venture as an equity investment. The gain on the sale of CRLP’s 85% interest is included in “Gains from sales of property” in CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss). CRLP also sold a wholly-owned office property containing 76,000 square feet for a total sales price of $13.7 million and two wholly-owned retail properties representing approximately 1.0 million square feet for a total sales price of approximately $90.0 million. Because CRLP retained management and leasing responsibilities for these three properties, the gains on the sales are included in continuing operations.
     Also during 2006, CRLP sold its interests in 20 multifamily apartment communities representing approximately 4,985 units, including 16 that were part of the DRA Southwest Partnership, and its interests in six office assets representing 2.1 million square feet, all of which were part of the DRA/CRT joint venture. CRLP’s interests in these properties were sold for approximately $155.1 million. The gains from the sales of these interests are included in “Income from partially-owned unconsolidated entities” in CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss)(see Note 10).
     Also during 2006, CRLP sold 90% of its interest in four retail properties representing approximately 0.7 million square feet to a joint venture formed by CRLP and unrelated parties for approximately $114.6 million. CRLP continues to manage the properties and accounted for its 10% interest in this joint venture as an equity investment. The remaining 10% interest was sold in December 2006 for approximately $7.3 million. The gain on the sale of CRLP’s 90% interest is included in “Gains from sales of property” in CRLP’s Statements of Operations and Comprehensive Income (Loss) and the gain from the sale of the remaining 10% interest is included in “Income from partially-owned unconsolidated entities” in CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss) (see Note 10).
     Property Dispositions – Discontinued Operations
     During 2008, CRLP sold six wholly-owned multifamily apartment communities representing 1,746 units for a total cost of approximately $139.5 million. CRLP also sold a wholly-owned commercial property containing 37,000 square feet for a total sales price of $3.1 million. The proceeds were used to repay a portion of the borrowings under CRLP’s unsecured credit facility and fund future investments and for general corporate purposes.
     During 2007, CRLP disposed of 12 consolidated multifamily apartment communities representing 3,140 units and 15 consolidated retail assets representing 3.3 million square feet, including anchor-owned square footage. The multifamily and retail assets were sold for a total sales price of $479.2 million, which was used to repay a portion of the borrowings under CRLP’s unsecured credit facility and fund future investments.
     During 2006, CRLP disposed of 16 consolidated multifamily apartment communities representing 5,608 units and two consolidated commercial assets representing 0.5 million square feet. The multifamily and commercial properties were sold for a total sales price of $445.4 million, which was used to repay a portion of the borrowings under CRLP’s unsecured credit facility and fund future investments.
     In some cases, CRLP uses disposition proceeds to fund investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code.  Certain of the proceeds described above were received into temporary cash accounts pending the fulfillment of Section 1031 exchange requirements. Subsequently, a portion of the funds were utilized to fund investment activities. CRLP incurred an income tax indemnity payment in the fourth quarter of 2008 of approximately $1.3 million with respect to the decision not to reinvest sales proceeds from a previously tax deferred property exchange that was originally expected to occur in the fourth quarter of 2008. The payment was a requirement under a contribution agreement between CRLP and existing holders of units in CRLP.
     In accordance with SFAS No. 144, net income (loss) and gain (loss) on disposition of operating properties sold through December 31, 2008, in which CRLP does not maintain continuing involvement, are reflected in its Consolidated Statements of Operations and Comprehensive Income (Loss) on a comparative basis as “Income from discontinued operations” for the years ended December 31, 2008, 2007 and 2006. Following is a listing of the properties CRLP disposed of in 2008, 2007 and 2006 that are classified as discontinued operations:

			Units/Square
Property	Location	Date	Feet
			(unaudited)
Multifamily
Colonial Grand at Hunter’s Creek	Orlando, FL	September 2008	496
Colonial Grand at Shelby Farms I & II	Memphis, TN	June 2008	450
Colonial Village at Bear Creek	Fort Worth, TX	June 2008	120
Colonial Village at Pear Ridge	Dallas, TX	June 2008	242
Colonial Village at Bedford	Fort Worth, TX	June 2008	238
Cottonwood Crossing	Fort Worth, TX	June 2008	200
Beacon Hill	Charlotte, NC	January 2007	349
Clarion Crossing	Raleigh, NC	January 2007	260
Colonial Grand at Enclave	Atlanta, GA	January 2007	200
Colonial Village at Poplar Place	Atlanta, GA	January 2007	324
Colonial Village at Regency Place	Raleigh, NC	January 2007	180
Colonial Village at Spring Lake	Atlanta, GA	January 2007	188
Colonial Village at Timothy Woods	Athens, GA	January 2007	204
Colonial Grand at Promenade	Montgomery, AL	February 2007	384
Mayflower Seaside	Virginia Beach, VA	June 2007	265
Cape Landing	Myrtle Beach, SC	June 2007	288
Colonial Grand at Natchez Trace	Jackson, MS	June 2007	328
Colonial Grand at The Reservoir	Jackson, MS	June 2007	170
Stonebrook	Atlanta, GA	July 2007	188
The Timbers	Raleigh, NC	January 2006	176
Summerwalk	Charlotte, NC	January 2006	160
Colonial Grand at Whitemarsh	Savannah, GA	January 2006	352
Colonial Village at Stone Brook	Atlanta, GA	January 2006	188
Colonial Village at Remington Place	Raleigh, NC	January 2006	136
Colonial Village at Paces Glen	Charlotte, NC	January 2006	172
Colonial Village at Caledon Woods	Greenville, SC	January 2006	350
The Trestles	Raleigh, NC	March 2006	280
The Meadows I, II & III	Asheville, NC	March 2006	392
Copper Crossing	Fort Worth, TX	March 2006	400
Colonial Village at Estrada	Dallas, TX	March 2006	248
Arbor Trace	Norfolk, VA	April 2006	148
Colonial Village at Haverhill	San Antonio, TX	October 2006	322
Colonial Grand at Galleria	Birmingham, AL	December 2006	1,080
Colonial Grand at Riverchase	Birmingham, AL	December 2006	468
Colonial Village at Research Park	Huntsville, AL	December 2006	736

Office
250 Commerce Center	Montgomery, AL	February 2008	37,000
Colonial Center at Mansell Overlook	Atlanta, GA	September 2007	188,478
Colonial Bank Centre	Miami, FL	September 2006	235,500
Interstate Park	Montgomery, AL	November 2006	227,000

Retail (1)
Rivermont Shopping Center	Chattanooga, TN	February 2007	73,481
Colonial Shoppes Yadkinville	Yadkinville, NC	March 2007	90,917
Colonial Shoppes Wekiva	Orlando, FL	May 2007	208,568
Village on the Parkway	Dallas, TX	July 2007	381,166
Britt David Shopping Center	Columbus, GA	July 2007	102,564
Colonial Mall Decatur	Huntsville, AL	July 2007	576,098
Colonial Mall Lakeshore	Gainesville, GA	July 2007	518,290
Colonial Mall Staunton	Staunton, VA	July 2007	423,967
Colonial Mayberry Mall	Mount Airy, NC	July 2007	206,940
Colonial Promenade Montgomery	Montgomery, AL	July 2007	209,114
Colonial Promenade Montgomery North	Montgomery, AL	July 2007	209,912
Colonial Shoppes Bellwood	Montgomery, AL	July 2007	88,482
Colonial Shoppes McGehee Place	Montgomery, AL	July 2007	98,255
Colonial Shoppes Quaker Village	Greensboro, NC	July 2007	102,223
Olde Town Shopping Center	Montgomery, AL	July 2007	38,660

(1)	Square footage includes anchor-owned square footage.

     Development Dispositions
     During 2008, CRLP recorded gains on sales of commercial developments totaling $1.7 million, net of income taxes. This amount relates to changes in development cost estimates, including stock-based compensation costs, which were capitalized into certain of CRLP’s commercial developments that were sold in previous periods.
     In addition, CRLP recorded a gain on sale of $2.8 million ($1.7 million net of income taxes) from the Colonial Grand at Shelby Farms II multifamily expansion phase development as discussed in Property Dispositions – Discontinued Operations.
     During December 2007, CRLP sold 95% of its interest in Colonial Promenade Alabaster II and two build-to-suit outparcels at Colonial Pinnacle Tutwiler II (hhgregg & Havertys) to a joint venture between CRLP and Watson LLC (Watson). The retail assets include 418,500 square feet, including anchor-owned square-footage, and are located in Birmingham, Alabama. CRLP’s interest was sold for approximately $48.1 million. CRLP recognized a gain of approximately $8.3 million after tax and noncontrolling interest on the sale. CRLP’s remaining 5% investment in the partnership is comprised of $0.5 million in contributed property and $2.0 million of newly issued mortgage debt. The proceeds from the sale were used to fund other developments and for other general corporate purposes. Because CRLP retained an interest in these properties and management and leasing responsibilities for these properties, the gain on the sale was included in continuing operations.
     During July 2007, CRLP sold 85% of its interest in Colonial Pinnacle Craft Farms I located in Gulf Shores, Alabama. The retail shopping center development includes 368,000 square feet, including anchor-owned square-footage. CRLP sold its 85% interest for approximately $45.7 million and recognized a gain of approximately $4.2 million, after income tax, from the sale. The proceeds from the sale are expected to be used to fund developments and for other general corporate purposes. Because CRLP retained an interest in this property, the gain on the sale was included in continuing operations.
     During December 2006, CRLP sold Colonial Pinnacle Tutwiler Farm located in Birmingham, Alabama. The retail shopping center development includes 450,000 square feet, including anchor-owned square footage. CRLP sold the development for approximately $54.4 million and recognized a gain of approximately $20.5 million from the sale. The proceeds from the sale were used to fund other investment activities. Because CRLP sold this property outright, gains from the sale of this property are included in “Income from discontinued operations” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss).
     Held for Sale
     CRLP classifies real estate assets as held for sale, only after CRLP has received approval by its internal investment committee, has commenced an active program to sell the assets, and in the opinion of CRLP’s management it is probable the asset will sell within the next 12 months.
     At December 31, 2008, CRLP had classified two multifamily apartment communities, two commercial assets, two condominium conversion properties and twelve for-sale developments as held for sale. These real estate assets are reflected in the accompanying consolidated balance sheets at $21.9 million, $37.2 million, $0.8 million and $136.4 million, respectively, at December 31, 2008, which represents the lower of depreciated cost or fair value less costs to sell. Depreciation and amortization expense not recorded for the year ended December 31, 2008 related to assets classified as held for sale at December 31, 2008 was $0.4 million and $0.1 million, respectively. There was no depreciation or amortization expense suspended for the years ended December 31, 2007 or 2006 related to assets classified as held for sale at December 31, 2008.
     At December 31, 2007, CRLP had classified 16 multifamily assets and one commercial asset, two condominium conversion properties and two for-sale developments as held for sale. These real estate assets are reflected in the accompanying consolidated balance sheets at $228.5 million, $2.9 million and $22.2 million at December 31, 2007, which represents the lower of depreciated cost or fair value less costs to sell.
     In accordance with SFAS No. 144, the operating results of properties (excluding condominium conversion properties not previously operated) designated as held for sale, are included in “Income from discontinued operations” on the Consolidated Statements of Operations and Comprehensive Income (Loss) for all periods presented. Also, under the provisions of SFAS No. 144, the reserves, if any, to write down the carrying value of the real estate assets designated and classified as held for sale are also included in discontinued operations (excluding condominium conversion properties not previously operated). Additionally, under SFAS No. 144, any impairment losses on assets held for continuing use are included in continuing operations.

     Below is a summary of the operations of the properties sold during 2008, 2007 and 2006 and properties classified as held for sale as of December 31, 2008, that are classified as discontinued operations:

	(amounts in thousands)
	Year Ended December 31,
	2008	2007	2006
Property revenues:
Base rent	$12,804	$34,879	$100,937
Tenant recoveries	169	3,640	7,797
Other revenue	1,331	3,435	9,284

Total revenues	14,304	41,954	118,018

Property operating and maintenance expense	6,773	18,300	46,597
Impairment	25,475	2,500	—
Depreciation	1,694	5,274	23,184
Amortization	21	183	4,890

Total operating expenses	33,963	26,257	74,671
Interest expense	183	(3,416)	(12,947)
Interest income	—	7	33
Other	—	(2,162)	(562)

Income from discontinued operations before net gain on disposition of discontinued operations	(19,476)	10,126	29,871
Net gain on disposition of discontinued operations	44,086	91,144	134,619
Noncontrolling interest to limited partners	451	(3,240)	(2,591)

Income from discontinued operations, including noncontrolling interest	$25,061	$98,030	$161,899

7. For-Sale Activities
     During 2008, 2007 and 2006, CRLP, through CPSI, sold three, 262 and 607 condominium units, respectively, at its condominium conversion properties. During 2008, CRLP, through CPSI, also sold one residential lot and 76 condominium units at its for-sale residential development properties. During 2007, CRLP, through CPSI, also sold 14 residential lots and 101 condominium units at its for-sale residential development properties. During 2006, CRLP, through CPSI, sold five residential lots and 49 condominium units at its for-sale residential development properties. During 2008, 2007 and 2006, “Gains from sales of property” on the Consolidated Statements of Operations and Comprehensive Income (Loss) included $1.7 million ($1.1 million net of income taxes), $13.2 million ($10.6 million net of income taxes) and $33.9 million ($24.1 million net of income taxes), respectively, from these condominium conversion and for-sale residential sales. A summary of revenues and costs of condominium conversion and for-sale residential sales for 2008, 2007 and 2006 are as follows:

		Years Ended
		December 31,
(amounts in thousands)	2008	2007	2006
Condominium conversion revenues	$448	$51,073	$117,732
Condominium conversion costs	(401)	(40,972)	(86,614)

Gains on condominium conversion sales, before noncontrolling interest and income taxes	47	10,101	31,118

For-sale residential revenues	17,851	26,153	12,513
For-sale residential costs	(16,226)	(23,016)	(9,683)

Gains on for-sale residential sales, before noncontrolling interest and income taxes	1,625	3,137	2,830

Noncontrolling interest	—	250	(1,967)
Provision for income taxes	(552)	(2,630)	(9,825)

Gains on condominium conversion and for-sale residential sales, net of noncontrolling interest and income taxes	$1,120	$10,858	$22,156

     Completed for-sale residential projects of approximately $64.7 million and $22.2 million are reflected in real estate assets held for sale as of December 31, 2008 and 2007, respectively.
     The net gains on condominium unit sales are classified in discontinued operations if the related condominium property was previously operated by CRLP as an apartment community. For 2008, 2007 and 2006, gains on condominium unit sales, net of income taxes, of $0.1 million, $9.3 million and $21.9 million, respectively, are included in discontinued operations. Condominium conversion properties are reflected in the accompanying Consolidated Balance Sheets as part of “Real estate assets held for sale, net” and totaled $0.8 million and $2.9 million as of December 31, 2008 and 2007, respectively.
     During December 2006, through CPSI, CRLP sold an option to purchase land for a total sales price of $3.2 million. CRLP recognized a gain, net of income taxes, of $1.5 million on the sale, which is included in “Gains from sales of property” in CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss).
     For cash flow statement purposes, CRLP classifies capital expenditures for newly developed for-sale residential communities and for other condominium conversion communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.
8. Land, Buildings and Equipment
     Land, buildings, and equipment consist of the following at December 31, 2008 and 2007:

		(in thousands)
	Useful Lives	2008	2007
Buildings	20 to 40 years	$2,183,060	$1,821,988
Furniture and fixtures	5 or 7 years	102,501	81,818
Equipment	3 or 5 years	32,057	26,024
Land improvements	10 or 15 years	181,944	159,622
Tenant improvements	Life of lease	42,076	41,234

		2,541,638	2,130,686
Accumulated depreciation		(403,858)	(290,118)

		2,137,780	1,840,568
Real estate assets held for sale, net		196,284	253,641
Land		331,634	300,378

		$2,665,698	$2,394,587

9. Undeveloped Land and Construction in Progress
     During 2008, CRLP completed the construction of seven wholly-owned and one partially-owned multifamily developments adding 1,781 apartment homes to the portfolio. These completed developments are:

		Units	Total Costs
	Location	(unaudited)	(in thousands)
Colonial Grand at Traditions (1)	Gulf Shores, AL	324	$13,938
Colonial Village at Cypress Village (2)(3)	Gulf Shores, AL	96	26,235
Colonial Village at Godley Lake	Savannah, GA	288	26,668
Colonial Grand at Ayrsley	Charlotte, NC	368	35,803
Colonial Grant at Huntersville	Charlotte, NC	250	26,031
Colonial Grand at Matthews Commons	Charlotte, NC	216	21,262
Enclave (2)(4)	Charlotte, NC	85	25,353
Colonial Grand at Shelby Farms II (5)	Memphis, TN	154	12,758

		1,781	$188,048

(1)	Represents 35% of development costs, as we are a 35% equity partner in this unconsolidated development.

(2)	These properties, formerly for-sale residential properties, are now multifamily apartment communities.

(3)	Total costs are presented net of $16.8 million impairment charge recorded during 2007.

(4)	Total costs are presented net of a $5.4 million impairment charge recorded during 2007.

(5)	This property was sold during June 2008 (see Note 6).
     In addition to the multifamily developments, CRLP completed the construction of five commercial assets in 2008 adding 338,000 square feet of office space and 479,000 square feet of retail space, excluding anchor-owned square footage, to the portfolio. The completed developments include:

		Total	Total
		Square Feet (1)	Cost
	Location	(unaudited)	(in thousands)
Office Properties
Colonial Center TownPark 400 (2)	Orlando, FL	176	$27,031
Metropolitan Midtown (2)(3)	Charlotte, NC	162	34,569

		338	61,600

Retail Properties
Colonial Promenade Fultondale (4)	Birmingham, AL	159	21,220
Metropolitan Midtown (2)(3)	Charlotte, NC	172	39,501
Colonial Promenade Smyrna (5)	Smyrna, TN	148	17,507

		479	$78,228

(1)	Square footage is presented in thousands and excludes anchor-owned square footage.

(2)	These projects are part of mixed-use developments.

(3)	Total costs are net of economic grant proceeds of approximately $8.3 million (present value).

(4)	This property was classified as “Real estate assets held for sale” on CRLP’s Balance Sheet as of December 31, 2008 and was subsequently sold in February 2009.

(5)	Represents 50% of the development costs, as we are a 50% equity partner in this unconsolidated development.
     During 2008, CRLP completed Grander, a 26-unit residential development located in Gulf Shores, Alabama. Total project cost for this for-sale residential development was approximately $11.1 million, net of a $6.7 million and $4.3 million impairment charge recorded during 2008 and 2007, respectively. Regents Park (Phase I), a 23-unit townhome development located in Atlanta, Georgia, was also completed. Total project cost for this for-sale residential development was approximately $35.3 million, net of a $14.8 million and $1.2 million impairment charge recorded during 2008 and 2007, respectively. CRLP also completed Metropolitan, a 101-unit condominium development located in Charlotte, North Carolina. Total project cost for this development was approximately $36.2 million, net of a $9.1 million impairment charge recorded during 2008 and $4.0 million, of the $12.3 million, of economic grant proceeds related to the condominium portion of Metropolitan. CRLP also completed 59 lots at Whitehouse Creek, formerly Spanish Oaks, a residential lot development located in Mobile, Alabama with a total project cost of $2.5 million. These for-sale residential assets and lot development were classified as “Real estate assets held for sale” on CRLP’s Balance Sheet as of December 31, 2008.
     CRLP has postponed the lot developments of Colonial Traditions at Gulf Shores and Cypress Village, both of which are located in Gulf Shores, Alabama, until market conditions improve.
     During 2007, CRLP completed the construction of a wholly-owned multifamily development, adding 422 apartment homes to the portfolio. This development, Colonial Grand at Round Rock located in Austin, Texas, had a total cost of approximately $35.0 million. CRLP also completed the development of Colonial Grand at Canyon Creek, a multifamily apartment community in which CRLP owns a 25% interest. CRLP’s portion of the total cost of the project totaled $7.9 million.
     During 2007, CRLP completed the development of six commercial assets adding 429,000 square feet of office space and 436,000 square feet of retail space, excluding anchor-owned square footage, to the portfolio. The office developments, Colonial Center Brookwood located in Birmingham, Alabama, Northrop Grumman located in Huntsville, Alabama and Colonial Center TownPark 300 located in Orlando, Florida had an aggregate total cost of approximately $81.4 million. The retail assets, Colonial Pinnacle Tutwiler Farm II and Colonial Promenade Alabaster II located in Birmingham and Colonial Pinnacle Craft Farms I located in Gulf Shores, Alabama had an aggregate total cost of $79.7 million. All three of the completed retail assets were sold during 2007 (see Note 6 – Development Dispositions).
     During 2007, CRLP completed the construction of Regatta at James Island, a 212-unit condominium development located in Charleston, South Carolina. Total project cost for this for-sale residential development was approximately $25.7 million. CRLP also completed the development of Southgate on Fairview (formerly Colonial Traditions at South Park), a 47-unit condominium project located in Charlotte, North Carolina. Total project cost for this for-sale residential development was approximately $16.4 million.
     During 2006, CRLP completed the construction of a multifamily development, adding 238 apartment homes to the portfolio. This development, located in Austin, Texas, had a total cost of $24.1 million. Additionally, CRLP completed the construction of Colonial Pinnacle Tutwiler Farm, located in Birmingham, Alabama, and Colonial Pinnacle Turkey Creek, in which CRLP owns a 50% interest, located in Knoxville, Tennessee. These assets had a total cost of $72.5 million. Colonial Pinnacle Tutwiler Farm was sold during the fourth quarter of 2006.
     CRLP’s ongoing consolidated development projects are in various stages of the development cycle. Active developments as of December 31, 2008 consist of:

		Total
		Units/			Costs
		Square		Estimated	Capitalized
		Feet (1)	Estimated	Total Costs	to Date
	Location	(unaudited)	Completion	(in thousands)	(in thousands)
Multifamily Projects:
Colonial Grand at Desert Vista	Las Vegas, NV	380	2009	53,000	$42,463
Colonial Grand at Ashton Oaks	Austin, TX	362	2009	35,300	28,316
Colonial Grand at Onion Creek	Austin, TX	300	2009	32,300	32,000

Retail Projects:
Colonial Promenade Tannehill (2)	Birmingham, AL	350	2009	8,900	5,633

Construction in Progress for Active Developments					$108,412

(1)	Square footage is presented in thousands. Square footage for the retail assets excludes anchor-owned square-footage.

(2)	Total cost and development costs recorded through December 31, 2008 have been reduced by $44.7 million for the portion of the development that was placed into service during 2008. Total cost for this project is expected to be approximately $53.6 million, of which, $6.4 million is expected to be received from the city as reimbursement for infrastructure costs.

     Interest capitalized on construction in progress during 2008, 2007 and 2006 was $25.0 million, $27.1 million and $17.1 million, respectively.
     There are no for-sale residential projects actively under development as of December 31, 2008. For-sale residential projects actively under development of $96.0 million (net of a $42.1 million non-cash impairment charge related to wholly-owned for-sale properties) as of December 31, 2007, are reflected as “Undeveloped land and construction in progress” in the accompanying Consolidated Balance Sheets.
     CRLP owns approximately $113.5 million of land parcels that are held for future developments.  CRLP expects to defer developments of land parcels held for future development (other than land parcels held for future sale and for-sale residential and mixed-use developments , which CRLP plans to sell, as further discussed in Note 5) until the economy improves. These developments and undeveloped land include:

			Costs
		Total Units/	Capitalized
		Square Feet (1)	to Date
	Location	(unaudited)	(in thousands)
Multifamily Projects:
Colonial Grand at Sweetwater	Phoenix, AZ	195	$7,281
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,368
Colonial Grand at Randal Park (2)	Orlando, FL	750	13,604
Colonial Grand at Hampton Preserve	Tampa, FL	486	14,320
Colonial Grand at South End	Charlotte, NC	353	12,046
Colonial Grand at Wakefield	Raleigh, NC	369	7,210
Colonial Grand at Azure	Las Vegas, NV	188	7,728
Colonial Grand at Cityway	Austin, TX	320	4,967

Commercial — Retail
Colonial Pinnacle Craft Farms II (2)	Gulf Shores, AL	74	2,027
Colonial Promenade Huntsville	Huntsville, AL	111	9,527

Other Projects and Undeveloped Land
Multifamily			6,714
Commercial			8,382
For-Sale Residential (3)			35,663
Mixed-Use (4)			62,761

Consolidated Construction in Progress			$200,598

(1)	Square footage is presented in thousands. Square footage for the retail assets excludes anchor-owned square-footage.

(2)	These projects are part of mixed-use developments.

(3)	Costs capitalized to date for the Cypress Village project, net of a $6.5 million impairment charge recorded during 2008 and a $14.8 million impairment charge recorded during 2007, have been reclassified to “Real estate assets held for sale, net” on the Company’s Consolidated Balance Sheet..

(4)	Costs capitalized to date for the Nor du Lac project, net of a $29.7 million impairment charge recorded during 2008, have been reclassified to “Real estate assets held for sale, net” on the Company’s Consolidated Balance Sheet.
10. Investment in Partially-Owned Entities and Other Arrangements
     Investments in Consolidated Partially-Owned Entities
     During the third quarter of 2008, CRLP converted its outstanding note receivable due from the Regents Park Joint Venture (Phase I) to preferred equity after the Regents Park Joint Venture defaulted on this note receivable.  CRLP negotiated amendments to the operating agreement for the joint venture such that the $29.5 million outstanding balance of the note receivable, as well as all of CRLP’s original equity of $3.0 million (plus a preferred return) will receive priority distributions over the joint venture partner’s original equity of $4.5 million (plus a preferred return).  CRLP also amended the Joint Venture operating agreement to expressly grant CRLP control rights with respect to the management and future funding of this project.  As a result of the foregoing, CRLP began consolidating this joint venture in its financial statements as of September 30, 2008.
     During July 2007, CRLP disposed of its 90% interest in Village on the Parkway, a 380,500 square foot retail asset located in Dallas, Texas. CRLP sold the property for approximately $74.4 million and recognized a gain of approximately $15.7 million from the sale. CRLP recorded noncontrolling interest of approximately $4.1 million on this sale. The proceeds from the sale were used to fund developments and for other general corporate purposes.
     During March 2006, CRLP disposed of its majority interest in Colonnade Properties, LLC for approximately $2.5 million. There was no gain or loss recognized on the disposition. At December 31, 2006, CRLP had a $3.1 million outstanding note receivable from Colonnade Properties, LLC, which was repaid during 2007.
     Investments in Unconsolidated Partially-Owned Entities
     Investments in unconsolidated partially-owned entities at December 31, 2008 and 2007 consisted of the following:

			(in thousands)
	Percent		December 31,	December 31,
	Owned		2008	2007
Multifamily:
Arbors at Windsor Lake, Columbia, SC	—	(1)	$—	$569
Auberry at Twin Creeks, Dallas, TX	—	(2)	—	702
Belterra, Ft. Worth, TX	10.00%		616	708
Carter Regents Park, Atlanta, GA	40.00%	(3)	3,424	5,282
CG at Huntcliff, Atlanta, GA	20.00%		1,894	2,138
CG at McKinney, Dallas, TX (Development)	25.00%		1,521	1,003
CG at Research Park, Raleigh, NC	20.00%		1,053	1,197
CG at Traditions, Gulf Shores, AL (Development)	35.00%		570	1,591
CMS / Colonial Joint Venture I	15.00%		289	435
CMS / Colonial Joint Venture II	15.00%	(4)	(461)	(419)
CMS Florida	25.00%		(561)	(338)
CMS Tennessee	25.00%		114	258
CMS V/CG at Canyon Creek, Austin, TX	25.00%		638	1,226
CV at Matthews, Charlotte, NC	—	(5)	—	1,004
DRA Alabama	10.00%	(6)	921	2,260
DRA Cunningham, Austin, TX	20.00%		896	969
DRA CV at Cary, Raleigh, NC	20.00%		1,752	2,026
DRA The Grove at Riverchase, Birmingham, AL	20.00%		1,291	1,409
Fairmont at Fossil Creek, Fort Worth, TX	—	(7)	—	567
Park Crossing, Fairfield, CA	—	(8)	—	797
Stone Ridge, Columbia, SC	—	(9)	—	451

Total Multifamily			13,957	23,835

Commercial:
600 Building Partnership, Birmingham, AL	33.33%		118	76
Colonial Center Mansell JV	15.00%		727	1,377
Colonial Promenade Alabaster II/Tutwiler II, Birmingham, AL	5.00%		(173)	(107)
Colonial Promenade Craft Farms, Gulf Shores, AL	15.00%		823	1,300
Colonial Promenade Madison, Huntsville, AL	25.00%		2,187	2,258
Colonial Promenade Smyrna, Smyrna, TN	50.00%		2,378	2,297
DRA / CLP JV	15.00%	(10)	(10,976)	(6,603)
DRA / CRT JV	15.00%	(11)	24,091	23,365
GPT / Colonial Retail JV	—	(12)	—	(5,021)
Highway 150, LLC, Birmingham, AL	10.00%		67	64
Huntville TIC, Huntsville, AL	10.00%	(13)	(3,746)	7,922
OZRE JV	17.10%	(14)	(7,579)	(6,204)
Parkside Drive LLC I, Knoxville, TN	50.00%		4,673	6,898
Parkside Drive LLC II, Knoxville, TN (Development)	50.00%		6,842	6,270
Parkway Place Limited Partnership, Huntsville, AL	50.00%	(15)	10,690	10,342

Total Commercial			30,122	44,234

Other:
Colonial / Polar-BEK Management Company, Birmingham, AL	50.00%		33	28
Heathrow, Orlando, FL	50.00%		2,109	1,585

			2,142	1,613

			$46,221	$69,682

Footnotes on following page

(1)	CRLP sold its 10% interest in Arbors at Windsor Lake during January 2008.

(2)	CRLP sold its 15% interest in Auberry at Twin Creeks during January 2008.

(3)	CRLP began consolidating the Regents Park Joint Venture (Phase I) in its financial statements as of September 30, 2008. The Regents Park Joint Venture (Phase II) consists of undeveloped land.

(4)	The CMS/Colonial Joint Venture II holds one property in which CRLP has a 15% partnership interest.

(5)	CRLP acquired the remaining 75% interest in Colonial Village at Matthews during January 2008 (see Note 6).

(6)	The DRA Alabama sold its 10% interest in Madison at Shoal Run and Meadows of Brook Highland during December 2008. The JV only has one property as of December 31, 2008.

(7)	CRLP sold its 15% interest in Fairmont at Fossil Creek during January 2008.

(8)	CRLP sold its 10% interest in Park Crossing during February 2008.

(9)	CRLP sold its 10% interest in Stone Ridge during June 2008.

(10)	As of December 31, 2008, this joint venture included 16 office properties and 2 retail properties located in Birmingham, Alabama; Orlando and Tampa, Florida; Atlanta, Georgia; Charlotte, North Carolina and Austin, Texas. Amount includes the value of CRLP’s investment of approximately $23.2 million, offset by the excess basis difference on the June 2007 joint venture transaction (see Note 2) of approximately $34.1 million, which is being amortized over the life of the properties.

(11)	As of December 31, 2008, this joint venture included 17 properties located in Ft. Lauderdale, Jacksonville and Orlando, Florida; Atlanta, Georgia; Charlotte, North Carolina; Memphis, Tennessee and Houston, Texas. CRLP sold its 15% interest in Decoverly, located in Rockville, Maryland, during May 2008.

(12)	CRLP sold its 10% interest in GPT/ Colonial Retail JV during February 2008.

(13)	Amount includes CRLP’s investment of approximately $3.8 million, offset by the excess basis difference on the transaction of approximately $7.5 million, which is being amortized over the life of the properties.

(14)	As of December 31, 2008, this joint venture included 11 retail properties located in Birmingham, Alabama; Jacksonville, Orlando, Punta Gorda and Tampa, Florida; Athens, Georgia and Houston, Texas. Amount includes the value of CRLP’s investment of approximately $9.0 million, offset by the excess basis difference on the June 2007 joint venture transaction of approximately $16.6 million, which is being amortized over the life of the properties. As of June 1, 2008, CRLP’s percentage ownership increased from 15.0% to 17.1% (see Note 2).

(15)	As of November 1, 2008, CRLP’s interest in Parkway Place limited partnership increased from 45.00% to 50.0%, due to a JV Partner executing a put option.
     During January and February 2008, CRLP disposed of its interests in four multifamily apartment communities, containing an aggregate of 884 units and an aggregate sales price of approximately $11.2 million, which represents CRLP’s share of the sales proceeds. The properties sold include:

		Units	Sales Price
	Location	(unaudited)	(in millions)
Park Crossing	Fairfield, CA	200	$3.4
Auberry at Twin Creek	Dallas, TX	216	3.2
Fairmont at Fossil Creek	Fort Worth, TX	240	3.2
Arbors at Windsor Lake	Columbia, SC	228	1.4

		884	$11.2

The proceeds from these dispositions were used to fund future investment activities and for general corporate purposes.
     During February 2008, CRLP disposed of its 10% interest in the GPT/Colonial Retail Joint Venture, which included six retail malls totaling an aggregate of 3.9 million square feet (including anchor-owned square footage). CRLP’s interest in this asset was sold for a total sales price of approximately $38.3 million. The proceeds from the sale were used to fund future investment activities and for general corporate purposes.
     During May 2008, the DRA/CRT joint venture distributed Decoverly, a 156,000 square foot office asset located in Rockville, Maryland, to its equity partners (85% to DRA and 15% to CRLP). Subsequently, DRA purchased CRLP’s 15% interest in the asset for approximately $5.4 million, including the assumption of $3.8 million of debt and $1.6 million in cash. The proceeds from the sale of this asset were used to fund future investment activities and for general corporate purposes.
     During June 2008, CRLP disposed of its 10% interest in Stone Ridge, a 191-unit multifamily apartment community located in Columbia, South Carolina.  CRLP’s interest in this asset was sold for a total sales price of approximately $0.8 million. The proceeds were used to fund future investment activities and for general corporate purposes.
     During December 2008, CRLP disposed of its 10% interest in Madison at Shoal Run, a 276-unit multifamily apartment community, and Meadows of Brook Highland, a 400-unit multifamily apartment community, both of which are located in Birmingham, Alabama. CRLP’s interests in these assets were sold for a total sales price of $4.1 million and the proceeds will be used to fund future investment activities and for general corporate purposes.

     During 2008, CRLP disposed of a portion of its interest in the Huntsville TIC through a series of ten transactions. As a result of these transactions, CRLP’s interest was effectively reduced from 40.0% to 10.0%. Proceeds from sales totaled $15.7 million. The proceeds from the sale of this interest were used to repay a portion of the borrowings outstanding under CRLP’s unsecured line of credit.
     During January 2007, CRLP sold its 25% ownership interest in Colonial Grand at Bayshore, a 376-unit multifamily apartment community located in Sarasota, Florida, for $15.0 million. The proceeds were used to repay a collateralized mortgage loan and a portion of the borrowings under CRLP’s unsecured credit facility.
     During February 2007, CRLP acquired a 15% interest in Fairmont at Fossil Creek, a 240-unit multifamily apartment community located in Fort Worth, Texas. CRLP’s investment in the partnership was approximately $3.2 million, which consisted of $2.6 million of newly issued mortgage debt and $0.6 million of cash. The cash portion of this investment was funded from borrowings under CRLP’s unsecured credit facility.
     During February 2007, the DRA/CRT JV sold St. Petersburg Center, a 675,000 square foot office asset located in Tampa, Florida. The asset was sold for $14.0 million, which represents CRLP’s 15% interest in the sales proceeds. CRLP used the proceeds from the sale to repay a collateralized mortgage loan.
     During February 2007, CRLP acquired a 15% interest in Auberry at Twin Creeks, a 216-unit multifamily apartment community located in Dallas, Texas. CRLP’s investment in the partnership was approximately $3.1 million, which consisted of $2.6 million of newly issued mortgage debt and $0.5 million of cash. The cash portion of this investment was funded from borrowings under CRLP’s unsecured credit facility.
     During February 2007, CRLP entered into a joint venture agreement with a 65% partner to complete the development of Colonial Grand at Traditions, a 324-unit multifamily project located in Gulf Shores, Alabama. CRLP will act as the general contractor for this project and will earn development / general contractor fees which will be recognized as earned according to the terms of the construction and development agreement. CRLP’s initial investment in this joint venture was $3.0 million in cash and CRLP has guaranteed up to $3.5 million of the construction loan that the joint venture will use to complete the project. In addition, if this property is ultimately sold to a third party, CRLP will receive distributions of 50% of the gains upon the sale of the property.
     During May 2007, CRLP acquired a 20% interest in Colonial Village at Cary, a 319-unit multifamily apartment community located in Raleigh, North Carolina. CRLP’s investment in the partnership was approximately $6.0 million, which consisted of $4.3 million of newly issued mortgage debt and $1.7 million of cash. The cash portion of this investment was funded from borrowings under CRLP’s unsecured credit facility.
     During May 2007, CRLP acquired the remaining 65% interest in Merritt at Godley Station from our joint venture partner. CRLP’s additional investment in the property was approximately $20.9 million, which consisted of the assumption of $12.3 million of existing mortgage debt and $8.6 million of cash. The cash portion of this investment was funded by proceeds from asset sales and borrowings under CRLP’s unsecured credit facility.
     During June 2007, CRLP completed its office joint venture transaction with DRA. CRLP sold to DRA its 69.8% interest in the newly formed joint venture that became the owner of 24 office properties and two retail properties that were previously wholly-owned by CRLP. CRLP retained a 15% noncontrolling interest in the DRA/CLP JV, as well as the management and leasing responsibilities for the 26 properties owned by the DRA/CLP JV (see Note 2).
     During June 2007, CRLP completed its retail joint venture transaction with OZRE. CRLP sold to OZRE its 69.8% interest in the newly formed joint venture that became the owner of 11 retail properties that were previously wholly-owned by CRLP. CRLP retained a 15% noncontrolling interest in the OZRE JV as well as the management and leasing responsibilities for the 11 properties owned by the OZRE JV (see Note 2).
     During July 2007, CRLP sold 85% of its interest in Colonial Pinnacle Craft Farms I to a joint venture partner. The retail asset includes 243,000 square feet, excluding anchor-owned square footage, and is located in Gulf Shores, Alabama (see Note 6).
     During July 2007, the DRA/CRT JV disposed of Las Olas Centre, a 469,200 square foot office asset located in Fort Lauderdale, Florida. CRLP sold its 15% interest in the property for approximately $34.6 million and recognized a gain of approximately $6.6 million from the sale. The proceeds from the sale were used to repay the associated mortgage on the asset and to fund investment activity.

     During September 2007, the CMS-Tennessee joint venture disposed of Colonial Village at Hendersonville, a 364-unit multifamily apartment community located in Nashville, Tennessee. CRLP sold its 25% interest in the property for approximately $6.8 million and recognized a gain of approximately $1.7 million from the sale. The proceeds from the sale were used to fund ongoing developments and for other general corporate purposes.
     During November 2007, the DRA/CLP JV disposed of nine office properties containing 1.7 million square feet located in Huntsville, Alabama for net proceeds of approximately $209 million (CRLP’s 15% interest in these assets totaled approximately $31.4 million). As part of the transaction, CRLP acquired a 40% interest (of which 30% is held by CPSI) in three separate tenancy in common (“TIC”) investments of the same nine office properties for a total acquisition price of $88.7 million, which included the issuance of $43.0 million of third-party financing and $30.4 million of ground lease financing. CRLP continues to manage the nine properties and intends to sell CPSI’s 30% ownership in each of these TIC investments during 2008 through offerings sponsored by Bluerock Real Estate, LLC (the 60% partner) to unrelated TIC investors and to retain CRLP’s 10% ownership interest.
     During December 2007, CRLP sold 95% of its interest in Colonial Promenade Alabaster II and two build-to-suit outparcels at Colonial Pinnacle Tutwiler II to a joint venture partner. The retail developments are located in Birmingham, Alabama (see Note 6).
     During December 2007, CRLP entered into a 50% / 50% joint venture agreement for the development of Turkey Creek Phase III, a 170,000 square foot development located in Knoxville, Tennessee. CRLP’s initial investment in this joint venture to acquire the land was approximately $6.0 million. The development of this property will be funded with a construction loan obtained by the joint venture.
     During December 2007, CRLP entered into a 20% joint venture with McDowell Properties to develop Colonial Grand at Lake Forest, a 529-unit multifamily apartment community located in Dallas, Texas. CRLP will act as the general contractor for this project and will earn development / general contractor fees, which will be recognized as earned according to the terms of the construction and development agreement. CRLP’s initial equity investment was approximately $1.3 million. The total cost of the development is expected to be approximately $62 million and will be funded primarily through a construction loan.
     Combined financial information for CRLP’s investments in unconsolidated partially-owned entities since the date of CRLP’s acquisitions is as follows:

	As of December 31,
(in thousands)	2008	2007

Balance Sheet
Assets
Land, building, & equipment, net	$3,130,487	$3,713,743
Construction in progress	57,441	106,098
Other assets	317,164	342,894

Total assets	$3,505,092	$4,162,735

Liabilities and Equity
Notes payable (1)	$2,711,059	$3,224,146
Other liabilities	156,700	115,346
Equity	637,333	823,243

Total liabilities and equity	$3,505,092	$4,162,735

Statement of Operations
(for the years ended)	2008	2007	2006

Revenues	$457,088	$425,115	$380,280
Operating expenses	(180,731)	(174,278)	(155,845)
Interest expense	(165,258)	(154,896)	(143,862)
Depreciation, amortization and other	(159,426)	(68,927)	87,613

Net income (loss) (2)	$(48,327)	$27,014	$168,186

Footnotes on following page

(1)	CRLP’s pro rata portion of indebtedness, as calculated based on ownership percentage, at December 31, 2008 and 2007 was $476.3 million and $544.2 million, respectively.

(2)	In addition to CRLP’s pro-rata share of income (loss) from partially-owned unconsolidated entities, “Income from partially-owned unconsolidated entities” of $12.5 million for the year ended December 31, 2008 includes gains on CRLP’s dispositions of joint-venture interests and amortization of basis differences which are not reflected in the table above.
     The following table summarizes balance sheet financial data of significant unconsolidated partially-owned entities in which CRLP had ownership interests as of December 31, 2008 and 2007 (dollar amounts in thousands):

	Total Assets		Total Debt		Total Equity
	2008	2007	2008	2007	2008	2007
DRA/CRT	$1,189,996	$1,248,807	$940,981	$993,264	$201,447	$202,162
DRA/CLP	927,397	973,861	741,907	741,907	153,962	194,210
OZRE	363,589	378,497	292,714	284,000	52,890	74,012
GPT (1)	—	374,498	—	322,776	—	43,982
Huntsville TIC (2)	224,644	160,478	107,540	107,540	36,112	49,980

	$2,705,626	$3,136,141	$2,083,142	$2,449,487	$444,411	$564,346

(1)	CRLP sold its interest in this joint venture in February 2008.

(2)	During 2008, CRLP reduced its interest in this joint venture from 40.0% to 10.0%.
     The following table summarizes income statement financial data of significant unconsolidated partially-owned entities in which CRLP had ownership interests for the years ended December 31, 2008, 2007 and 2006 (dollar amounts in thousands):

	Total Revenues			Net Income (Loss)			Share of Net Income (Loss)(1)
	2008	2007	2006	2008	2007	2006	2008	2007	2006
DRA/CRT (2)	$172,985	$170,433	$215,676	$(19,994)	$13,179	$(41,909)	$(1,694)	$2,941	$(6,286)
DRA/CLP	117,445	62,812	—	(17,892)	(1,682)	—	(398)	975	—
OZRE	34,607	18,695	—	(9,916)	(5,314)	—	(665)	(232)	—
GPT (3)	8,191	48,692	45,896	(1,752)	(13,403)	(9,581)	11,977	(917)	(958)
Huntsville TIC (4)	24,662	4,005	—	(10,809)	(1,018)	—	4,063	1,016	—

	$357,890	$304,637	$261,572	$(60,363)	$(8,238)	$(51,490)	$13,283	$3,783	$(7,244)

(1)	Includes amortization of excess basis differences, management fee eliminations and gains on sale.

(2)	Net Income for 2007 is attributable to the sale of Las Olas Centre and St. Petersburg Center. Gains on the sales of these assets were approximately $45.6 million.

(3)	CRLP sold its interest in this joint venture in February 2008 and recognized a gain of approximately $12.2 million.

(4)	CRLP sold a portion of its interest in this joint venture in a series of 10 transactions during 2008 and recognized a gain of approximately $6.0 million.
  Investments in Variable Interest Entities
     CRLP evaluates all transactions and relationships with variable interest entities (VIEs) to determine whether CRLP is the primary beneficiary of the entities in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities – An Interpretation of ARB No. 51” (FIN 46R).
     An overall methodology for evaluating transactions and relationships under the VIE requirements includes the following two steps:
•	determine whether the entity meets the criteria to qualify as a VIE, and

•	determine whether CRLP is the primary beneficiary of the VIE.
     When evaluating whether an investment (or other transaction) qualifies as a VIE, the significant factors and judgments that CRLP considers consist of the following:
•	the design of the entity, including the nature of its risks and the purpose for which the entity was created, to determine the variability that the entity was designed to create and distribute to its interest holders;

•	the nature of CRLP’s involvement with the entity;

•	whether control of the entity may be achieved through arrangements that do not involve voting equity;

•	whether there is sufficient equity investment at risk to finance the activities of the entity;

•	whether parties other than the equity holders have the obligation to absorb expected losses or the right to receive residual returns; and

•	whether the voting rights and the economic rights are proportional.
     For each VIE identified, CRLP evaluates whether it is the primary beneficiary by considering the following significant factors and judgments:
•	whether CRLP’s variable interest absorbs the majority of the VIE’s expected losses,

•	whether CRLP’s variable interest receives the majority of the VIE’s expected returns, and

•	whether CRLP has the ability to make decisions that significantly affect the VIE’s results and activities.
     Based on CRLP’s evaluation of the above factors and judgments, as of December 31, 2008, CRLP does not have a controlling interest nor is CRLP the primary beneficiary of any VIEs for which there is a significant variable interest. Also, as of December 31, 2008, CRLP has interests in three VIEs with significant variable interests for which CRLP is not the primary beneficiary.
     Unconsolidated Variable Interest Entities
     As of December 31, 2008, CRLP has interests in three VIEs with significant variable interests for which CRLP is not the primary beneficiary. The following is summary information as of December 31, 2008 regarding these unconsolidated VIEs:
(in thousands)

			Maximum
	Carrying Amount	Potential Additonal	Exposure to
VIE	of Investment	Support Obligation	Loss

DRA/CRT JV	$24,091	$17,400	$41,491
CG at Canyon Creek	638	4,000	4,638
CG at Traditions	570	3,500	4,070
     With respect to CRLP’s investment in DRA/CRT JV, CRLP is entitled to receive distributions in excess of its ownership interest if certain target return thresholds are satisfied. In addition, during September 2005, in connection with the acquisition of CRT with DRA, CRLP fully guaranteed approximately $50.0 million of third-party financing obtained by the DRA/CRT JV with respect to 10 of the CRT properties. During 2006, seven of the ten properties were sold. The DRA/CRT JV is obligated to reimburse CRLP for any payments made under the guaranty before making distributions of cash flows or capital proceeds to the DRA/CRT JV partners. As of December 31, 2008, this guarantee, which matures in January 2010, has been reduced to $17.4 million, as a result of the pay down of the associated collateralized debt from the sales of assets.
     CRLP committed to guarantee up to $4.0 million of a $27.4 million construction loan obtained by the Colonial Grand at Canyon Creek Joint Venture, which represents a guaranty that is greater than CRLP’s proportionate interest in this joint venture. Accordingly, this investment qualifies as a VIE. However, CRLP has determined that it is remote that it would absorb a majority of the losses for this joint venture and, therefore, does not consolidate this investment.
     CRLP committed with its joint venture partner to guarantee up to $7.0 million of a $34.1 million construction loan obtained by the Colonial Grand at Traditions Joint Venture. CRLP and its joint venture partner each committed to provide 50% of the guarantee, which is different from the venture’s voting and economic interests. As a result, this investment qualifies as a VIE but CRLP has determined that it is remote that it would absorb a majority of the losses for this joint venture and, therefore, does not consolidate this investment.
11. Segment Information
     Prior to December 31, 2008, CRLP had four operating segments: multifamily, office, retail and for-sale residential. Since January 1, 2009, CRLP has managed its business based on the performance of two operating segments: multifamily and commercial. The change in reporting segments is a result of CRLP’s strategic initiative to become a multifamily-focused REIT including reorganizing CRLP and streamlining the business. The multifamily and commercial segments have separate management teams that are responsible for acquiring, developing, managing and leasing properties within each respective segment. The multifamily management team is responsible for all aspects of for-sale developments, including disposition activities, as well as the condominium conversion properties and related sales. The multifamily segment includes the operations and assets of the for-sale developments due to the insignificance of these operations (which were previously reported as a separate operating segment) in the periods presented. Accordingly, the Company has restated the corresponding items of segment information for all periods presented.
     The pro-rata portion of the revenues, net operating income (“NOI”), and assets of the partially-owned unconsolidated entities that CRLP has entered into are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income from continuing operations, and total assets, investments in partially-owned unconsolidated entities are eliminated as equity investments and their related activity are reflected in the consolidated financial statements as investments accounted for under the equity method, and discontinued operations are reported separately. Management evaluates the performance of its multifamily and commercial segments and allocates resources to them based on segment NOI. Segment NOI is defined as total property revenues, including unconsolidated partnerships and joint ventures, less total property operating expenses (such items as repairs and maintenance, payroll, utilities, property taxes, insurance and advertising). Presented below is segment information, for the multifamily and commercial segments, including the reconciliation of total segment revenues to total revenues and total segment NOI to income from continuing operations for the years ended December 31, 2008, 2007 and 2006, and total segment assets to total assets as of December 31, 2008 and 2007.

	For the Year Ended December 31,
(in thousands)	2008	2007	2006
Revenues:
Segment Revenues:
Multifamily	$314,567	$307,943	$320,520
Commercial	94,108	169,399	282,672

Total Segment Revenues	408,675	477,342	603,192

Partially-owned unconsolidated entities — Multifamily	(8,605)	(10,287)	(18,906)
Partially-owned unconsolidated entities — Commercial	(69,823)	(60,430)	(48,232)
Construction revenues	10,137	38,448	30,484
Other non-property related revenue	18,329	19,345	16,714
Discontinued operations property revenues	(14,304)	(41,954)	(118,018)

Total Consolidated Revenues	344,409	422,464	465,234

NOI:
Segment NOI:
Multifamily	188,255	182,950	190,838
Commercial	60,821	111,234	191,937

Total Segment NOI	249,076	294,184	382,775

Partially-owned unconsolidated entities — Multifamily	(4,221)	(4,964)	(10,813)
Partially-owned unconsolidated entities — Commercial	(43,897)	(37,212)	(30,313)
Other non-property related revenue	18,329	19,345	16,714
Discontinued operations property NOI	17,944	(21,155)	(71,425)
Impairment — discontinued ops (1)	(25,475)	(2,500)	—
Impairments — continuing ops (2)	(93,100)	(44,129)	(1,600)
Construction NOI	607	3,902	1,073
Property management expenses	(8,426)	(12,178)	(12,546)
General and administrative expenses	(23,189)	(25,650)	(20,013)
Management fee and other expenses	(15,153)	(15,665)	(11,754)
Restructuring charge	(1,028)	(3,019)	—
Investment and developments	(4,358)	(1,516)	(1,010)
Depreciation	(101,342)	(108,771)	(125,706)
Amortization	(3,371)	(10,476)	(17,843)

(Loss) income from operations	(37,604)	30,196	97,539

Total other (expense) income, net (3)	(37,529)	(49,454)	(7,340)

(Loss) income from continuing operations	$(75,133)	$(19,258)	$90,199

	December 31,	December 31,
(in thousands)	2008	2007
Assets
Segment Assets
Multifamily	$2,579,376	$2,661,287
Commercial	402,914	232,563

Total Segment Assets	2,982,290	2,893,850

Unallocated corporate assets (4)	172,211	335,787

	$3,154,501	$3,229,637

Footnotes on following page

(1)	The impairment charge recorded during 2008 is related to two of CRLP’s multifamily apartment communities and twocondominium conversion properties. The impairment charge recorded during 2007 is related to a retail asset sold during 2007.

(2)	During 2008, CRLP recorded a $91.4 million impairment charge related to CRLP’s for-sale residential business and certain development projects. Additionally, there was $1.7 million in casualty losses recorded as a result of fire damage at four multifamily apartment communities. Of the $44.1 million impairment charge presented in continuing operations in 2007, $43.3 million is related to CRLP’s for-sale residential business as a result of the deterioration in the single family housing market and dislocation in the mortgage market and $0.8 million is a result of fire damage sustained at two multifamily apartment communities.

(3)	For-sale residential activities including net gain on sales and income tax expense (benefit) are included in other income. (See table below for additional details on for-sale residential activities and also Note 7 related to for-sale activities).

(4)	Includes CRLP’s investment in partially-owned entities of $46,221 and $69,682 as of December 31, 2008 and 2007, respectively.
For-Sale Residential

	For the Year Ended December 31,
(in thousands)	2008	2007	2006
Gains on for-sale residential sales	$1,625	$3,137	$2,830
Impairment	(35,900)	(43,300)	(1,600)
Income tax benefit (expense) (1)	(562)	15,398	(1,404)

Income (loss) from for-sale residential sales	$(34,837)	$(24,765)	$(174)

(1)	CRLP has established a partial valuation allowance for the portion of the net deferred tax asset in excess of the amount that it is more likely than not of recovery (see Note 18).
12. Notes and Mortgages Payable
     Notes and mortgages payable at December 31, 2008 and 2007 consist of the following:

	(in thousands)
	2008	2007
Unsecured credit facility	$311,630	$39,316
Mortgages and other notes:
3.37% to 6.00%	755,786	714,197
6.01% to 7.50%	649,603	843,326
7.51% to 9.00%	45,000	45,000

	$1,762,019	$1,641,839

     During January 2008, CRLP, together with the Trust, added $175 million of additional borrowing capacity through the accordion feature of CRLP’s unsecured revolving credit facility (the “Credit Facility”) with Wachovia Bank, National Association, a subsidiary of Wells Fargo & Company (“Wachovia”), as Agent for the lenders, Bank of America, N.A. as Syndication Agent, Wells Fargo Bank, National Association (“Wells Fargo”), Citicorp North America, Inc. and Regions Bank, as Co-Documentation Agents, and U.S. Bank National Association and PNC Bank, National Association, as Co-Senior Managing Agents and other lenders named therein. As a result, as of December 31, 2008, CRLP, with the Trust as guarantor, has a $675.0 million Credit Facility. The amended Credit Facility has an expiration date of June 21, 2012.
     Base rate loans and revolving loans are available under the Credit Facility. The Credit Facility also includes a competitive bid feature that allows CRLP to convert up to $337.5 million under the Credit Facility to a fixed rate and for a fixed term not to exceed 90 days. Generally, base rate loans bear interest at Wachovia’s designated base rate, plus a base rate margin ranging up to 0.25% based on CRLP’s unsecured debt ratings from time to time. Revolving loans bear interest at LIBOR plus a margin ranging from 0.325% to 1.05% based on CRLP’s unsecured debt ratings. Competitive bid loans bear interest at LIBOR plus a margin, as specified by the participating lenders. Based on CRLP’s current unsecured debt rating, the revolving loans currently bear interest at a rate of LIBOR plus 75 basis points.
     Included in the Credit Facility, CRLP has a $35.0 million cash management line provided by Wachovia that will expire on June 15, 2012. The cash management line had an outstanding balance of $14.6 million as of December 31, 2008.

     The Credit Facility and cash management line, which is primarily used by CRLP to finance property acquisitions and developments, had an outstanding balance at December 31, 2008 of $311.6 million. The interest rate of the Credit Facility was 2.04% and 5.47% at December 31, 2008 and 2007, respectively.
     The Credit Facility contains various restrictions, representations, covenants and events of default that could preclude future borrowings (including future issuances of letters of credit) or trigger early repayment obligations, including, but not limited to the following: nonpayment; violation or breach of certain covenants; failure to perform certain covenants beyond a cure period; failure to satisfy certain financial ratios; a material adverse change in the consolidated financial condition, results of operations, business or prospects of CRLP; and generally not paying CRLP’s debts as they become due. At December 31, 2008, CRLP was in compliance with these covenants. Specific financial ratios with which CRLP must comply pursuant to the Credit Facility consist of the Fixed Charge Coverage Ratio as well as the Debt to Total Asset Value Ratio. Both of these ratios are measured quarterly. The Fixed Charge ratio generally requires that CRLP’s earnings before interest, taxes, depreciation and amortization be at least equal 1.5 times CRLP’s Fixed Charges. Fixed Charges generally include interest payments (including capitalized interest) and preferred dividends. The Debt to Total Asset Value ratio generally requires CRLP’s debt to be less than 60% of its total asset value. CRLP does not anticipate any events of noncompliance with either of these ratios in 2009. The ongoing recession and continued uncertainty in the stock and credit markets may negatively impact CRLP’s ability to generate earnings sufficient to maintain compliance with these ratios and other debt covenants. However, given the ongoing recession and continued uncertainty in the stock and credit markets, there can be no assurance that we will be able to maintain compliance with these ratios and other debt covenants in the future, particularly if conditions worsen.
     Many of the recent disruptions in the financial markets have been brought about in large part by failures in the U.S. banking system. If Wachovia or any of the other financial institutions that have extended credit commitments to CRLP under the Credit Facility or otherwise are adversely affected by the conditions of the financial markets, these financial institutions may become unable to fund borrowings under credit commitments to CRLP under the Credit Facility, the cash management line or otherwise. If these lenders become unable to fund CRLP’s borrowings pursuant to the financial institutions’ commitments, CRLP may need to obtain replacement financing, and such financing, if available, may not be available on commercially attractive terms.
     During March 2008, CRLP refinanced mortgages associated with two of its multifamily apartment communities, Colonial Grand at Trinity Commons, a 462-unit apartment community located in Raleigh, North Carolina, and Colonial Grand at Wilmington, a 390-unit apartment community located in Wilmington, North Carolina. CRLP financed an aggregate of $57.6 million, at a weighted average interest rate of 5.4%. The loan proceeds were used to repay the mortgages of $29.0 million and the balance was used to pay down CRLP’s unsecured line of credit.
     During September 2008, CRLP refinanced a mortgage associated with Colonial Village at Timber Crest, a 282-unit apartment community located in Charlotte, North Carolina. Loan proceeds were $13.7 million, with a floating interest rate of LIBOR plus 292 basis points, which was 3.4% at December 31, 2008. The proceeds, along with additional borrowings of $0.6 million from CRLP’s Credit Facility, were used to repay the $14.3 million outstanding mortgage.
     In January 2008, the Board of Trustees of the Trust authorized the repurchase up to $50.0 million of CRLP’s outstanding unsecured senior notes. In April 2008, the Board of Trustees of the Trust authorized a senior note repurchase program to allow the repurchase up to $200.0 million of CRLP’s outstanding unsecured senior notes from time to time through December 31, 2009. In December 2008, the Board of Trustees of the Trust expanded the April 2008 repurchase program by an additional $300.0 million for a total repurchase authorization under the April 2008 repurchase program of $500.0 million. The senior notes may be repurchased from time to time in open market transactions or privately negotiated transactions, subject to applicable legal requirements, market conditions and other factors. The repurchase program does not obligate CRLP to repurchase any specific amounts of senior notes, and repurchases pursuant to the program may be suspended or resumed at any time without further notice or announcement.
     During 2008, CRLP repurchased $195.0 million of its outstanding unsecured senior notes in separate transactions at an average 9.1% discount to par value, which represents an 8.5% yield to maturity. As a result of the repurchases, CRLP recognized an aggregate gain of $16.0 million, which is included in “Gains (losses) on retirement of debt” on CRLP’s Consolidated Statements of Operations and Comprehensive Income (Loss). CRLP will continue to monitor the debt markets and repurchase certain senior notes that meet CRLP’s required criteria, as funds are available.
     During June 2007, CRLP repaid $409.0 million of collateralized mortgages associated with 37 multifamily communities with proceeds from asset sales. In conjunction with the repayment, CRLP incurred $29.2 million of prepayment penalties. These penalties were offset by $16.7 million of write-offs related to the mark-to-market intangibles on the associated mortgage debt repaid. The weighted average interest rate of the mortgages repaid was 7.0%.

     During July 2007, CRLP repaid its outstanding $175 million 7.0% unsecured senior notes due July 2007 from proceeds received from asset sales.
     During July 2007, the DRA/CLP JV increased mortgage indebtedness on the properties it owns from approximately $588.2 million to approximately $742.0 million. The additional proceeds, of approximately $153.8 million, were utilized to payoff partner loans and establish a capital reserve, with the remainder being distributed to the partners on a pro-rata basis. As a result, CRLP received a distribution of approximately $18.6 million (see Note 2).
     During July 2007, the OZRE JV increased mortgage indebtedness on the properties it owns from approximately $187.2 million to approximately $284.0 million. The additional proceeds, of approximately $96.8 million, were utilized to payoff partner loans and establish a capital reserve, with the remainder being distributed to the partners on a pro-rata basis. As a result, CRLP received a distribution of approximately $13.8 million (see Note 2).
     At December 31, 2008, CRLP had $1.7 billion in unsecured indebtedness including balances outstanding on its Credit Facility and certain other notes payable. The remainder of CRLP’s notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of approximately $139.5 million at December 31, 2008.
     The aggregate maturities of notes and mortgages payable, including CRLP’s Credit Facility at December 31, 2008, were as follows:

(in thousands)
2009	$681
2010	272,541
2011	100,728
2012 (1)	411,910
2013	113,756
Thereafter	862,403

$1,762,019

(1)	Year 2012 includes $311.6 million outstanding on CRLP’s credit facility as of December 31, 2008, which matures in June 2012.
     Based on borrowing rates available to CRLP for notes and mortgages payable with similar terms, the estimated fair value of CRLP’s notes and mortgages payable at December 31, 2008 and 2007 was approximately $1.5 billion and $1.7 billion, respectively.
     See Note 22 – “Subsequent Events” for additional financing activities.
13. Derivative Instruments
     SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, CRLP records all derivatives on the balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. CRLP assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.
     CRLP’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks.  To accomplish this objective, CRLP primarily uses interest rate swaps (including forward starting interest rate swaps) and caps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. As of December 31, 2008 and 2007, CRLP had no outstanding interest rate swap agreements.
     At December 31, 2008 and 2007, there were no derivatives included in other assets. At December 31, 2006, derivatives with a fair value of $0.7 million were included in other assets. CRLP did not have a change in unrealized gains/(losses) in 2008. The change in net unrealized gains/(losses) of ($0.5) million in 2007 and $3.0 million in 2006 for derivatives designated as cash flow hedges is separately disclosed in the statements of changes in partners’ equity. At December 31, 2008 and 2007, there were no derivatives that were not designated as hedges. The change in fair value of derivatives not designated as hedges of $2.7 million is included in other income (expense) in 2006. There was no hedge ineffectiveness during 2008 and 2007. Hedge ineffectiveness of ($0.1) million on cash flow hedges due to index mismatches was recognized in other income during 2006. As of December 31, 2008, all of CRLP’s hedges are designated as cash flow hedges under SFAS No. 133, and CRLP does not enter into derivative transactions for speculative or trading purposes.
     Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to “Interest expense and debt cost amortization” as interest payments are made on CRLP’s hedged debt or to “Gains (losses) on hedging activities” at such time that the interest payments on the hedged debt become probable of not occurring as originally specified. A portion of the interest payments on the hedged debt became probable of not occurring as a result of CRLP’s bond repurchase program (see Note 12). The changes in accumulated other comprehensive income for reclassifications to “Interest expense and debt cost amortization” tied to interest payments made on the hedged debt was $0.5 million, $0.6 million and $0.5 million during 2008, 2007 and 2006, respectively. The changes in accumulated other comprehensive income for reclassification to ”Gains (losses) on hedging activities” related to interest payments on the hedged debt that have been deemed no longer probable to occur as a result of repurchases under CRLP’s senior note repurchase program was $0.3 million during 2008, with no impact during 2007 and 2006.
     During May 2007, CRLP settled a $100.0 million interest rate swap and received a payment of approximately $0.6 million. This interest rate swap was in place to convert a portion of the floating rate payments on CRLP’s Credit Facility to a fixed rate. This derivative originally qualified for hedge accounting under SFAS No. 133. However, in May of 2007, due to CRLP’s then-pending joint venture transactions (see Note 2) and the expected resulting pay down of CRLP’s term loan and Credit Facility, this derivative no longer qualified for hedge accounting which resulted in a gain of approximately $0.4 million.
     During February 2006, CRLP settled a $200.0 million forward starting interest rate swap and received a payment of approximately $4.3 million. This forward starting interest rate swap was in place to convert the floating rate payments on certain expected future debt obligations to a fixed rate. This derivative originally qualified for hedge accounting under SFAS No. 133. However, in December of 2005 as a result of a modification to the forecasted transaction, this derivative no longer qualified for hedge accounting. As a result, CRLP began treating this derivative as an economic hedge during 2005. Changes in the fair value of this derivative were recognized in earnings in other income (expense) and totaled approximately $2.7 million for the period of time the derivative was active during 2006. The fair value of this derivative at the time it no longer qualified for hedge accounting was approximately $1.5 million, which will remain in accumulated other comprehensive income and be reclassified to interest expense over the applicable period of the associated debt, which is approximately eight years at December 31, 2008.
     During June 2006, CRLP entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with a forecasted debt issuance that occurred on August 28, 2006. This interest rate swap agreement had a notional amount of $200 million, a fixed interest rate of 5.689%, and a maturity date of November 15, 2016. This interest rate swap agreement was settled concurrent with CRLP’s issuance of $275 million of debt in the senior notes offering completed August 28, 2006. The settlement resulted in a settlement payment of approximately $5.2 million by CRLP. This amount will remain in other comprehensive income and be reclassified to interest expense over the remaining term of the associated debt, which is approximately eight years at December 31, 2008. On August 15, 2006, CRLP also entered into a $75 million treasury lock agreement to hedge the interest rate risk associated with the remaining $75 million of senior notes issued on August 28, 2006. This treasury lock agreement was settled on August 28, 2006 for a settlement payment of approximately $0.1 million which will also remain in other comprehensive income and be reclassified to interest expense over the remaining life of the associated debt.
     During November 2006, CRLP settled a $175.0 million forward starting interest rate swap and received a payment of approximately $2.9 million. This forward starting interest rate swap was in place to convert the floating rate payments on certain expected future debt obligations to a fixed rate. In November of 2006, CRLP settled this forward starting swap agreement as a result of its determination that the forecasted debt issuance was no longer probable due to CRLP’s strategic shift (see Note 2). In December 2006, CRLP made the determination that it was probable that the forecasted debt issuance would not occur. As a result, CRLP reversed the $2.9 million in other comprehensive income to other income during December of 2006.
     Further, CRLP has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, CRLP has not sustained a material loss from those instruments nor does it anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.
14. Capital Structure
     At December 31, 2008, the Trust controlled CRLP as the sole general partner and as the holder of 84.6% of the common units of CRLP. The limited partners of CRLP who hold redeemable or common units, are those persons (including certain officers and trustees) who, at the time of the initial public offering, elected to hold all or a portion of their interest in the form of units rather than receiving common shares of the Trust, or individuals from whom CRLP acquired certain properties, who elected to receive units in exchange for the properties.
     In connection with our adoption of SFAS No. 160 effective January 1, 2009, CRLP also adopted the recent revisions to EITF Topic D-98, “Classification and Measurement of Redeemable Securities (“D-98”).”  As a result of CRLP’s adoption of these standards, amounts previously reported as limited partners’ interest in consolidated partnerships on CRLP’s Consolidated Balance Sheets are now presented as noncontrolling interests within equity.  There has been no change in the measurement of this line item from amounts previously reported.  Additionally, amounts previously reported as preferred units in CRLP are now presented as noncontrolling interests within equity.  There has been no change in the measurement of this line item from amounts previously reported.  Minority interests in common units of CRLP have also been re-characterized as noncontrolling interests, but because of the redemption feature of these units, they have been included in the temporary equity section (between liabilities and equity) on CRLP’s Consolidated Balance Sheets. Each limited partners’ redeemable units may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. Based on the requirements of D-98, the measurement of noncontrolling interests is now presented at “redemption value” – i.e., the fair value of the units (or limited partners’ interests) as of the balance sheet date (based on the Trust’s share price multiplied by the number of outstanding units), or the aggregate value of the individual partners’ capital balances, whichever is greater.  Previously, these interests were measured based on the noncontrolling interests in CRLP’s pro rata share of total common interests, in accordance with EITF 95-7.  The revised presentation and measurement required by SFAS No. 160 and D-98 has been adopted retrospectively.  A reconciliation between the amounts previously reported and currently reported amounts, as adjusted, are presented below (in thousands):

			Noncontrolling
	Noncontrolling		Interests in
	Interests in	Common	Temporary
	Equity	Equity	Equity
Balances at December 31, 2005, as previously reported	$—	$1,003,583	$464,523
Adjustment of common units to “redemption value”	—	(945)	945
Impact of the adoption of SFAS No. 160 on limited partners’ interests in consolidated partnerships	8,093	—	(8,093)

Adjusted balance as of December 31, 2005	$8,093	$1,002,638	$457,375

Balances at December 31, 2006, as previously reported	$—	$1,066,063	$503,362
Adjustment of common units to “redemption value”	—	(405)	405
Impact of the adoption of SFAS No. 160 on limited partners’ interests in consolidated partnerships	7,406	—	(7,406)

Adjusted balance as of December 31, 2006	$7,406	$1,065,658	$496,361

Balances at December 31, 2007, as previously reported	$—	$1,025,654	$229,933
Adjustment of common units to “redemption value”	—	13,328	(13,328)
Impact of the adoption of SFAS No. 160 on limited partners’ interests in consolidated partnerships	2,439	—	(2,439)

Adjusted balance as of December 31, 2007	$2,439	$1,038,982	$214,166

Balances at December 31, 2008, as previously reported	$—	$1,014,545	$75,755
Adjustment of common units to “redemption value”	—	(51,036)	51,036
Impact of the adoption of SFAS No. 160 on limited partners’ interests in consolidated partnerships	1,943	—	(1,943)

Adjusted balance as of December 31, 2008	$1,943	$963,509	$124,848

     The changes in redeemable noncontrolling interests for the years ended December 31, 2008 and 2007 are presented below (in thousands):

	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
Balance at beginning of period	$214,166	$496,361
Adjustment of common units to “redemption value”	(44,179)	(201,332)
Redemption of CRLP units for common shares	(16,903)	(21,341)
Distributions to noncontrolling interests	(17,011)	(69,620)
Net (loss) income	(11,225)	10,098

Balance at end of period	$124,848	$214,166

     Also effective with the adoption of SFAS No. 160, previously reported minority interests have been re-characterized on the accompanying Consolidated Condensed Statements of Income to noncontrolling interests and placed below “Net income (loss)” before arriving at “Net income (loss) attributable to CRLP”.
     In 1999, CRLP issued $100 million of Series B Cumulative Redeemable Perpetual Preferred Units (“Series B preferred units”) in a private placement, that are exchangeable for Series B preferred shares of the Trust, net of offering costs of $2.6 million. On February 18, 2004, CRLP modified the terms of the $100.0 million 8.875% Preferred Units. Under the modified terms, the Preferred Units bear a distribution rate of 7.25% and are redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Preferred Units are exchangeable for 7.25% Series B Preferred Shares of the Trust, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

     The Board of Trustees of the Trust manages CRLP by directing the affairs of CRLP. The Trust’s interests in CRLP entitle it to share in cash distributions from, and in the profits and losses of, CRLP in proportion to the Trust’s percentage interest therein and entitle the Trust to vote on all matters requiring a vote of the limited partners.
15. Cash Contributions
     In April 2003, the Trust issued $125.0 million or 5,000,000 depositary shares, each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the “Series D Preferred Shares”). The depositary shares are currently callable by Trust and have a liquidation preference of $25.00 per depositary share. The depositary shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Trust.
     In January 2008, the Board of Trustees of the Trust authorized the repurchase of up to $25.0 million of the Trust’s 8 1/8% Series D preferred depositary shares in a limited number of separate, privately negotiated transactions. In October 2008, the Board of Trustees of the Trust authorized a repurchase program which allows the repurchase of up to an additional $25.0 million of the Trust’s outstanding 8 1/8% Series D preferred depositary shares over a 12 month period. In connection with the repurchase of the Series D Preferred Shares, the Board of Trustees of the Trust, as general partner of CRLP, also authorized the repurchase of a number of Series D Cumulative Redeemable Preferred Units by CRLP corresponding to the number of Series D preferred shares of the Trust represented by such repurchased Series D Depositary Shares. The Series D preferred depositary shares may be repurchased from time to time over a 12 month period in open market purchases or privately negotiated transactions, subject to applicable legal requirements, market conditions and other factors. The repurchase program does not obligate the Trust to repurchase any specific amounts of preferred shares, and repurchases pursuant to the program may be suspended or resumed at any time without further notice or announcement. The Trust will continue to monitor the equity markets and repurchase preferred shares if the repurchases meet the required criteria, as funds are available. If the Trust were to repurchase outstanding Series D depositary shares, it would expect to record additional non-cash charges related to the write-off of Series D preferred issuance costs.
     During 2008, the Trust repurchased 988,750 of its outstanding 8 1/8% Series D preferred depositary shares in privately negotiated transactions for an aggregate purchase price of $24.0 million, at an average price of $24.17 per depositary share (and CRLP repurchased a number of Series D Preferred Units corresponding to the number of Series D preferred shares of the Trust represented by such repurchased Series D Depositary Shares). The Trust received an approximate $0.8 million discount to the liquidation preference price of $25.00 per depositary share on the repurchase and wrote-off approximately $0.9 million of issuance costs.
     In June 2007, in connection with the commercial joint venture transactions, all common equity partners of CRLP were distributed units in the DRA/CLP JV and the OZRE JV based on 85% of their ownership interest in CRLP. CRLP recorded this distribution at book value, which reduced common unit equity by approximately $229.4 million during 2007 (see Note 2). Additionally, in connection with these transactions, all common equity partners received a special cash distribution of $0.21 per unit, or $12.0 million in the aggregate.
     In April 2005, in connection with the Cornerstone acquisition, the Trust issued 5,326,349 Series E preferred depositary shares each representing 1/100th of a 7.62% Series E Cumulative Redeemable Preferred Share of Beneficial Interest, liquidation preference $2,500 per share, of the Trust. In February 2006, the Board of Trustees of the Trust announced its authorization of the repurchase of up to $65.0 million of the Trust’s Series E Depositary Shares, each representing 1/100 of a share of its 7.62% Series E Cumulative Redeemable Preferred Shares. In connection with the repurchase of the Series E Preferred Shares, the Board of Trustees of the Trust, as general partner of CRLP, also authorized the repurchase of a corresponding amount of Series E Preferred Units, all of which were held by the Trust, as general partner of CRLP. During 2006, the Trust repurchased 1,135,935 million Series E depositary shares for a total cost of approximately $28.5 million. The Trust wrote off approximately $0.3 million of issuance costs associated with this redemption. In April 2007, the Board of Trustees of the Trust authorized the redemption of, and in May 2007 the Trust redeemed all of, its remaining outstanding 4,190,414 Series E depositary shares for a total cost of $104.8 million. In connection with the redemption of the remaining outstanding Series E Depositary Shares, the Board of Trustees of the Trust, as general partner of CRLP, also authorized the redemption of all outstanding Series E Preferred Units, all of which were held by the Trust as general partner of CRLP. In connection with this redemption, CRLP wrote off $0.3 million of associated issuance costs. The redemption price was $25.00 per Series E depositary share plus accrued and unpaid dividends for the period from April 1, 2007 through and including the redemption date, for an aggregate redemption price per Series E depositary share of $25.3175.
     In June 2001, the Trust issued 2,000,000 preferred shares of beneficial interest (Series C Preferred Shares). The Series C Preferred Shares pay a quarterly dividend at 9.25% per annum and may be called by the Trust on or after June 19, 2006. The Series C Preferred Shares have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Trust. The Series C Preferred Shares have a liquidation preference of $25.00 per share. In April 2006, the Board of Trustees of the Trust authorized the redemption of the Trust’s 9.25% Series C Cumulative Redeemable Preferred Shares. In connection with the redemption of the Series C Preferred Shares, the Board of Trustees of the Trust, as general partner of CRLP, also authorized the redemption of all outstanding Series C Preferred Units by CRLP, all of which were held by the Trust as general partner of CRLP. The redemption, for an aggregate redemption price of approximately $50.0 million, occurred on June 30, 2006. The Trust wrote off approximately $1.9 million of issuance costs associated with this redemption during 2006.
16. Share-based Compensation
     Effective January 1, 2006, the Trust accounts for share-based compensation using the fair value method prescribed in SFAS No. 123(R) (see Note 3). For share-based compensation granted from January 1, 2003 to December 31, 2005, the Trust accounted for share-based compensation under the fair value method prescribed by SFAS No. 123. Other than the required modification under SFAS No. 123(R) to use an estimated forfeiture rate for award terminations and forfeitures, and the provisions related to retirement eligible employees, the adoption of SFAS No. 123(R) did not have an impact on the Trust’s accounting for share-based compensation. In prior years, the Trust used a policy of recognizing the effect of award forfeitures as they occurred. Under SFAS No. 123(R), such award forfeitures are recognized based on an estimate of the number of awards expected to be forfeited during the estimated service period. The cumulative impact of this modification on awards granted prior to January 1, 2006 was $0.2 million and was reflected as a reduction of compensation expense in the year ended December 31, 2006.
Incentive Share Plans
     On March 7, 2008, the Board of Trustees of the Trust approved the 2008 Omnibus Incentive Plan (the “2008 Plan”). The 2008 Plan was approved by the Trust’s shareholders on April 23, 2008. The Third Amended and Restated Share Option and Restricted Share Plan (the “Prior Plan”) expired by its terms in April 2008. The 2008 Plan provides the Trust with the opportunity to grant long-term incentive awards to employees and non-employee directors, as well independent contractors, as appropriate. The 2008 Plan authorizes the grant of seven types of share-based awards — share options, restricted shares, unrestricted shares, share units, share appreciation rights, performance shares and performance units. Five million common shares were reserved for issuance under the 2008 Plan. At December 31, 2008, 4,028,193 common shares of the Trust were available for issuance under the 2008 Plan.
     In connection with the grant of options under the 2008 Plan, the Executive Compensation Committee of the Board of Trustees of the Trust determines the option exercise period and any vesting requirements. All outstanding options granted to date under the 2008 Plan and the Prior Plan have a term of ten years and vest over a periods ranging from one to five years. Similarly, restricted shares vest over a period ranging from one to five years.
     Compensation costs for share options have been valued on the grant date using the Black-Scholes option-pricing method. The weighted average assumptions used in the Black-Scholes option pricing model were as follows:

	For the Year Ending
	December 31,
	2008	2007	2006
Dividend yield	7.92%	5.76%	5.76%
Expected volatility	20.70%	19.42%	21.01%
Risk-free interest rate	3.77%	4.64%	5.11%
Expected option term (years)	7.1	7.2	7.5
     For this calculation, the expected dividend yield reflects the Trust’s current historical yield. Expected volatility was based on the historical volatility of the Trust’s common shares. The risk-free interest rate for the expected life of the options was based on the implied yields on the U.S Treasury yield curve. The weighted average expected option term was based on the Trust’s historical data for prior period share option exercises and forfeiture activity.
     During the year ended December 31, 2008, the Trust granted share options to purchase 215,279 common shares to its employees and trustees. For the years ended December 31, 2008, 2007 and 2006, the Trust recognized compensation expense related to share options of $0.3 million ($0.1 million of compensation expense related to share options was reversed due to the Trust’s restructuring), $0.7 million and $0.8 million, respectively. Upon the exercise of share options, the Trust issues common shares from authorized but unissued common shares. Total cash proceeds from exercise of stock options were $1.1 million, $2.4 million and $7.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     The following table presents a summary of share option activity under all plans for the year ended December 31, 2008:

	Options Outstanding
		Weighted Average
	Shares	Exercise Price (1)
Options outstanding, beginning of period	1,594,930	$24.65
Granted	215,279	23.56
Exercised	(57,075)	19.62
Forfeited	(228,749)	29.17

Options outstanding, end of period	1,524,385	$24.00

(2)	In connection with the special distribution paid by the Trust related to the recapitalization during 2007 (see Note 2), the exercise price of all of the Trust’s then outstanding options has been reduced by $10.63 per share for all periods presented as required under the terms of the Trust’s option plans.
     The weighted average grant date fair value of options granted in 2008, 2007 and 2006 was $1.40, $5.13 and $5.70, respectively. The total intrinsic value of options exercised during 2008, 2007 and 2006 was $0.5 million, $2.9 million and $4.1 million, respectively.
     As of December 31, 2008, the Trust had approximately 1.5 million share options outstanding with a weighted average exercise price of $24.00 and a weighted average remaining contractual life of 4.5 years. These share options outstanding did not have an intrinsic value as of December 31, 2008. The total number of exercisable options at December 31, 2008 was approximately 1.3 million. As of December 31, 2008, the weighted average exercise price of exercisable options was $23.27 and the weighted average remaining contractual life was 3.7 years for these exercisable options. These exercisable options did not have an aggregate intrinsic value at December 31, 2008. At December 31, 2008, there was $0.5 million of unrecognized compensation cost related to unvested share options, which is expected to be recognized over a weighted average period of 1.9 years.
     The following table presents the change in deferred compensation related to restricted share awards:

(amounts in thousands)
Balance, December 31, 2007	$8,349

Amortization of deferred compensation	(3,317)
Reversal of deferred compensation due to cancelled shares (1)	(2,956)
Issuance of restricted shares	4,516

Balance, December 31, 2008	$6,592

(2)	Of this amount, $2.6 million is attributable to the Trust’s restructuring during 2008.
     The following table presents the change in nonvested restricted share awards:

		Weighted Average
	For the Year Ended	Grant Date
	December 31, 2008	Fair Value
Nonvested Restricted Shares, December 31, 2007	419,609	$41.35

Granted	284,982	21.38
Vested	(123,123)	42.00
Cancelled/Forfeited	(172,931)	35.28

Nonvested Restricted Shares, December 31, 2008	408,537	$32.08

     The weighted average grant date fair value of restricted share awards issued during 2008, 2007 and 2006 was $21.38, $40.44 and $46.39, respectively. For the years ended December 31, 2008, 2007 and 2006, the Trust recognized compensation expense related to restricted share awards of $3.3 million ($1.0 million of compensation expense related to restricted share awards was reversed and $0.2 million was accelerated due to the Trust’s restructuring), $3.9 million and $3.0 million, respectively. For the years ended December 31, 2008, 2007 and 2006, the Trust separately capitalized $1.3 million, $5.4 million and $0.9 million, respectively, for restricted share awards granted in connection with certain real estate developments. The total intrinsic value for restricted share awards that vested during 2008, 2007 and 2006 was $2.6 million, $3.2 million and $3.2 million, respectively. At December 31, 2008, the unrecognized compensation cost related to nonvested restricted share awards is $6.6 million, which is expected to be recognized over a weighted average period of 2.0 years.
Adoption of Incentive Program
     On April 26, 2006, the Executive Compensation Committee of the Board of Trustees of the Trust adopted a new incentive program in which seven executive officers of the Trust participate. The program provides for the following awards:
•	the grant of a specified number of restricted shares, totaling approximately $6.3 million, which vest at the end of the five-year service period beginning on April 26, 2006 (the “Vesting Period”), and/or

•	an opportunity to earn a performance bonus, based on absolute and relative total shareholder return over a three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”).
     A participant’s restricted shares will be forfeited if the participant’s employment is terminated prior to the end of the Vesting Period. The compensation expense and deferred compensation related to these restricted shares is included in the restricted share disclosures above.
     A participant would forfeit his right to receive a performance payment if the participant’s employment were terminated prior to the end of the Performance Period, unless termination of employment resulted from the participant’s death or disability, in which case the participant (or the participant’s beneficiary) would earn a pro-rata portion of the applicable award. Performance payments, if earned, were payable in cash, common shares or a combination of the two. Each performance award has specified threshold, target and maximum payout amounts ranging from $5,000 to $6,000,000 per participant. The performance awards were valued with a binomial model by a third party valuation firm. The performance awards, which had a fair value on the grant date of $5.4 million ($4.9 million net of estimated forfeitures), were valued as equity awards tied to a market condition.
     On January 29, 2009, the Executive Compensation Committee of the Board of Trustees of the Trust confirmed the calculation of the payouts under the performance awards as of the end of the Performance Period for each of the remaining participants in the incentive program, and approved the form in which the performance awards are to be made. An aggregate of $299,000 was paid to the four remaining participants in cash that was withheld to satisfy applicable tax withholding, and the balance of the award was satisfied through the issuance of an aggregate of 69,055 common shares.
     The Trust used a third party valuation firm to assist in valuing these awards using a binomial model. The significant assumptions used to measure the fair value of the performance awards are as follows:
•	risk-free rate,

•	expected standard deviation of returns (i.e., volatility),

•	expected dividend yield, and

•	correlation in stock price movement.
     The risk-free rate was set equal to the yield, for the term of the remaining duration of the performance period, on treasury securities as of April 26, 2006 (the grant date). The data was obtained from the Federal Reserve for constant maturity treasuries for 2-year and 3-year bonds. Standard deviations of stock price movement for the Trust and its peer companies (as defined by the Board of Trustees of the Trust) were set equal to the annualized daily volatility measured over the 3-year period ending on April 26, 2006. Annual stock price correlations over the ten-year period from January 1, 1996 through December 31, 2005, for a total of 595 correlation measurements, were examined. The average correlation was 0.54.
     To calculate Total Shareholder Return for each company that was defined by the Trust’s Board of Trustees as a peer, the Trust compared the projected December 31, 2008 stock price plus the expected cumulative dividends paid during the performance measurement period to the actual closing price on December 31, 2005. The last (normalized) dividend payment made for each such company in 2005 was annualized and this annual dividend amount was assumed to be paid in each year of the performance measurement period.
     Due to the fact that the form of payout (cash, common shares, or a combination of the two) is determined solely by the Board of Trustees of the Trust, and not the employee, the grant was valued as an equity award.
     For the years ended December 31, 2008, 2007 and 2006, the Trust recognized $1.4 million, $1.9 million and $1.3 million, respectively, of compensation expense attributable to the performance based share awards. As a result of the departure of certain grantees of performance based share awards, the Trust reduced compensation expense by $1.0 million during 2008. As of December 31, 2008, these awards have been fully expensed.
Employee Share Purchase Plan
     The Trust maintains an Employee Share Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Trust, through payroll deductions, to purchase common shares at market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Trust issued 9,405, 3,725 and 2,652 common shares pursuant to the Purchase Plan during 2008, 2007 and 2006, respectively.
17. Employee Benefits
   Noncontributory Defined Benefit Pension Plan
     Employees of CRLP hired prior to January 1, 2002 participate in a noncontributory defined benefit pension plan designed to cover substantially all employees. Pension expense includes service and interest costs adjusted by actual earnings on plan assets and amortization of prior service cost and the transition amount. The benefits provided by this plan are based on years of service and the employee’s final average compensation. CRLP’s policy is to fund the minimum required contribution under ERISA and the Internal Revenue Code. CRLP uses a December 31 measurement date for its plan.
     During 2007, the Board of Trustees of the Trust approved the termination of its noncontributory defined benefit pension plan. Accordingly, during 2007, CRLP expensed $2.3 million in connection with this termination, including a one-time pension bonus of approximately $1.4 million. As of December 31, 2007, the termination of the pension plan was substantially complete. During 2008, CRLP made contributions to plan assets of $0.4 million. In addition, the remaining settlement payments of $0.5 million were paid in 2008 upon final determination from the IRS.
     The table below presents a summary of pension plan status as of December 31, 2007, as it relates to the employees of CRLP.

(in thousands)
2007
Change in benefit obligation
Benefit obligation at beginning of year	$15,662
Service cost	253
Interest cost	758
Curtailment (gain) loss	(4,087)
Settlment (gain) loss	(380)
Benefits paid	(134)
Settlement payments	(13,949)
Actuarial (gain) loss	2,592

Benefit obligation at end of year	$715

Change in plan assets
Fair value of plan assets at beginning of year	$10,317
Actual return on plan assets	718
Employer contributions	3,100
Benefits paid	(134)
Settlement payments	(13,949)

Fair value of plan assets at end of year	$52

Funded status	$(663)

     Amounts recognized in the consolidated balance sheet as of December 31, 2007 consist of:

(in thousands)
2007
Amounts recognized in the consolidated balance sheets
Other liabilities	$(663)

2007
Amounts recognized in accumulated other comprehensive income
Net (gain) loss	$—
Prior service cost	—

Net amount recognized	$—

     CRLP’s accumulated benefit obligations as of December 31, 2007 are as follows:

(in thousands)	2007
Accumulated benefit obligation	$715
     Components of CRLP’s net periodic benefit cost for 2007 are as follows:

(in thousands)
2007
Components of Net Periodic Benefit Cost
Service cost	$253
Interest cost	758
Expected return on plan assets	(611)
Amortization of prior service cost	1
Amortization of net (gain) loss	22
Curtailment (gain) loss	33
Settlement (gain) loss	549

Net periodic benefit cost	$1,005

     Additional supplemental disclosures required by SFAS No. 158 are as follows:

(in thousands)
2007
Other Changes in Plan Assets and Benefit Obligations
Recognized in Other Comprehensive Income
Net (gain) loss	$(2,581)
Prior service cost	(33)
Amortization of prior service cost	(1)

Total recognized in other comprehensive income	$(2,615)

Total recognized in net periodic benefit cost and other comprehensive income	$(1,610)

(in thousands)
Estimated amortization from accumulated other comprehensive income into net periodic pension cost over the next twelve months
Amortization of net (gain) loss	$—
Amortization of prior service cost	$—
     The weighted-average assumptions used to determine benefit obligations and net costs are as follows:

2007
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	5.00%
Rate of compensation increase	n/a

Weighted-average assumptions used to determine net cost for years ended December 31
Discount rate	5.00%
Expected long-term rate of return on plan assets	5.00%
Rate of compensation increase	3.00%
     The following table presents the cash flow activity of the pension plan during the years ending December 31, 2007 and 2006:

(in thousands)
Employer
Contributions
2006	$814
2007	$3,100

Benefit payments (including termination settlement payments)
2007	$14,084
     401(k) Plan
     CRLP maintains a 401(k) plan covering substantially all eligible employees. At December 31, 2008, this plan provides, with certain restrictions, that employees may contribute a portion of their earnings with CRLP matching 100% of such contributions up to 4% and 50% on contributions between 4% and 6%, solely at its discretion. Prior to December 31, 2007, this plan provided, with certain restrictions, that employees may contribute a portion of their earnings with CRLP matching one-half of such contributions up to 6%, solely at its discretion. Contributions by CRLP were approximately $2.0 million, $1.0 million and $0.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.
18. Income Taxes
     CRLP’s consolidated financial statements include the operations of its taxable REIT subsidiary, CPSI, which is subject to federal, state and local income taxes. CPSI provides property development, leasing and management services for third-party owned properties and administrative services to CRLP. In addition, CRLP performs all of its for-sale residential and condominium conversion activities through CPSI. CRLP generally reimburses CPSI for payroll and other costs incurred in providing services to CRLP. All inter-company transactions are eliminated in the accompanying consolidated financial statements. The components of income tax expense, significant deferred tax assets and liabilities and a reconciliation of CPSI’s income tax expense to the statutory federal rate are reflected in the tables below.
     Income tax expense of CPSI for the years ended December 31, 2008, 2007 and 2006 is comprised of the following:

		(in thousands)
	2008	2007	2006
Current tax expense (benefit):
Federal	$(10,417)	$7,929	$13,242
State	56	1,401	2,040

	(10,361)	9,330	15,282

Deferred tax expense (benefit):
Federal	11,063	(14,187)	(2,641)
State	72	(2,587)	(482)

	11,135	(16,774)	(3,123)

Total income tax expense	774	(7,444)	12,159
Income tax expense — discontinued operations	(1,064)	(1,839)	(8,554)

Income tax expense (benefit) — continuing operations	(290)	(9,283)	3,605

     In 2008, 2007 and 2006, income tax expense resulting from condominium conversion unit sales was allocated to discontinued operations (see Note 7).
     The components of CPSI’s deferred income tax assets and liabilities at December 31, 2008 and 2007 were as follows:

	(in thousands)
	2008	2007
Deferred tax assets:
Real estate asset basis differences	$84	$128
Impairments	44,550	17,466
Deferred revenue	1,971	1,795
Allowance for doubtful accounts	737	321
Accrued liabilities	340	458

	$47,682	$20,168

Deferred tax liabilities:
Real estate asset basis differences	(4,088)	(271)

	(4,088)	(271)

Net deferred tax assets, before valuation allowance	$43,594	$19,897

Valuation allowance	(34,283)	—

Net deferred tax assets, included in other assets	$9,311	$19,897

     As of December 31, 2008, CPSI had a net deferred tax asset, before valuation allowance, of approximately $43.6 million, which resulted primarily from the impairment charges recorded during each of the years ended December 31, 2008 and 2007. CPSI has evaluated whether it is more likely than not that it will be able to recover its net deferred tax asset based on projections of future taxable income and CPSI’s ability to carry back losses to prior periods. Based on this evaluation, CPSI expects that it is more likely than not that CPSI will be able to recover approximately $9.3 million of its net deferred tax asset. The portion of the net deferred tax asset that CPSI deems recoverable approximates the amount of unutilized carryback potential to the 2007 tax year. Accordingly, CPSI has established a partial valuation allowance for the portion of the net deferred tax asset in excess of the amount that it is able to recover through the known 2007 carryback.

     Reconciliations of the 2008 and 2007 effective tax rates of CPSI to the federal statutory rate are detailed below. As shown above, a portion of the 2008 and 2007 income tax expense was allocated to discontinued operations.

	2008	2007

Federal tax rate	35.00%	35.00%

Valuation reserve	(35.87%)	—
State income tax, net of federal income tax benefit	(0.1%)	4.09%
Other	0.07%	2.78%

CPSI provision for income taxes	(0.9%)	41.87%

     For the years ended December 31, 2008 and 2007, other expenses included estimated state franchise and other taxes, including the franchise tax in Tennessee and the margin-based tax in Texas.
19. Leasing Operations
     CRLP’s business includes leasing and management of multifamily, office, and retail property. For properties owned by CRLP, minimum rentals due in future periods under noncancelable operating leases extending beyond one year at December 31, 2008 are as follows:

(in thousands)
2009	$25,863
2010	26,413
2011	26,190
2012	23,693
2013	21,980
Thereafter	133,683

$257,822

     The noncancelable leases are with tenants engaged in retail and office operations in Alabama, Florida and North Carolina. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2008 balance sheet. However, financial difficulties of tenants could impact their ability to make lease payments on a timely basis which could result in actual lease payments being less than amounts shown above. Leases with residents in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of CRLP’s land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.
     Rental income from continuing operations for 2008, 2007 and 2006 includes percentage rent of $0.4 million, $0.9 million and $1.0 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.
20. Commitments, Contingencies, Guarantees and Other Arrangements
     Commitments and Contingencies
     CRLP is involved in a contract dispute with a general contractor in connection with construction costs and cost overruns with respect to certain of its for-sale projects, which are being developed in a joint venture in which CRLP is a majority owner. The contractor is affiliated with CRLP’s joint venture partner.
•	In connection with the dispute, in January 2008, the contractor filed a lawsuit against CRLP alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, and is seeking $10.3 million in damages, plus consequential and punitive damages.

•	Certain of the subcontractors, vendors and other parties, involved in the projects, including purchasers of units, have also made claims in the form of lien claims, general claims or lawsuits. CRLP has been sued by purchasers of certain condominium units alleging breach of contract, fraud, construction deficiencies and misleading sales practices. Both compensatory and punitive damages are sought in these actions. Some of these claims have been resolved by negotiations and mediations, and others may also be similarly resolved. Some of these claims will likely be arbitrated or litigated to conclusion.
     CRLP is continuing to evaluate its options and investigate these claims, including possible claims against the contractor and other parties. CRLP intends to vigorously defend itself against these claims. However, no prediction of the likelihood, or amount, of any resulting loss or recovery can be made at this time and no assurance can be given that the matter will be resolved favorably.
     In connection with certain retail developments, CRLP has received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. CRLP has guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds. The total amount outstanding on these bonds is approximately $13.5 million and $11.3 million at December 31, 2008 and December 31, 2007, respectively. At December 31, 2008 and December 31, 2007, no liability was recorded for these guarantees.
     In April 2008, the Nord du Lac community development district (the “CDD”), a third-party governmental entity, issued $24.0 million of special assessment bonds. The funds from this bond issuance will be used by the CDD to construct infrastructure for the benefit of the Colonial Pinnacle Nord du Lac development. In accordance with EITF 91-10, CRLP recorded restricted cash and other liabilities for the $24.0 million bond issuance. This transaction has been treated as a non-cash transaction in CRLP’s Consolidated Statement of Cash Flows for the twelve months ended December 31, 2008. During 2008, CRLP sold land for $3.8 million to the CDD for the construction of infrastructure, resulting in a $3.8 million decrease in restricted cash. As previously discussed, CRLP postponed future development activities, including this development and has reclassified the amount spent to date from an active development to a future development. Interest payments on the bonds for 2009 will be made from a capitalized interest account funded with bond proceeds. Thereafter, repayment of the bonds will be funded by special assessments on the property owner(s) within the CDD. The first special assessment is expected to be due on or about December 31, 2009. As the property owner, CRLP intends to fund the special assessments from payments by tenants in the development. Until Colonial Pinnacle Nord du Lac is developed and leased, it is not expected to generate sufficient tenant revenues to support the full amount of the special assessments, in which case CRLP would be obligated pay the special assessments to the extent not funded through tenant payments. The special assessments are not a personal liability of the property owner, but constitute a lien on the assessed property. In the event of a failure to pay the special assessments, the CDD would have the right to force the sale of the property included in the project. CRLP is continuing to evaluate various alternatives for this development.
     In connection with the commercial joint venture transactions (see Note 2) above, CRLP assumed certain contingent obligations for a total of $15.7 million, of which $6.8 million remains outstanding as of December 31, 2008.
     In January 2008, CRLP received notification related to an unclaimed property audit for the States of Alabama and Tennessee. As of December 31, 2008, CRLP has accrued an estimated liability.
     CRLP is a party to various legal proceedings incidental to its business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect the financial position or results of operations or cash flows of CRLP.
     Guarantees and Other Arrangements
     During April 2007, CRLP committed with its joint venture partner to guarantee up to $7.0 million of a $34.1 million construction loan obtained by the Colonial Grand at Traditions Joint Venture. CRLP and its joint venture partner each committed to provide 50% of the guarantee. Construction at this site is substantially complete as the project was placed into service during 2008. As of December 31, 2008, the joint venture had drawn $32.9 million on the construction loan, which matures in April 2010. At December 31, 2008, no liability was recorded for the guarantee.
     During November 2006, CRLP committed with its joint venture partner to guarantee up to $17.3 million of a $34.6 million construction loan obtained by the Colonial Promenade Smyrna Joint Venture. CRLP and its joint venture partner each committed to provide 50% of the $17.3 million guarantee, as each partner has a 50% ownership interest in the joint venture. Construction at this site is substantially complete as the project was placed into service during 2008. As of December 31, 2008, the Colonial Promenade Smyrna Joint Venture had drawn $32.5 million on the construction loan, which matures in December 2009. At December 31, 2008, no liability was recorded for the guarantee.

     During February 2006, CRLP committed to guarantee up to $4.0 million of a $27.4 million construction loan obtained by the Colonial Grand at Canyon Creek Joint Venture. Construction at this site is complete as the project was placed into service during 2007. As of December 31, 2008, the joint venture had drawn $27.4 million on the construction loan, which matures in March 2009. At December 31, 2008, no liability was recorded for the guarantee.
     During September 2005, in connection with the acquisition of CRT with DRA, CRLP guaranteed approximately $50.0 million of third-party financing obtained by the DRA/CRT JV with respect to 10 of the CRT properties. During 2006, seven of the ten properties were sold. The DRA/CRT JV is obligated to reimburse CRLP for any payments made under the guaranty before making distributions of cash flows or capital proceeds to the DRA/CRT JV partners. As of December 31, 2008, this guarantee, which matures in January 2010, had been reduced to $17.4 million, as a result of the pay down of the associated collateralized debt from the sales of assets. At December 31, 2008, no liability was recorded for the guarantee.
     In connection with the formation of Highway 150 LLC in 2002, CRLP executed a guarantee, pursuant to which CRLP serves as a guarantor of $1.0 million of the debt related to the joint venture, which is collateralized by the Colonial Promenade Hoover retail property. CRLP’s maximum guarantee of $1.0 million may be requested by the lender, only after all of the rights and remedies available under the associated note and security agreements have been exercised and exhausted. At December 31, 2008, the total amount of debt of the joint venture was approximately $16.4 million and matures in December 2012. At December 31, 2008, no liability was recorded for the guarantee.
     In connection with the contribution of certain assets to CRLP, certain partners of CRLP have guaranteed indebtedness of CRLP totaling $26.5 million at December 31, 2008. The guarantees are held in order for the contributing partners to maintain their tax deferred status on the contributed assets. These individuals have not been indemnified by CRLP.
     As discussed above, in connection with certain retail developments, CRLP has received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. CRLP has guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds.
21. Related Party Transactions
     The Trust has implemented a specific procedure for reviewing and approving related party construction activities. CRLP historically has used Brasfield & Gorrie LLC, a construction company controlled by Mr. M. Miller Gorrie (a trustee of the Trust), to manage and oversee certain of its development, re-development and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, CRLP negotiates the fees and contract prices of each development, re-development or expansion project with this company in compliance with the Trust’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors who have demonstrated an ability to consistently deliver a quality product at a fair price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Trust) presents each project to the independent members of the Executive Committee of the Board of Trustees of the Trust for final approval.
     CRLP paid $50.6 million, $77.0 million and $59.2 million for property construction costs to Brasfield & Gorrie LLC during the years ended December 31, 2008, 2007 and 2006, respectively. Of these amounts, $38.4 million, $67.0 million and $53.1 million was then paid to unaffiliated subcontractors for the construction of these development projects during 2008, 2007 and 2006, respectively. CRLP had $0.6 million, $6.5 million and $9.6 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2008, 2007 and 2006, respectively. Mr. Gorrie has a 3.8% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the Executive Committee of the Trust’s Board of Trustees consistent with the procedure described above.
     CRLP also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013. The amended lease provides for aggregate remaining lease payments of approximately $3.2 million from 2009 through the end of the extended lease term. The amended lease also provides the tenant with a right of first refusal to lease additional vacant space in the same building in certain circumstances. The underlying property was contributed to a joint venture during 2007 in which CRLP retained a 15% interest. CRLP continues to manage the underlying property. The aggregate amount of rent paid under the lease was approximately $0.5 million, $0.6 million and $0.5 million during 2008, 2007 and 2006, respectively.

     From 1993 through 2006, CRLP leased space to certain entities in which Mr. Thomas H. Lowder (the Trust’s Chairman and Chief Executive Officer) and Mr. James K. Lowder (a trustee of the Trust), have an interest. CRLP received market rent from these entities of approximately $2.0 million during the year ended December 31, 2006. Additionally, CRLP entered into management and leasing services agreements with certain entities in which Mr. Thomas H. Lowder and Mr. James K. Lowder had an interest. CRLP received fees from these entities under these existing arrangements of approximately $15,000 during the year ended December 31, 2006.
     Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and his family members and James Lowder and his family members each has a 50%ownership interest), has provided insurance risk management, administration and brokerage services for CRLP. As part of this service, CRLP placed insurance coverage with unaffiliated insurance brokers and agents, including Hilb, Rogal & Hobbs, Colonial Insurance Agency, McGriff Siebels & Williams and Marsh, USA, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $5.0 million, $7.8 million and $4.8 million for 2008, 2007 and 2006, respectively. The aggregate amounts paid by CRLP to Colonial Insurance Agency for these services during the years ended December 31, 2008, 2007 and 2006 were $0.5 million, $0.6 million and $0.5 million, respectively. Neither Mr. T. Lowder nor Mr. J. Lowder has received any commissions related to these premiums..
     Other than the Trust’s specific procedure for reviewing and approving related party construction activities, CRLP has not adopted a formal policy for the review and approval of related persons’ transactions generally. Pursuant to its charter, the Trust’s audit committee reviews and discusses with management and its independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of CRLP’s financial statements. These policies and practices may not be successful in eliminating the influence of conflicts.
22. Subsequent Events
     Property Disposition
     On February 2, 2009, CRLP disposed of Colonial Promenade at Fultondale, a 159,000 square-foot (excluding anchor-owned) retail asset, located in Birmingham, Alabama. CRLP sold this asset for approximately $30.7 million, which included $16.9 million of seller-financing for a term of five years at an interest rate of 5.6%. The net proceeds were used to reduce the amount outstanding on CRLP’s unsecured credit facility.
     Financing Activities
     During the first quarter of 2009, CRLP expects to complete a $350 million secured credit facility to be originated by PNC ARCS LLC and repurchased by Fannie Mae (NYSE:FNM). The credit facility is expected to mature in 2019 and will have a fixed interest rate of 6.04%. The credit facility will be collateralized by 19 multifamily properties. The proceeds are expected to be used to pay down outstanding borrowings on CRLP’s unsecured line of credit, provide additional liquidity that can be used toward completion of the remaining ongoing developments and provide additional funding for CRLP’s unsecured bond repurchase program.
     In addition to the Fannie Mae facility, CRLP’s is continuing negotiations with Fannie Mae and Freddie Mac (NYSE:FRE) to provide additional secured financing of up to an additional $150 million with respect to certain of CRLP’s existing other multifamily properties. However, no assurance can be given that CRLP will be able to consummate these additional financing arrangements. Any proceeds received from these financing transactions would be used to provide additional liquidity for CRLP’s unsecured bond repurchase program and to provide liquidity for debt maturities through 2010.
     During February 2009, CRLP repurchased $71.3 million of its outstanding unsecured senior notes in separate transactions under CRLP’s previously announced $500 million unsecured senior note repurchase program at an average 28.7% discount to par value, which represents a 12.7% yield to maturity. As a result of the repurchases, CRLP recognized an aggregate gain of approximately $19.7 million.
     Restructuring Charges
     During the first quarter of 2009, in an ongoing effort to focus on maintaining efficient operations of the current portfolio, the Trust reduced its workforce by an additional 32 employees through the elimination of certain positions resulting in an aggregate of $0.6 million in termination benefits and severance related charges. Of the $0.6 million in restructuring charges, approximately $0.2 million was associated with the Trust’s multifamily segment, $0.1 million with the Trust’s office segment and $0.3 million with the Trust’s retail segment.
     Distribution
     During January 2009, the Board of Trustees of the Trust declared a cash distribution on the CRLP common units in the amount of $0.25 per partnership unit, totaling an aggregate of approximately $14.3 million. The distribution was made to partners of record as of February 9, 2009, and was paid on February 17, 2009. Moreover, in light of recent Internal Revenue procedure changes, the Board of Trustees of the Trust is currently considering paying future distributions to its shareholders, beginning in May 2009, in a combination of common shares and cash. No decisions have been made at this time as to the manner in which distributions will be paid to unitholders in the event Trust shareholders receive distributions in cash and stock, as described above. This dividend and the alternative dividend structure are intended to allow us to retain additional capital, thereby strengthening our balance sheet. However, the Board of Trustees of the Trust reserves the right to pay any future distribution entirely in cash. The Board of Trustees of the Trust reviews the dividend quarterly, and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.
23. Quarterly Financial Information (Unaudited)
     The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2008 and 2007. The information provided herein has been reclassified in accordance with SFAS No. 144 for all periods presented.

2008
(in thousands, except per unit data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$88,834	$84,096	$86,157		$85,322
Income (loss) from continuing operations including noncontrolling interest	16,306	4,622	1,781		(98,373)
Income from discontinued operations including noncontrolling interest	5,435	10,430	34,474		(25,278)
Net income (loss)	21,741	15,052	36,255		(123,651)
Distributions to preferred unitholders	(4,315)	(3,993)	(3,850)		(3,866)
Preferred share issuance costs write-off	(184)	(83)	240		—
Net income (loss) available to common unitholders	17,242	10,976	32,645		(127,517)

Net income (loss) per unit:
Basic	$0.30	$0.19	$0.57	$	(2.22)
Diluted	$0.30	$0.19	$0.57	$	(2.22)

Weighted average common units outstanding:
Basic	56,868	56,876	56,922		56,904
Diluted	57,029	57,021	56,922		56,904

2007
(in thousands, except per unit data)
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenues	$125,611	$120,012	$89,805	$87,511
Income (loss) from continuing operations including noncontrolling interest	4,786	(16,143)	(18,017)	8,032
Income from discontinued operations including noncontrolling interest	40,652	40,726	14,677	1,975
Net income	45,438	24,583	(3,340)	10,007
Distributions to preferred unitholders	(6,303)	(5,683)	(4,352)	(4,351)
Preferred share issuance costs write-off	—	(330)	(30)	—
Net income available to common unitholders	39,135	18,570	(7,722)	5,656

Net income (loss) per unit:
Basic	$0.69	$0.26	$(0.14)	$0.10
Diluted	$0.69	$0.26	$(0.14)	$0.10

Weighted average common units outstanding:
Basic	56,543	56,706	56,793	56,849
Diluted	56,543	57,044	56,793	57,149

Report of Independent Registered Public Accounting Firm
To the Board of Trustees of Colonial Properties Trust
  and Partners of Colonial Realty Limited Partnership:
     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Colonial Realty Limited Partnership (the “Company”) at December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2) of the Company’s 2008 Annual Report on Form 10-K (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 11, beginning January 1, 2009, the Company changed the manner in which it manages its business, which changed the disclosure surrounding its reportable segments. As discussed in Note 14, the Company changed the manner in which it accounts for and presents its noncontrolling interests effective January 1, 2009. As discussed in Note 3, the Company changed the manner in which it computes net income per common unit effective January 1, 2009. As discussed in Note 6, the Company has reflected the impact of properties sold subsequent to January 1, 2009 in discontinued operations.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
February 27, 2009, except for the effects of the changes in disclosure for reportable segments discussed in Note 11, the changes in noncontrolling interest discussed in Note 14, changes in earnings per unit discussed in Note 3, and changes in items reflected in discontinued operations discussed in Note 6, collectively as to which the date is May 21, 2009.